File No. 33-


             SECURITIES AND EXCHANGE COMMISSION
                   WASHINGTON, D.C. 20549
                          FORM S-4
              REGISTRATION STATEMENT UNDER THE
                   SECURITIES ACT OF 1933

                        AMBANC CORP.
   (Exact name of Registrant as specified in its charter)

                           INDIANA
               (State or other jurisdiction of
               incorporation or organization)

                            6711
                (Primary Standard Industrial
                 Classification Code Number)

                         35-1525227
            (I.R.S. Employer Identification No.)

                  302 MAIN STREET, BOX 556
        VINCENNES, INDIANA 47591-0556; (812) 885-6418
     (Address, including Zip Code, and telephone number,
       including area code, of registrant's principal
                     executive offices)

                 ROBERT G. WATSON, PRESIDENT
                        AMBANC CORP.
                  302 MAIN STREET, BOX 556
        VINCENNES, INDIANA 47591-0556; (812) 885-6418
             (Name, address, including Zip Code,
               and telephone number, including
              area code, of agent for service)

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration
Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General
Instruction G, check the following box. [ ]

                    Calculation of Registration Fee

                                                   Proposed
Title of each class          Proposed          maximum
of securities to beAmount to bemaximum offeringaggregate offeringAmount of
registered(1)registered(2)price per unit(3)   price(3) registration fee

Common Shares
 $10.00 Par    636,504 shares   $15.52    $9,878,542.00    $3,406.40
    Value

(1) This Registration Statement relates to securities of Registrant, issuable to holders of common stock of First Robinson Bancorp, Robinson, Illinois ("Robinson"), in the proposed merger of Robinson into a wholly owned subsidiary of Registrant.
(2) This represents the maximum number of shares to be offered.
(3) Estimated solely for the purposes of calculating the registration fee based on the book value of the Common Stock of Robinson as of March 31, 1995, in accordance with Rule 457(f)(2) of the General Rules and Regulations under the Securities Act of 1933.


The Registrant hereby amends this Registration
Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration
Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                        AMBANC CORP.
                    Cross Reference Sheet

A.  Information about the Transaction

    Item  1 - Forepart of
    Registration Statement
    and Outside Front Cover
    Page of Prospectus           Outside Front Cover Page

    Item 2 - Inside Front
    and Outside Back Cover
    Pages of Prospectus          Available Information,
                                 Table of Contents

    Item 3 - Risk Factors,
    Ratio of Earnings to
    Fixed Charges and Other
    Information                  Prospectus Summary

    Item 4 - Terms of the
    Transaction                  Description of AMBANC
                                 Capital Stock; Comparison
                                 of Robinson Common Stock
                                 and AMBANC Common Stock

    Item 5 - Pro Forma
    Financial Information        Pro Forma Financial Data

    Item 6 - Material
    Contracts with the
    Company Being Acquired       The Merger -- Background
                                 and Reasons for the
                                 Merger

    Item 7 - Additional
    Information Required for
    Reoffering by Persons
    and Parties Deemed to be
    Underwriters                 *

    Item 8 - Interests of
    Named Experts and
    Counsel                      Experts

    Item 9 - Disclosure of
    Commission Position on
    Indemnification for
    Securities Act
    Liabilities                  *

B.  Information about the Registrant

    Item 10 - Information
    with Respect to S-3
    Registrants                  *

    Item 11 - Incorporation
    of Certain Information
    by Reference                 *

    Item 12 - Information
    with Respect to S-2 or
    S-3 Registrants              Information About AMBANC

    Item 13 - Incorporation
    of Certain Information
    by Reference                 Incorporation of Certain
                                 Documents by Reference

    Item 14 - Information
    with Respect to Other
    Than S-3 or S-2
    Registrants                  *

C.  Information about The Company Being Acquired

    Item 15 - Information
    with Respect to S-3
    Companies                    *

    Item 16 - Information
    with Respect to S-2
    and S-3 Companies            *

    Item 17 - Information
    with Respect to
    Companies Other Than
    S-3 or S-2 Companies         Information About
                                 Robinson

D.  Voting and Management Information

    Item 18 - Information
    if Proxies, Consents
    or Authorizations are
    to be Solicited              Information Concerning
                                 the Special Meeting; THE
                                 MERGER -- Management of
                                 AMBANC After the Merger;
                                 Rights of Dissenting
                                 Shareholders; Information
                                 About AMBANC; Information
                                 About Robinson;
                                 Incorporation of Certain
                                 Documents by Reference

    Item 19 - Information
    if Proxies, Consents
    or Authorizations are
    not to be Solicited in
    an Exchange Offer            *

*   Omitted because item is inapplicable or answer to
    item is negative

                   FIRST ROBINSON BANCORP

                    300 WEST MAIN STREET
                  ROBINSON, ILLINOIS 62454

          NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                  TO BE HELD        , 1995

      Notice is hereby given that a Special Meeting of
Shareholders of First Robinson Bancorp ("Robinson")
will be held at the principal office of The First
National Bank in Robinson, 300 West Main Street,
Robinson, Illinois  62454, on        ,        , 1995,
at        .m. Robinson time (the "Special Meeting"),
for the following purposes:

           l.  To consider and vote upon a proposal to
      approve and adopt an Amended Agreement of Merger and Plan of Reorganization dated June 19, 1995, among AMBANC Corp. and Robinson and certain of their subsidiaries (the "Agreement of Merger"), and a Merger Agreement between Robinson and FRB
      Corp., a wholly owned subsidiary of AMBANC Corp., and joined in by AMBANC Corp., in the form attached to the Agreement of Merger as Appendix A, and to approve the transactions contemplated thereby, including the merger of Robinson with and into FRB Corp. (the "Merger").

           2.  To transact such other business as may
      properly come before the Special Meeting or any adjournment or adjournments thereof.

      Notice also is hereby given that Robinson shareholders have rights of dissent pursuant to the Illinois Business Corporation Act of 1983, as amended.
The procedures for perfecting rights of dissent are set forth in section 11.70 Of the Illinois Business
Corporation Act. Robinson shareholders who do not vote in favor of the Merger and who demand payment for their shares of Robinson Common Stock in accordance with
Section 11.70 of the Illinois Business Corporation Act may receive payment for the fair value of their shares of Robinson Common Stock as determined pursuant to
Section 11.70.  A copy of Section 11.70 of the Illinois
Business Corporation Act is attached as Appendix B to this Prospectus/Proxy Statement.

      Holders of Robinson Common Stock of record at the close of business on August , 1995, are entitled to notice of and to vote at the Special Meeting or any adjournment or adjournments thereof.

      SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN
PERSON.  ALL SHAREHOLDERS, EVEN IF THEY PLAN TO ATTEND
THE MEETING, ARE REQUESTED TO COMPLETE, SIGN, AND DATE
THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE

ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED
IN THE UNITED STATES.

                                 BY ORDER OF THE BOARD OF
                                 DIRECTORS


                                 David L. Musgrave,
                                 President
August  , 1995
Robinson, Illinois

                        AMBANC CORP.

                         PROSPECTUS


                   FIRST ROBINSON BANCORP

                       PROXY STATEMENT

      This Prospectus/Proxy Statement relates to the proposed merger (the "Merger") of First Robinson
Bancorp, Robinson, Illinois ("Robinson"), into FRB
Corp., a wholly owned subsidiary of AMBANC Corp., Vincennes, Indiana ("AMBANC"), pursuant to and in accordance with an Amended Agreement of Merger and Plan of Reorganization, dated June 19, 1995, among AMBANC,
Robinson, FRB Corp., The First National Bank in
Robinson and Farmers' State Bank of Palestine. AMBANC is the parent company of The American National Bank of Vincennes, Indiana, Citizens' National Bank of Linton,
Indiana; Farmers' State Bank of Palestine, Illinois
("Farmers'"); and Bank of Casey, Illinois. Robinson is the parent company of The First National Bank in Robinson, Illinois ("First National"). Immediately prior to and as an integral part of the Merger, Farmers' will merge with and into First National. In addition, following the Merger, FRB Corp. will be merged into AMBANC, with the result that First National will become a wholly owned subsidiary of AMBANC.

      If the proposed Merger is consummated, each
outstanding share of common stock of Robinson, no par
value per share ("Robinson Common Stock"), other than
shares as to which dissenters' rights under the
Illinois Business Corporation Act have been perfected,
will be converted into the right to receive 5.3398
shares of Common Stock of AMBANC, $10.00 par value per
share ("AMBANC Common Stock").  No fractional shares of
AMBANC Common Stock will be issued.  Robinson
shareholders will receive in lieu of any fractional
share interest to which they otherwise would be
entitled an amount in cash equal to the product of the
fractional share interest multiplied by $32.00.  The
most recent sales transaction in AMBANC Common Stock,
as reported on NASDAQ, was on        , 1995 at $
per share. The Merger is subject to the approval of the holders of two-thirds of the shares of the Robinson
Common Stock eligible to vote thereon and to the satisfaction of certain other conditions, including obtaining various regulatory approvals. For a more complete description of the Merger, see "THE MERGER."

      The Special Meeting of the shareholders of Robinson will be held at the principal office of The
First National Bank in Robinson, 300 West Main Street,

Illinois 62454, at        .m., Robinson time, on
      ,        , 1995 to (a) consider the Merger
proposal, and (b) transact such other business as may properly come before the meeting. This
Prospectus/Proxy Statement constitutes both a
Prospectus of AMBANC covering the AMBANC Common Stock to be issued by it pursuant to the Merger and a Proxy
Statement in connection with the solicitation by the Board of Directors of Robinson of proxies to be voted at the Special Meeting.


      THESE SECURITIES HAVE NOT BEEN APPROVED OR
DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
OR ANY STATE SECURITIES COMMISSION NOR HAS THE
SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT.  ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      The date of this Prospectus/Proxy Statement is August , 1995.

                    AVAILABLE INFORMATION

      AMBANC is subject to the informational
requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"). Accordingly, AMBANC files proxy statements, annual and quarterly reports, and other information with the Securities and Exchange
Commission (the "Commission"). Those proxy statements, reports, and other information may be inspected and copied at prescribed rates, at the public reference facilities maintained by the Commission at the addresses set forth below.

      AMBANC has filed with the Commission a
Registration Statement under the Securities Act of
1933, as amended (the "1933 Act"), covering the shares of AMBANC Common Stock to be issued in connection with the Merger. This Proxy Statement also constitutes the Prospectus of AMBANC filed as part of that Registration
Statement. This Proxy Statement does not contain all of the information set forth in the Registration
Statement. The Registration Statement and the exhibits thereto can be inspected at the Commission's public reference room, Room 1024, 450 Fifth Street, N.W.,
Judiciary Plaza, Washington, D.C. 20549, as well as the
Commission's regional offices located at:  7 World
Trade Center, Suite 1300, New York, New York 10048; and
Suite 1400, 500 West Madison Street, Chicago, Illinois
60661.

               -------------------------------

                   SOURCES OF INFORMATION

      The information in the above-described
Registration Statement, including this Prospectus/Proxy
Statement, concerning AMBANC and its affiliates, on the one hand, and concerning Robinson and its affiliates, on the other hand, has been supplied by management of the respective companies.

               -------------------------------

      NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR
TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS
PROSPECTUS/PROXY STATEMENT IN CONNECTION WITH THE
SOLICITATION OR OFFERING MADE HEREBY AND, IF GIVEN OR
MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE
RELIED UPON AS HAVING BEEN AUTHORIZED BY AMBANC OR
ROBINSON.  THIS PROSPECTUS/PROXY STATEMENT DOES NOT
CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN
OFFER TO PURCHASE, ANY SECURITIES, OR THE SOLICITATION
OF A PROXY, IN ANY JURISDICTION IN WHICH, OR TO ANY
PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR
SOLICITATION.  NEITHER THE DELIVERY OF THIS

PROSPECTUS/PROXY STATEMENT NOR ANY DISTRIBUTION OF THE
SECURITIES MADE HEREUNDER SHALL, UNDER ANY
CIRCUMSTANCES, CREATE ANY INFERENCE OR IMPLICATION THAT
THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF AMBANC
OR ROBINSON SINCE THE DATE HEREOF.

       INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      AMBANC's 1994 Annual Report to Shareholders and its Quarterly Report on Form 10-Q for the quarter ended
March 31, 1995, are being delivered with this prospectus. Pages 4, 6, 7 through 47, and 49 through
50 of the Annual Report, together with AMBANC's Annual
Report on Form 10-K for the year ended December 31, 1994, the Quarterly Report on Form 10-Q for the quarter ended March 31, 1995, and all other reports filed pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the Form
10-K referred to above, are incorporated herein by reference. Except as set forth in this Prospectus/Proxy Statement, there have been no material changes in the information set forth in such Reports.

      Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus/Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus/Proxy Statement.

      THIS PROSPECTUS/PROXY STATEMENT INCORPORATES BY
REFERENCE DOCUMENTS RELATING TO AMBANC WHICH ARE NOT
PRESENTED HEREIN OR DELIVERED HEREWITH.  THESE
DOCUMENTS (EXCLUDING UNINCORPORATED EXHIBITS) ARE
AVAILABLE WITHOUT CHARGE TO EACH PERSON (INCLUDING ANY
BENEFICIAL OWNER) TO WHOM THIS PROXY STATEMENT IS
DELIVERED UPON WRITTEN OR ORAL REQUEST TO INVESTOR
RELATIONS, AMBANC CORP., 302 MAIN STREET, BOX 556,
VINCENNES, INDIANA 47591-0556 (812) 885-6418.  IN ORDER
TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST
SHOULD BE MADE BY        , 1995.

                      TABLE OF CONTENTS


AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . 10

SOURCES OF INFORMATION . . . . . . . . . . . . . . . . . . 10

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE. . . . . . 12

INTRODUCTION . . . . . . . . . . . . . . . . . . . . . . . 17

SUMMARY OF PROSPECTUS/PROXY STATEMENT. . . . . . . . . . . 19
   THE SPECIAL MEETING . . . . . . . . . . . . . . . . . . 19
   PARTIES TO THE MERGER . . . . . . . . . . . . . . . . . 19
   THE MERGER. . . . . . . . . . . . . . . . . . . . . . . 21

INFORMATION CONCERNING THE SPECIAL MEETING . . . . . . . . 32
   GENERAL . . . . . . . . . . . . . . . . . . . . . . . . 32
   VOTES REQUIRED. . . . . . . . . . . . . . . . . . . . . 32
   PROXIES . . . . . . . . . . . . . . . . . . . . . . . . 33
   SOLICITATION OF PROXIES . . . . . . . . . . . . . . . . 33

THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . 33
   BACKGROUND AND REASONS FOR THE MERGER . . . . . . . . . 33
   RECOMMENDATION OF THE BOARD OF DIRECTORS. . . . . . . . 35
   THE ACQUISITION AGREEMENTS. . . . . . . . . . . . . . . 36
   ACCOUNTING TREATMENT. . . . . . . . . . . . . . . . . . 42
   FEDERAL INCOME TAX CONSEQUENCES . . . . . . . . . . . . 42
   REGISTRATION STATEMENT. . . . . . . . . . . . . . . . . 43
   TRANSFER RESTRICTIONS . . . . . . . . . . . . . . . . . 44
   MANAGEMENT OF AMBANC AFTER THE MERGER . . . . . . . . . 44
   REGULATORY MATTERS. . . . . . . . . . . . . . . . . . . 44
   RIGHTS OF DISSENTING SHAREHOLDERS . . . . . . . . . . . 45
   OPINION OF FINANCIAL ADVISOR TO ROBINSON. . . . . . . . 46

PRO FORMA FINANCIAL DATA AMBANC AND ROBINSON . . . . . . . 49

INFORMATION ABOUT AMBANC . . . . . . . . . . . . . . . . . 56

INFORMATION ABOUT ROBINSON . . . . . . . . . . . . . . . . 56
   GENERAL . . . . . . . . . . . . . . . . . . . . . . . . 56
   EMPLOYEES . . . . . . . . . . . . . . . . . . . . . . . 57
   COMPETITION . . . . . . . . . . . . . . . . . . . . . . 57
   REGULATION AND SUPERVISION. . . . . . . . . . . . . . . 57
   PROPERTIES. . . . . . . . . . . . . . . . . . . . . . . 58
   DESCRIPTION OF ROBINSON CAPITAL STOCK . . . . . . . . . 59
   DIVIDENDS . . . . . . . . . . . . . . . . . . . . . . . 60
   STOCK OWNERSHIP OF, AND EFFECT OF MERGER ON,
      MANAGEMENT AND PRINCIPAL SHAREHOLDERS. . . . . . . . 60

DESCRIPTION OF AMBANC CAPITAL STOCK. . . . . . . . . . . . 87
   AUTHORIZED BUT UNISSUED SHARES. . . . . . . . . . . . . 87
   COMMON STOCK. . . . . . . . . . . . . . . . . . . . . . 87

   PREFERRED STOCK . . . . . . . . . . . . . . . . . . . . 88
   ANTI-TAKEOVER PROVISIONS. . . . . . . . . . . . . . . . 89

COMPARISON OF ROBINSON COMMON STOCK AND AMBANC
   COMMON STOCK. . . . . . . . . . . . . . . . . . . . . . 93
   GENERAL . . . . . . . . . . . . . . . . . . . . . . . . 93
   NUMBER OF SHARES AUTHORIZED BUT UNISSUED. . . . . . . . 94
   PREFERRED STOCK . . . . . . . . . . . . . . . . . . . . 94
   DIVIDEND RIGHTS . . . . . . . . . . . . . . . . . . . . 94
   VOTING RIGHTS . . . . . . . . . . . . . . . . . . . . . 95
   LIQUIDATION RIGHTS. . . . . . . . . . . . . . . . . . . 96
   ABSENCE OF PREEMPTIVE RIGHTS. . . . . . . . . . . . . . 96
   ANTI-TAKEOVER PROVISIONS. . . . . . . . . . . . . . . . 96

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . 96

OTHER MATTERS. . . . . . . . . . . . . . . . . . . . . . . 97


APPENDICES:

APPENDIX A --
   Amended Agreement of Merger and Plan of
   Reorganization (including Merger Agreements attached thereto as Appendix A)

APPENDIX B --
   Provisions of Section 11.70 of the Illinois Business
   Corporation Act Governing Dissenters' Rights

APPENDIX C --
   Fairness Opinion of Kemper Securities, Inc.

APPENDIX D --
  Quarterly Report on Form 10-Q for the Quarter Ended
  March 31, 1995




MATERIALS DELIVERED WITH PROSPECTUS/PROXY STATEMENT:

   AMBANC Corp. 1994 Annual Report to Shareholders

                          MERGER OF

                   FIRST ROBINSON BANCORP

                            INTO

                         FRB CORP.,

                       A SUBSIDIARY OF

                        AMBANC CORP.



                     SPECIAL MEETING OF
                       SHAREHOLDERS OF
                   FIRST ROBINSON BANCORP
               TO BE HELD ON            , 1995



                        INTRODUCTION

      This Prospectus/Proxy Statement is being furnished
to shareholders of First Robinson Bancorp ("Robinson")
in connection with the solicitation of proxies by the
Board of Directors of Robinson to be voted at the
Special Meeting of Shareholders to be held on        ,
       , 1995, at        .m., Robinson, Illinois time,
at the principal office of The First National Bank in Robinson ("First National"), 300 West Main Street,
Robinson, Illinois 62454 (the "Special Meeting"). The purpose of the Special Meeting is to consider and vote upon a proposal to merge Robinson into FRB Corp., a wholly-owned subsidiary of AMBANC Corp. ("AMBANC")
(which transaction is hereafter referred to as the "Merger").

      The Merger proposal is in accordance with the Amended Agreement of Merger and Plan of Reorganization, dated June 19, 1995, among Robinson, AMBANC, FRB Corp.,
First National, and Farmers' State Bank of Palestine
("Farmers'") (the "Agreement of Merger") and the Merger
Agreement between Robinson and FRB Corp. and joined in by AMBANC (the "Merger Agreement") (which agreements are sometimes hereinafter collectively referred to as the "Acquisition Agreements").

      If the enclosed proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised. The proxy may be revoked by
(a) delivering to 300 West Main Street, Robinson,
Illinois 62454, (i) a written instrument revoking the proxy or (ii) a subsequently dated proxy, or (b) attending the Special Meeting and voting in person.

Unless revoked, the proxy will be voted at the meeting in accordance with the instructions of the shareholder as indicated on the proxy. If no instructions are given, the shares will be voted FOR the Merger and on other matters that may come before the meeting as recommended by the Directors.

      Consummation of the Merger is subject to approval by the vote of the holders of two-thirds of the outstanding shares of the common stock of Robinson
("Robinson Common Stock").  THE BOARD OF DIRECTORS OF
ROBINSON BELIEVES THAT THE MERGER IS IN THE BEST
INTEREST OF ROBINSON AND ITS SHAREHOLDERS AND
UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR
APPROVAL OF THE ACQUISITION AGREEMENTS. For information concerning the reasons for this recommendation see "THE MERGER."

            SUMMARY OF PROSPECTUS/PROXY STATEMENT

      The following is a brief summary of certain information contained in this Prospectus/Proxy
Statement. This summary is not intended to be complete and is qualified in all respects by the more detailed information appearing elsewhere in this
Prospectus/Proxy Statement. Shareholders are urged to review carefully the entire Prospectus/Proxy Statement, including the Appendices and other documents referred to herein.

THE SPECIAL MEETING         The Special Meeting is
                            scheduled to be held on
                                   ,        , 1995, at
                            the principal office of First
                            National at        .m., to
                            consider and vote upon
                            adoption of the Acquisition
                            Agreements.  Only
                            shareholders of record at the
                            close of business on
                            August  , 1995, will be
                            entitled to vote at the
                            Special Meeting.  On such
                            date, there were 119,200
                            shares of Robinson Common
                            Stock outstanding.  Each
                            share of Robinson Common
                            Stock will be entitled to one
                            vote on all matters to be
                            voted on at the Special
                            Meeting.  Approval of the
                            Agreements requires the
                            affirmative vote of the
                            holders of two-thirds of the
                            outstanding shares of
                            Robinson Common Stock.  See
                            "INFORMATION CONCERNING THE
                            SPECIAL MEETING."

PARTIES TO THE MERGER

    AMBANC . . . . . . . .  AMBANC is a multibank holding
                            company incorporated under
                            Indiana law in 1982 that owns
                            all the stock of (i) The
                            American National Bank of
                            Vincennes, Indiana,
                            (ii) Citizens' National Bank
                            of Linton, Indiana, (iii)
                            Farmers', (iv) Bank of Casey,
                            Illinois and (v) American

                           National Realty Corp., a
                           corporation that holds title
                           to certain real estate that is
                           or will be used for banking
                           offices.  At March 31, 1995,
                           AMBANC had total assets of
                           approximately $532,683,000,
                           total liabilities of
                           approximately $481,603,000 and
                           shareholders' equity of
                           approximately $51,080,000.
                           AMBANC's net income for the
                           twelve months ended
                           December 31, 1994, was
                           approximately $5,443,000 and
                           for the three months ended
                           March 31, 1995 was $1,410,000.
                           The mailing address and
                           telephone number of the
                           principal executive offices of
                           AMBANC are 302 Main Street,
                           Vincennes, Indiana 47591;
                           812/882-6418.  See
                           "INFORMATION ABOUT AMBANC."

    FRB CORP.. . . . . . .  FRB Corp., an Indiana
                            corporation and a wholly
                            owned subsidiary of AMBANC,
                            was formed by AMBANC solely
                            for the purpose of
                            facilitating AMBANC's
                            acquisition of Robinson.  The
                            mailing address and telephone
                            number of FRB Corp. are 302
                            Main Street, Vincennes,
                            Indiana 47591; 812/885-6418.

    ROBINSON . . . . . . .  Robinson is an Illinois
                            corporation that owns all of
                            the issued and outstanding
                            shares of First National, a
                            national banking association
                            that was originally chartered
                            in 1932.  Robinson was
                            incorporated in 1982.
                            Robinson's principal
                            executive offices are located
                            at 300 West Main Street,
                            Robinson, Illinois 62454 and
                            its telephone number is
                            618/544-8686.  At March 31,
                            1995, Robinson had total
                           assets of approximately
                           $105,529,000, and
                           shareholders' equity of
                           approximately $9,877,408.

THE MERGER

    GENERAL. . . . . . . .  The Acquisition Agreements,
                            which have been approved
                            unanimously by the Boards of
                            Directors of Robinson and
                            AMBANC, provide that Robinson
                            will be merged into FRB
                            Corp., with FRB being the
                            surviving corporation.  As a
                            result of the Merger, the
                            separate corporate existence
                            of Robinson will cease.  The
                            Acquisition Agreements also
                            provide that immediately
                            prior to the Merger, Farmers'
                            State Bank of Palestine,
                            Palestine, Illinois, a wholly
                            owned banking subsidiary of
                            AMBANC, will be merged into
                            First National with First
                            National surviving the
                            Merger.  Immediately
                            subsequent to the Merger, FRB
                            Corp. will be merged into
                            AMBANC, with AMBANC surviving
                            the merger.  As a consequence
                            of the Merger and the merger
                            of Farmers' State Bank of
                            Palestine into First
                            National, First National will
                            become a direct, wholly owned
                            banking subsidiary of AMBANC.
                            See "THE MERGER--The
                            Acquisition Agreements."  The
                            Acquisition Agreements are
                            hereby incorporated into this
                            Prospectus/Proxy Statement by
                            reference.

    MERGER
    CONSIDERATION. . . . .  On the effective date of the
                            Merger (the "Effective
                            Time"), each share of
                            Robinson Common Stock then
                            outstanding, other than
                            shares held by shareholders
                            of Robinson who perfect
                            dissenters' rights with
                           respect to the Merger under
                           Section 11.70 of the Illinois
                           Business Corporation Act, will
                           be converted into the right to
                           receive 5.3398 shares of
                           AMBANC Common Stock (the
                           "Exchange Ratio").  In lieu of
                           fractional shares, Robinson
                           shareholders will receive cash
                           for fractional share
                           interests, and the amount of
                           cash to be received will be
                           the product of the fractional
                           share interest multiplied by
                           $32.00.  See "THE
                           MERGER--Terms of the
                           Merger--Conversion of Robinson
                           Common Stock."

    THE BANK MERGER. . . .  Immediately prior to the
                            Merger, Farmers', a wholly
                            owned banking subsidiary of
                            AMBANC, will be merged into
                            First National (the "Bank
                            Merger").  The bank surviving
                            the Bank Merger will retain
                            the name "The First National
                            Bank in Robinson" and will
                            operate as a nationally
                            chartered bank under the
                            Articles of Association and
                            Bylaws of First National that
                            were in effect immediately
                            prior to the Bank Merger.
                            The main office of Farmers'
                            will become a branch of First
                            National.  As a consequence
                            of the Merger and the Bank
                            Merger, First National will
                            become a wholly-owned
                            subsidiary of AMBANC.  First
                            National and Farmers' have
                            applied to the Comptroller of
                            the Currency for approval of
                            the Bank Merger and the
                            approval of the Bank Merger
                            [has/has not yet] been
                            received.

    OPINION OF FINANCIAL
    ADVISOR. . . . . . . .  Kemper Securities, Inc.
                            reviewed financial and stock
                            trading information for both
                            AMBANC and Robinson in making
                            its evaluation.  Robinson has
                            received an opinion of Kemper
                            Securities that the Exchange
                            Ratio in the Merger is fair,
                            from a financial point of
                            view, to the holders of
                            Robinson Common Stock.  See
                            "THE MERGER--Opinion of
                            Financial Advisor to
                            Robinson" and the opinion of
                            Kemper Securities attached
                            hereto as Appendix C.

    RIGHTS OF DISSENTING
    SHAREHOLDERS . . . . .  Subject to certain
                            conditions, a shareholder of
                            Robinson who (a) before the
                            time the vote is taken on the
                            Merger at the Special
                            Meeting, delivers to Robinson
                            a written demand for payment
                            of his or her shares of
                            Robinson Common Stock, and
                            (b) does not vote in favor of
                            the Merger, will have the
                            right to receive in cash the
                            fair value of his or her
                            shares of Robinson Common
                            Stock as determined pursuant
                            to Section 11.70 of the
                            Illinois Business Corporation
                            Act.  See "THE MERGER--Rights
                            of Dissenting Shareholders"
                            and Appendix B to this
                            Prospectus/Proxy Statement.

    FEDERAL INCOME TAX
    CONSEQUENCES OF
    THE MERGER . . . . . .  The Merger will constitute a
                            tax-free reorganization to
                            Robinson, AMBANC, and FRB
                            Corp.  Shareholders of
                            Robinson will recognize no
                            gain or loss upon the
                            exchange of shares of
                            Robinson for shares of AMBANC
                            Common Stock.  Shareholders
                            of Robinson who receive cash
                            in exchange for shares of
                            Robinson Common Stock either
                            in lieu of a fractional
                            shares or because they have
                            perfected dissenters' rights
                            under the Illinois Business
                            Corporation Act will
                            recognize gain or loss upon
                            the receipt of cash for their
                            shares.  Cash received by
                            shareholders receiving cash
                            in lieu of fractional share
                            interests and cash received
                            by shareholders perfecting
                            dissenters' rights will be
                            treated as a distribution in
                            full payment of such
                            fractional share interests,
                            or shares surrendered in
                            exercise of dissenters'
                            rights, resulting in capital
                            gain or loss or ordinary
                            income or loss, as the case
                            may be, depending upon each
                            shareholder's particular
                            situation.  Shareholders
                            should read the discussion
                            under "THE MERGER -- Federal
                            Income Tax Consequences" and
                            are urged to consult their
                            own tax advisors.

    REGULATORY
    APPROVAL . . . . . . .  The Merger is subject to
                            approval by the Illinois
                            Commissioner of Banks & Trust
                            Companies ("ICB&TC").  AMBANC
                            has filed an application for
                            approval of the Merger with
                            the ICB&TC.  AMBANC also has
                            filed a notice regarding the

                            Merger with the Federal
                            Reserve Bank of St. Louis.
                            As of the date of this
                            Prospectus, the ICB&TC
                            [has/has not yet] approved
                            the Merger.  The Bank Merger
                            is subject to the approval of
                            the Office of the Comptroller
                            of the Currency (the "OCC").
                            As of the date of this
                            Prospectus, the OCC [has/has
                            not yet] approved the Bank
                            Merger.

    VOTES REQUIRED
    FOR APPROVAL . . . . .  The affirmative vote of the
                            holders of two-thirds of the
                            outstanding shares of
                            Robinson Common Stock is
                            required to approve the
                            Merger.  All of the Directors
                            of Robinson have agreed to
                            vote the shares of Robinson
                            Common Stock beneficially
                            owned by them in favor of
                            approval of the Acquisition
                            Agreements.  At July 1, 1995,
                            Robinson Common Stock
                            beneficially owned by
                            Directors and executive
                            officers represented
                            approximately 52.8 percent of
                            the shares entitled to vote
                            at the Special Meeting.  The
                            affirmative vote of AMBANC,
                            the sole shareholder of FRB
                            Corp., is also required to
                            approve the Acquisition
                            Agreements.  No vote of the
                            shareholders of AMBANC is
                            required to approve the
                            Acquisition Agreements.  See
                            "INFORMATION CONCERNING THE
                            SPECIAL MEETING--Votes
                            Required."

    MARKET DATA FOR
    COMMON STOCK . . . . .  AMBANC Common Stock became
                            listed on NASDAQ for the
                            first time on December 4,
                            1992.  The most recent sales
                            transaction prior to the
                            public announcement of the

                            Merger, as reported on
                            NASDAQ, occurred on
                            October 5, 1995, at a price
                            of $32.125 per share, and the
                            most recent sales transaction
                            prior to the date of this
                            Prospectus occurred at a
                            price of $        per share.
                            The most recent sales
                            transaction prior to June 19,
                            1995, the date of the
                            Acquisition Agreements, as
                            reported on NASDAQ. occurred
                            on June 16, 1995, at $32.50.
                            At July 1, 1995, AMBANC
                            Common Stock was held of
                            record by approximately 1,330
                            shareholders.  See
                            "INFORMATION ABOUT
                            AMBANC--Market and Dividend
                            Information for AMBANC Common
                            Stock."

                            There is no established
                            trading market for Robinson
                            Common Stock.  To the best
                            knowledge of Robinson
                            management, there were no
                            sales transactions in 1994
                            and there have been no sales
                            transactions in 1995 prior to
                            the date of this
                            Prospectus/Proxy Statement.
                            The most recent sales
                            transactions prior to the
                            date of this Prospectus and
                            the announcement of the
                            Merger occurred on
                            and involved         sales
                            transactions totalling
                                    shares at a price of
                            $        per share.  See
                            "INFORMATION ABOUT ROBINSON--
                            Description of Robinson
                            Capital Stock."  At July 1,
                            1995, Robinson Common Stock
                            was held of record by
                            approximately 146
                            shareholders.

    SUMMARY SELECTED
    FINANCIAL
    INFORMATION. . . . . .  The following tables set
                            forth (a) summary pro forma
                            financial information for
                            Robinson and AMBANC combined
                            as of and for the years ended
                            December 31, 1994, 1993 and
                            1992, and for the quarter
                            ended March 31, 1995,
                            (b) historical pro forma and
                            equivalent pro forma net
                            income, cash dividends and
                            book value of Robinson and
                            AMBANC on a per share basis
                            as of such dates and for such
                            periods, and (c) information
                            on the market value of AMBANC
                            Common Stock and Robinson
                            Common Stock as of
                            October 11, 1995, the date
                            preceding public announcement
                            of the proposed acquisition.
                            This information is derived
                            from and should be read in
                            conjunction with the
                            historical financial
                            statements of AMBANC and
                            Robinson that appear
                            elsewhere in this Prospectus
                            and with the pro forma
                            consolidated condensed
                            financial statements of
                            AMBANC, which give effect to
                            the Merger and which appear
                            in this Prospectus under the
                            caption "PRO FORMA FINANCIAL
                            INFORMATION."  The pro forma
                            consolidated condensed
                            financial information has
                            been prepared based on the
                            "pooling of interest" method
                            of accounting and on the
                            assumptions that 636,504
                            shares of AMBANC Common Stock
                            will be issued and that no
                            Robinson shareholder will
                            exercise dissenters' rights.
                            The historical financial
                            information of AMBANC and
                            Robinson has been combined
                            for each period presented.
                            The equivalent pro forma per
                            share information for
                            Robinson has been determined
                            by multiplying the AMBANC pro
                            forma per share information
                            by an assumed exchange ratio
                            of 5.3398.  Shareholders will
                            be resolicited with pro forma
                            data prepared assuming the
                            purchase method of accounting
                            in the event that the
                            proposed Merger of AMBANC and
                            Robinson does not qualify
                            under the pooling-of-interest
                            method of accounting and this
                            condition to the Merger is
                            waived.

                             AMBANC CORP.
            PRO FORMA CONSOLIDATED SELECTED FINANCIAL DATA
    (Dollar amounts in thousands, except share and per share data)


END OF PERIOD           March 31,   Dec. 31,      Dec. 31,      Dec. 31,
                        1995        1994          1993          1992

Total assets            $638,118    $625,240      $622,364      $610,407
Loans, net               405,751     386,790       355,631       318,481
Deposits                 563,992     550,844       550,350       544,098
Total share-
holders' equity           60,885      58,210        57,722        52,552

OPERATING RESULTS

Interest income          $11,550    $43,053     $41,758     $44,722
Net interest income        6,257     23,899      22,751      22,335
Provision for loan
losses                       146        338       1,492       1,495
Income before
cumulative
effect of accounting
change                     1,568      6,502       5,910       5,818
Dividends paid               546      1,951       1,703       1,581

PER SHARE DATA (A)


Income before
cumulative
effect of accounting
change

                           $ 0.52     $ 2.16      $ 1.97      $ 1.94
Dividends paid               0.18       0.65        0.57        0.53
Shareholders' equity        20.23      19.35       19.20       17.48

Weighted average
shares
outstanding             3,009,046  3,006,508   3,006,288   3,006,288
Ending shares
outstanding             3,009,059  3,008,676   3,006,288   3,006,288

(A) --Calculated assuming that 636,504 shares of AMBANC Corp. common stock will be issued to First Robinson Bancorp stockholders.

                HISTORICAL AND PRO FORMA PER SHARE DATA
                                                      First Robinson
                                 AMBANC        First     Bancorp.
                     AMBANC       Corp.      Robinson   Equivalent
                      Corp.   Pro Forma (A)  Bancorp.  Pro Forma (A)
March 31, 1995
Net income            $0.59       $0.52       $1.93        $2.78
Dividends paid         0.21        0.18        0.41         0.97
Shareholders'
  equity              21.53       20.23       82.86       108.04

December 31, 1994
Net income            $2.30       $2.16       $8.89       $11.55
Dividends paid         0.75        0.65        1.55         3.47
Shareholders'
  equity              20.69       19.35       76.96       103.31

December 31, 1993
Income before
  cumulative effect
  of accounting
  change              $2.18       $1.97       $6.22       $10.50
Dividends paid         0.65        0.57        1.43         3.02
Shareholders'
  equity              20.66       19.20       73.51       102.53

December 31, 1992
Net income            $2.08       $1.94       $7.38       $10.33
Dividends paid         0.60        0.53        1.31         2.81
Shareholders'
  equity              18.71       17.48       68.72        93.34

(A) --  Calculated assuming that 636,504 shares of AMBANC Corp.
        common stock will be issued to First Robinson Bancorp stockholders.

      The following table presents information as to the market value of AMBANC Common Stock and Robinson Common
Stock as of October 11, 1994, the date immediately prior to the date of the public announcement of the
Merger:

                MARKET VALUE OF COMMON STOCK

                                         ROBINSON
                  AMBANC (1)    Historical (2)   Equivalent
                  $32.125      $73.39             $171.54

(1) Based on last trade reported on NASDAQ prior to October 11, 1994.

(2) Based on book value as of September 30, 1994, the most recent date prior to October 11, 1994 for which information is available.

         INFORMATION CONCERNING THE SPECIAL MEETING

                           GENERAL

      Each copy of this Prospectus/Proxy Statement
mailed to a Robinson Shareholder is accompanied by a
proxy, which is solicited by the Board of Directors of
Robinson for use at the Special Meeting that will be
held at the principal office of First National, 300
West Main Street, Robinson, Illinois, at         .m.,
Robinson time, on        ,        , 1995, and at any
adjournment or adjournments thereof.  Shareholders of
Robinson who are the owners of Robinson Common Stock of
record at the close of business on        , 1995, will
be entitled to vote at the Special Meeting. On such date, there were 119,200 shares of Robinson Common
Stock outstanding and entitled to vote, with each such share entitled to one vote.

                       VOTES REQUIRED

      The presence at the Special Meeting, in person or by proxy, of the holders of a two-thirds of the outstanding shares of Robinson Common Stock will constitute a quorum. Each share of Robinson Common
Stock is entitled to one vote on any matter to come before the Special Meeting.

      The affirmative vote of the holders of two-thirds of the outstanding shares of Robinson Common Stock entitled to vote at the Special Meeting (at least
79,467 of the 119,200 shares of Robinson Common Stock outstanding) is required for approval and adoption of the Acquisition Agreements. Because two-thirds of all outstanding shares and not simply two-thirds of those shares voting is required to approve the Acquisition
Agreements, any abstentions will have the same effect as a vote against approval of the Acquisition
Agreements. All of the members of the Board of Directors of Robinson have agreed to vote all shares beneficially owned by them in favor of approval and adoption of the Acquisition Agreements at the Special
Meeting. At July 1, 1995, the Directors and executive officers of Robinson beneficially owned an aggregate of 62,881 shares of Robinson Common Stock, or 52.8 percent of the outstanding shares thereof. Accordingly, the vote of an additional 16,586 shares would be required to approve the Merger.

      The affirmative vote of AMBANC, the sole shareholder of FRB Corp., is also required for adoption of the Acquisition Agreements. AMBANC has agreed to vote all shares it holds of FRB Corp. in favor of the

Merger. No vote of the shareholders of AMBANC is required to approve the Acquisition Agreements.

                           PROXIES

      If the enclosed proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised. The proxy may be revoked by
(a) giving written notice of revocation to Robinson at (300 West Main Street, Robinson, Illinois 62454), (b) executing a subsequently dated proxy, or (c) attending the Special Meeting and voting in person. Unless revoked, the proxy will be voted at the meeting in accordance with the instructions of the shareholder as indicated on the proxy. If no instructions are given, the shares will be voted FOR the Merger and, on other matters that come before the meeting, as recommended by the Directors.

                   SOLICITATION OF PROXIES

      In addition to the use of the mails, Directors, officers, and certain employees of Robinson and First
National may, without additional compensation therefor, solicit proxies in person or by telephone. Robinson and AMBANC will bear the cost of soliciting proxies from shareholders of Robinson and the expense of preparing and printing this Prospectus/Proxy Statement.
See "THE MERGER--The Acquisition Agreements--Terms of the Merger--Expenses." Brokers and other custodians, nominees, and fiduciaries are requested to forward proxies and proxy soliciting materials to the beneficial owners of shares held of record by such persons and will be reimbursed for their reasonable expenses in so doing.

                         THE MERGER

            BACKGROUND AND REASONS FOR THE MERGER

      For the past several years, AMBANC has carefully been seeking out various acquisition alternatives as a means of expanding its customer base and enhancing shareholder value. This strategic plan led to the acquisition of Citizens' National Bank of Linton in August 1990; the merger of Patoka National Bank into
The American National Bank of Vincennes ("American
National") in January 1992; the acquisition of Farmers' in June 1993; the acquisition of Bank of Casey in June
1994; and the acquisition by American National of a thrift branch in Princeton, Indiana in March 1995.

      Robert G. Watson, Chairman of the Board and
President of AMBANC, initiated informal discussions with key management officials of Robinson in December
1993. After business investigations by AMBANC and Robinson of each other, and Board approval of the transaction, AMBANC and Robinson executed an Agreement and Plan of Merger on October 12, 1994. Subsequently,
AMBANC's management decided that it could best serve
Crawford County, Illinois, in which both Farmers' and First National have their main offices, by combining the two banks into a single bank. Therefore, on June 19, 1995, AMBANC and Robinson, together with certain of their subsidiaries, entered into the Acquisition Agreements, which provide for the merger of Farmers' into First National, with First National surviving the merger, immediately prior to the merger of Robinson into FRB Corp.



      The terms of the Merger, including the Exchange
Ratio, were the result of arms'-length negotiations between Robinson and AMBANC and their respective representatives. In the course of reaching its decision to approve the Merger, the Board of Directors of Robinson consulted with its legal and financial advisers, as well as with management of Robinson and, without assigning any relative or specific weights, considered numerous factors, including, but not limited to, the following:

      (1) The Merger would result in a tax deferred gain to Robinson's shareholders;

      (2) The Acquisition Agreements contain a "walk-away" right that would permit Robinson to terminate the Merger if the AMBANC stock price declined below $29.00;

      (3) A business combination with a larger bank holding company such as AMBANC would provide both greater short-term and long-term value to Robinson's shareholders than other alternatives available and would enhance
           Robinson's competitiveness and its ability to serve its depositors, customers and the communities in which it operates;

      (4) The economic conditions and prospects for the market in which Robinson operates, and competitive pressures in the financial services industry in general and the banking industry in particular;

      (5) The Merger offered Robinson's shareholders the prospect for higher dividends, a higher current trading value for their shares, greater liquidity for their shares and better prospects for future growth than if Robinson were to remain independent;

      (6)  The bank regulatory environment in general;

      (7) The business, results of operations, asset quality and financial condition of AMBANC, the future growth prospects of AMBANC and Robinson following the Merger and the potential synergies and cost savings expected to be realized from the Merger; and

      (8) The presentation of Robinson's financial advisor, Kemper Securities, and the opinion rendered by Kemper Securities to the effect that the Exchange Ratio was fair, from a financial point of view, to the holders of Robinson's Common Stock. See "THE MERGER --
           Opinion of Financial Advisor to Robinson."

          RECOMMENDATION OF THE BOARD OF DIRECTORS

      THE BOARD OF DIRECTORS OF ROBINSON HAS UNANIMOUSLY
APPROVED THE ACQUISITION AGREEMENTS AND UNANIMOUSLY
RECOMMENDS TO THE SHAREHOLDERS OF ROBINSON THAT THEY
VOTE TO APPROVE SUCH PROPOSALS.

      Pursuant to the Agreement of Merger, when the Merger becomes effective two officers and/or directors of Robinson will be added to the AMBANC Board of Directors and one officer and/or director of AMBANC will be added to the First National Board of Directors.
The persons who will be added to the First National and

AMBANC Board of Directors will be selected by the mutual agreement of the respective Boards of Directors.


                 THE ACQUISITION AGREEMENTS

      The following summary of the terms of the Acquisition Agreements does not purport to be complete and is qualified in its entirety by reference to the Acquisition Agreements, which are incorporated herein by reference and attached as Appendix A to this Prospectus.

      If approved by the shareholders of Robinson, and if all other conditions to the consummation of the Merger specified by the Acquisition Agreements are satisfied or waived, and unless the Acquisition
Agreements are terminated as provided therein, the Merger will be consummated and become effective upon the later of the time of the filing of the Merger
Agreement with the Office of the Illinois Secretary of State or the Indiana Secretary of State (the "Effective
Time"). Although no assurances can be given, it is anticipated that the Effective Time will occur on or before October 31, 1995. Immediately prior to the Merger, Farmers' will be merged into First National.
The resulting bank will continue operation under the name "The First National Bank in Robinson."

EFFECT OF THE MERGER

      At the Effective Time of the Merger, the separate corporate existence of Robinson will cease and Robinson will be merged into and become a part of FRB Corp., which will survive the Merger. Immediately subsequent to the effectiveness of the Merger, FRB Corp. will be merged into AMBANC, with AMBANC surviving the merger.
The affairs of the surviving corporation will be governed by the Articles and Bylaws of AMBANC.

      Following the Merger, shareholders of Robinson who do not perfect their dissenters' rights under Section
11.70 of the Illinois Business Corporation Act (see
"THE MERGER--Rights of Dissenting Shareholders") will, upon surrender of the certificates for their shares of Robinson Common Stock or other evidence of ownership of such shares acceptable to AMBANC, receive the Merger
Consideration as further discussed below.

TERMS OF THE MERGER

      CONVERSION OF ROBINSON COMMON STOCK

      Pursuant to the Merger, AMBANC will acquire all 119,200 issued and outstanding shares of Robinson
Common Stock with each share of Robinson Common Stock being converted into the right to receive 5.3398 shares of AMBANC Common Stock (at times herein the shares of AMBANC Common Stock to be received in exchange for the shares of Robinson Common Stock will be referred to as the "Merger Consideration").

      The Acquisition Agreements may be terminated by Robinson if the weighted average of the prices of all actual trades of AMBANC Common Stock, as reported on the NASDAQ Small Cap Market System for the twenty (20) trading days on which actual trades were made as of and including the fifth (5th) trading day prior to the Closing Date, is less than $29.00 per share and the Acquisition Agreements may be terminated by AMBANC if such weighted average of the prices is greater than $35.00 per share (unless such price has increased to a price greater than $35.00 per share as the result of the public announcement of an unrelated third party's intention to acquire AMBANC.

      No fractional shares of AMBANC Common Stock will be issued and, in lieu thereof, holders of shares of Robinson Common Stock who would otherwise be entitled to a fractional share interest (after taking into account all shares of Robinson Common Stock held by such holder) shall be paid an amount in cash equal to the product of such fractional share interest multiplied by $32.00.

      Any Robinson shareholders who perfect their dissenters' rights under the Illinois Business
Corporation Act would receive cash for their shares of Robinson Common Stock rather than shares of AMBANC's
Common Stock.

      SURRENDER OF CERTIFICATES

      As soon as reasonably practicable after the Effective Time, AMBANC or its designated exchange agent
(the "Exchange Agent") shall mail to each record holder of Robinson Common Stock a letter of transmittal (each such letter, the "Merger Letter of Transmittal") and instructions for use in effecting the surrender of each Robinson stock certificate (the "Certificate") in exchange for the Merger Consideration. As soon as reasonably practicable after surrender to the Exchange
Agent of a Certificate, together with a Merger Letter of Transmittal duly executed and any other required documents, the Exchange Agent shall transmit to the holder of such Certificate the Merger Consideration.

      No dividends that are otherwise payable on shares of AMBANC Common Stock constituting the Merger
Consideration shall be paid to persons entitled to receive such shares of AMBANC Common Stock until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the shares of AMBANC Common Stock shall be issued any dividends which shall have become payable with respect to such shares of AMBANC Common Stock (without interest and less the amount of taxes, if any, which may have been imposed thereon) between the Effective
Time and the time of such surrender.

      If the Merger Consideration is to be issued to a person other than a person in whose name a surrendered
Certificate is registered, it shall be a condition of issuance that the surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay to the Exchange Agent any required transfer or other taxes or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. AMBANC reserves the right in all cases involving more than twenty-five shares of Robinson
Common Stock to require that a surety bond on terms and in an amount satisfactory to AMBANC be provided to AMBANC at the expense of the Robinson Shareholder in the event that such shareholder claims loss of a Certificate for Robinson Common Stock and requests that AMBANC waive the requirement for surrender of such Certificate.

      RIGHTS DETERMINED AT EFFECTIVE TIME

      Robinson will provide to AMBANC a certified list of the Robinson shareholders from Robinson's stock records at the Effective Time. Persons who are not identified as registered holders of Robinson Common
Stock on the records of Robinson as of the Effective
Time but who have acquired beneficial interests in such shares of Common Stock and desire to register the transfer of those rights after the Effective Time will not be entitled to do so on the books of Robinson.
Instead, such persons must present to AMBANC appropriate instruments of transfer signed by the registered holder of such shares as of the Effective
Time satisfactory to AMBANC to obtain registration in their name of the Merger Consideration issuable by AMBANC.

      MAINTENANCE OF FIRST NATIONAL AS A SEPARATE ENTITY

      As provided in the Agreement of Merger, it is AMBANC's intention that subsequent to the Effective
Time of the Merger that the directors and officers of First National in office at the Effective Time, together with certain directors of Farmers', will continue to manage and operate First National as a separate banking entity, with such assistance, advise and support from AMBANC and its other banking affiliates as shall be appropriate. At the Effective
Time, one officer and/or director of AMBANC will be added to the Board of Directors of First National, and two officers and/or directors of Robinson will be added to the Board of Directors of AMBANC. AMBANC has agreed that for a period of three years after the Effective
Time, First National will retain the name "The First
National Bank in Robinson" as the name pursuant to which it does business; provided, however, that a majority of the directors of First National who served as directors of First National immediately prior to the Effective Time of the Merger will have the authority to reduce this three-year period at any time after the Effective Time at their discretion.

      FIRST NATIONAL EMPLOYEES

      The Agreement of Merger provides that it is AMBANC's intention that the employees of First National will continue to be employees of First National with no change in employment solely as a result of the Merger, but such intention to retain employees should not be interpreted as creating any contractual or other rights of continued employment with First National, AMBANC, or any of AMBANC's subsidiaries. Pursuant to the Agreement of Merger, subsequent to the Effective Time of the Merger, active employees of First National will participate in AMBANC employee benefit plans and receive employee benefits, including pension benefits, health insurance, long-term disability coverage and life insurance coverage, that are no less favorable than those generally available to employees of AMBANC and its subsidiaries.

      EXPENSES

      All costs and expenses incurred in connection with the transactions contemplated by the Acquisition
Agreements will be paid by the party incurring the expenses. However, if the Agreement of Merger is terminated because one party has knowingly materially breached any of that party's representations and warranties made in the Agreement of Merger and the breach is not cured within thirty (30) days of a written notice to cure the breach, then the non-breaching party may recover appropriate damages from the breaching party.

CONDITIONS

      Consummation of the Merger is subject to the satisfaction, at or prior to the Closing, of each of the following conditions precedent:

      (a) The Merger shall have been approved by the holders of two-thirds of the outstanding shares of Robinson and by AMBANC as the sole shareholder of FRB Corp.;

      (b) All required regulatory approvals shall have been obtained;

      (c) As of the Effective Time, the shareholders' equity of Robinson shall not be less than $9,699,185 (as calculated pursuant to Section
      6.01(i) of the Agreement of Merger);

      (d)  Robinson shall have received from Kemper
      Securities, Inc. an opinion that the terms of the Merger are fair to Robinson's shareholders from a financial point of view (the opinion is attached as Appendix C to this Prospectus/Proxy Statement), which opinion shall not have been amended or withdrawn prior to the Effective Time;

      (e) AMBANC shall have received a letter, dated as of the Effective Time, from its independent public accountants to the effect that the Merger qualifies for "pooling of interests" accounting treatment; and

      (f) Other customary conditions and obligations of the parties set forth in the Acquisition
      Agreements shall have been satisfied.

      Prior to the Effective Time, the conditions to the consummation of the Agreement of Merger may be waived in writing by the party entitled to the benefits thereof.

TERMINATION OF ACQUISITION AGREEMENTS

      The Acquisition Agreements may be terminated as follows:

      (a) By Robinson or AMBANC, if the other party fails to comply with the conditions set forth in the Acquisition Agreements;

      (b) By Robinson or AMBANC, if the Merger is not consummated by November 30, 1995;

      (c) By mutual agreement of AMBANC and Robinson;

      (d) By AMBANC or Robinson in the event of a material breach by the other party of any of its representations and warranties or agreements under the Acquisition Agreements and such breach is not cured within thirty (30) days after notice to cure such breach is given by non-breaching party; and

      (e) By AMBANC or Robinson, if the Merger Agreement and consummation of the Merger are not approved by the affirmative vote of the holders of at least a two-thirds of the outstanding shares of Robinson
      Common Stock entitled to vote at the Special
      Meeting.

      The Acquisition Agreements also provide that AMBANC may terminate the Acquisition Agreements if the environmental inspection reports on all real property owned or leased by Robinson provided to AMBANC by Robinson pursuant to the Agreement of Merger disclose any contamination or presence of hazardous wastes, the estimated remedial and corrective costs of which exceed
$100,000, as reasonably estimated by an environmental expert retained for such purpose by AMBANC and reasonably acceptable to Robinson, or if the cost of such actions and measures cannot be so reasonably estimated by such expert with any reasonable degree of certainty; provided, however, that AMBANC must exercise such termination right within five (5) business days following receipt of such estimate or indication that the cost of such actions and measures cannot be so reasonably estimated. The environmental inspection reports furnished by Robinson to AMBANC pursuant to the provisions of the Acquisition Agreements have not indicated any basis for terminating the Acquisition
Agreements pursuant to the environmental termination provision.

In addition, if any regulatory application filed in connection with the Merger is finally denied or disapproved by the respective regulatory authority, then the Acquisition Agreements shall be deemed terminated and cancelled.

      Also, as discussed above, subject to certain conditions, Robinson may terminate the Acquisition
Agreements if the average trading price of AMBANC
Common Stock falls below $ 29.00 per share and AMBANC may terminate the Acquisition Agreements if the average trading price of AMBANC Common Stock increases above
$35.00 per share.  See the discussion in "THE MERGER --
THE ACQUISITION AGREEMENTS."

      Upon termination, each party to the Acquisition
Agreements will bear its own costs and expenses related to the Merger, with the exception that a breaching party must pay the reasonable expenses of the non-breaching party should the Acquisition Agreements be terminated by either party for any reason other than those stated.

                    ACCOUNTING TREATMENT

      The Merger is expected to qualify as a "pooling" for accounting and financial reporting purposes. It is a condition of the Merger that AMBANC shall have received a letter from its independent accountants to the effect that the Merger will qualify as a pooling of interests transaction under generally accepted accounting principles. In order for the Merger to qualify for "pooling of interests" accounting treatment, generally accepted accounting principles require that not more than 10 percent of Robinson's shares of Common Stock (or 11,920 shares based of 119,200 shares of Robinson Common Stock presently outstanding) may exercise dissenters' rights and demand payment in cash for the value of their shares of Common
Shares under Section 11.70 of the Illinois Business
Corporation Act.

               FEDERAL INCOME TAX CONSEQUENCES

      The Merger will qualify as a reorganization under
Section 368(a) of the Code. Except for cash received by any shareholders who perfect their dissenters' rights and cash received by shareholders in lieu of a fractional share interest in AMBANC Common Stock, the holders of shares of Robinson Common Stock will recognize no gain or loss on the receipt of AMBANC
Common Stock in the Merger, their aggregate basis in the shares of AMBANC Common Stock received in the

Merger will be the same as their aggregate basis in their shares of Robinson Common Stock converted in the Merger, and, provided the shares surrendered are held as a capital asset, the holding period of the AMBANC
Common Stock received by them will include the holding period of their shares of Robinson Common Stock converted in the Merger. Cash received by shareholders receiving cash in lieu of fractional share interests and cash received by shareholders exercising their dissenters' rights will be treated as a distribution in full payment of such fractional share interests, or shares surrendered in exercise of dissenters' rights, resulting in capital gain or loss or ordinary income or loss, as the case may be, depending upon each shareholder's particular situation.

      Leagre & Barnes, counsel for AMBANC, has delivered an opinion to AMBANC upon which AMBANC has relied in preparing the above summary of the federal income tax consequences of the Merger. The opinion and a Representation Certificate of AMBANC and Robinson upon which Leagre & Barnes has relied as to certain factual matters in rendering its opinion are filed as an exhibit to the Registration Statement. The Merger also is conditioned upon Robinson's receipt of an opinion to the same effect from Hinshaw & Culbertson. The Merger is conditioned upon receipt of opinions dated as of the Effective Time, confirming as of the Effective Time the opinions expressed in the opinion set forth above.

THE FOREGOING IS ONLY A GENERAL DESCRIPTION OF THE
MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
AND DOES NOT CONSIDER THE FACTS AND CIRCUMSTANCES OF
ANY PARTICULAR ROBINSON SHAREHOLDER'S SITUATION.  EACH
ROBINSON SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX
ADVISOR WITH RESPECT TO THE SPECIFIC LEGAL AND TAX
CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE
APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN, AND
OTHER TAX LAWS.

                   REGISTRATION STATEMENT

      AMBANC has filed a Registration Statement on Form
S-4 with the Securities and Exchange Commission registering under the 1933 Act the shares of AMBANC
Common Stock to be issued pursuant to the Merger.
AMBANC intends to rely upon exemptions from the statutory registration requirements of the several states in which shareholders of Robinson reside and has not taken any steps to register the AMBANC Common Stock under those statutes.

                    TRANSFER RESTRICTIONS

      The AMBANC Common Stock received by Robinson shareholders in the Merger will be freely transferable, except that "affiliates" of Robinson as of the date of the Special Meeting, as that term is defined in the rules and regulations under the Securities Act, may sell any AMBANC Common Stock held by them during the three year period following the Merger (two years provided AMBANC remains current in its reporting obligations under the Securities Exchange Act of 1934) only (a) in accordance with the provisions of Rule
145(d) under the Securities Act, (b) pursuant to an effective Registration Statement under the Securities
Act, or (c) in transactions otherwise exempt from registration thereunder. In addition, Robinson shareholders who may become "affiliates" of AMBANC will be subject to similar sale restrictions for so long as they remain affiliates of AMBANC and also will be subject to prohibitions on sales until financial results covering at least 30 days of post-Merger combined operations have been published. Generally, persons who are not officers, Directors, or greater than ten percent shareholders of Robinson will not be considered "affiliates" in the absence of other factors indicating a control relationship.

            MANAGEMENT OF AMBANC AFTER THE MERGER

      The Agreement of Merger provides that when the Merger becomes effective two officers and/or directors of Robinson will be appointed to the AMBANC Board of Directors and one officer or Director of AMBANC will be appointed to the First National Board of Directors.

      Following the Effective Time, AMBANC and each of its banking subsidiaries, including its new subsidiary
First National, will continue to be subject to regulation and supervision by federal and state bank regulatory authorities. See "INFORMATION ABOUT
AMBANC--Regulation and Supervision" and "INFORMATION
ABOUT ROBINSON--Regulation and Supervision." AMBANC does not anticipate that consummation of the Merger will have any effect on such regulation or supervision.

                     REGULATORY MATTERS

      AMBANC has filed an application for approval of the acquisition of Robinson pursuant to Section 3.071 of the Illinois Banking Holding Company Act. The
Application [has/has not yet] been approved. The receipt of approval from the Illinois Commissioner of

Banks and Trust Companies is a condition precedent to the consummation of the Merger.

              RIGHTS OF DISSENTING SHAREHOLDERS

      Pursuant to Section 11.65 of the Illinois Business
Corporation Act, shareholders of Robinson have dissenters' rights with respect to the Merger. The procedures for perfecting dissenters' rights, which are set forth in Section 11.70 of the Illinois Business
Corporation Act, provide that a shareholder who perfects dissenters' rights with respect to his or her shares of Robinson Common Stock may receive in cash the fair value of his or her Robinson Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together, if applicable, with a fair rate of interest. If a dissenting shareholder does not agree with the amount of the payment offered as the estimated fair value of the shareholder's shares of Robinson Common Stock, the Crawford County Circuit Court will determined the value of the shares and any interest due. In order to exercise dissenters' rights, a shareholder must comply with the requirements set forth in Section 11.70.
Section 11.70 includes the requirements that a shareholder demanding dissenters' rights do the following:

           (a)   Deliver to Robinson prior to the
      taking of the vote on the Merger a written demand for payment of his or her shares of Robinson Common Stock, and

           (b)   Not vote in favor of the Merger at
      the Special Meeting.

A vote against approval of the Acquisition Agreements will not satisfy the requirement of delivery of a written demand for approval.

      Within ten (10) days of the Effective Time of the Merger or thirty (30) days after delivery of written demand for payment, whichever is later, each shareholder who has delivered a written demand for payment and who has not voted in favor of the Merger as required by Section 11.70 of the Illinois Business
Corporation Act of the date on which the Merger became effective will receive a statement setting forth an estimated fair value of such holder's shares of Robinson Common Stock and the other information required by Section 11.70.


See the full text of Section 11.70 set forth in Appendix B to this Prospectus/Proxy Statement.

      TO PERFECT RIGHTS OF DISSENT, A SHAREHOLDER MUST
NOT VOTE IN FAVOR OF THE MERGER AND MUST DELIVER A
WRITTEN DEMAND FOR PAYMENT IN ACCORDANCE WITH THE
REQUIREMENTS OF SECTION 11.70 OF THE ILLINOIS BUSINESS
CORPORATION ACT.

THIS SUMMARY OF THE DISSENTERS' RIGHTS OF ROBINSON
SHAREHOLDERS DOES NOT PURPORT TO BE COMPLETE AND IS
QUALIFIED IN ITS ENTIRETY BY THE STATUTORY PROVISIONS
ATTACHED TO THIS PROSPECTUS AS APPENDIX B.  ANY
INDIVIDUAL CONSIDERING EXERCISING RIGHTS OF DISSENT
SHOULD CAREFULLY READ AND CONSIDER THE INFORMATION
DISCLOSED IN APPENDIX B AND CONSULT WITH AN INDEPENDENT
INVESTMENT ADVISOR BEFORE EXERCISING RIGHTS OF DISSENT.







          OPINION OF FINANCIAL ADVISOR TO ROBINSON


      Kemper Securities, Inc. has provided the following disclosures for inclusion in this Prospectus/Proxy
Statement:

      Kemper Securities has delivered its written opinion to Robinson's Board of Directors that, as of the date of this Prospectus/Proxy Statement, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of Robinson Common Stock.
See "THE MERGER - TERMS OF THE MERGER." Kemper
Securities' written opinion essentially confirms its oral opinion provided to Robinson's Board of Directors on October 11, 1994, prior to the execution of the Agreement, and its written opinion dated as of the date of the Agreement and its oral opinion on June 19, 1995, prior to the execution of the amendment to the Agreement.

      THE FULL TEXT OF THE OPINION OF KEMPER SECURITIES
DATED AS OF THE DATE OF THIS PROSPECTUS/PROXY
STATEMENT, WHICH SETS FORTH THE ASSUMPTIONS MADE,
MATTERS CONSIDERED, AND LIMITS ON THE REVIEW
UNDERTAKEN, IS ATTACHED AS APPENDIX C TO THIS
PROSPECTUS/PROXY STATEMENT.  ROBINSON'S SHAREHOLDERS
ARE URGED TO READ KEMPER SECURITIES' OPINION IN ITS
ENTIRETY.  KEMPER SECURITIES' OPINION IS DIRECTED TO
THE BOARD OF DIRECTORS OF ROBINSON ONLY AND IS DIRECTED
ONLY TO THE CONSIDERATION TO BE PAID BY AMBANC TO
HOLDERS OF ROBINSON COMMON STOCK AND DOES NOT
CONSTITUTE A RECOMMENDATION TO ANY ROBINSON SHAREHOLDER
AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL
MEETING.  THE SUMMARY OF KEMPER SECURITIES' OPINION IS
QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT
OF SUCH OPINION.

      In connection with its opinion, Kemper Securities, among other things: (i) reviewed AMBANC's and Robinson's joint Prospectus/Proxy Statement dated July
[ ], 1995; (ii) reviewed the Agreement; (iii) reviewed
Robinson's financial statements and certain internal management reports and certain publicly available financial and other data with respect to Robinson and AMBANC including financial statements for recent years and interim periods to date and certain other relevant financial and operating data relating to AMBANC made available to it from published sources; (iv) discussed
Robinson's history, operations, service areas, asset/liability structure and quality, financial condition and performance, and prospects, among other factors, with members of Robinson's management;
(v) compared Robinson and AMBANC from a financial point of view with certain other companies in the financial services industry which it deemed relevant; (vi) reviewed the reported price and trading activity for Robinson Shares and AMBANC common stock; (vii) reviewed the financial terms of certain recent business combinations in the commercial banking industry specifically; (viii) discussed the Merger and the Agreement with Robinson's counsel; and (ix) performed such other studies and analyses as it considered appropriate. Kemper Securities also took into account general economic, market, and financial conditions as well as our experience in other transactions, knowledge of the commercial banking industry, and experience in securities valuation.

      Kemper Securities relied without independent verification upon the accuracy and completeness of the foregoing financial and other information reviewed by it for purposes of its opinion. Kemper Securities also assumed that there has been no material change in Robinson's or AMBANC's assets, financial condition, results of operations, business, or prospects since the date of the last financial statements made available to it for Robinson or AMBANC, respectively. In addition, Kemper Securities did not make an independent evaluation, appraisal, or physical inspection of the assets or individual properties of Robinson or AMBANC, nor was Kemper Securities furnished with such appraisals. Further, Kemper Securities' opinion is based on economic, monetary, and market conditions existing as of the date of this Prospectus/Proxy
Statement. No limitations were imposed by Robinson upon Kemper Securities on the scope of its investigation nor were any specific instructions given to Kemper Securities in connection with its fairness opinion.

      Kemper Securities was retained by Robinson on the basis of the firm's reputation, experience, and familiarity with the commercial banking industry and with merger and acquisition transactions. As part of its investment banking services, Kemper Securities is regularly engaged in the valuation of businesses and their securities in connection with merger and acquisition transactions, public offerings, private placements, recapitalizations, and other purposes.

      Pursuant to its agreement with Kemper Securities, Robinson has thus far paid Kemper Securities for its services $15,000 as follows: $5,000 upon signing of its agreement with Kemper Securities and $10,000 upon delivery of Kemper Securities' oral fairness opinion.
Upon circulation of this joint Prospectus/Proxy
Statement, Robinson will pay Kemper Securities an additional $10,000 and its reasonable out-of-pocket expenses.

      For the purposes of its opinion, Kemper Securities believes it is independent of Robinson and AMBANC.
Other than its service to Robinson in connection with the fairness opinion, Kemper Securities has provided no other professional services to either Robinson or AMBANC.

                  PRO FORMA FINANCIAL DATA
                     AMBANC AND ROBINSON

      Following are unaudited pro forma condensed consolidated balance sheets as of March 31, 1995, and December 31, 1994, and unaudited pro forma condensed consolidated statements of income for the quarter ended
March 31, 1995 and each of the years ended December 31, 1994, 1993 and 1992.

      The historical financial information of AMBANC and Robinson has been combined for each period presented.
The pro forma consolidated condensed financial data and consolidated balance sheets and income statements have been prepared based on the pooling of interest method of accounting and the issuance of 636,504 shares of AMBANC Common Stock and that no Robinson shareholder will dissent. This information will vary if any shareholders dissent. The equivalent pro forma per share information for Robinson has been determined by multiplying the AMBANC pro forma per share information by the exchange ratio of 5.3398 shares of AMBANC for each share of Robinson.

      The pro forma information gives effect to the proposed merger of AMBANC and Robinson under the pooling-of-interest method of accounting, which is a condition to the Merger. Shareholders will be resolicited with pro forma data prepared assuming the purchase method of accounting in the event that the proposed Merger does not qualify under the pooling-of-interest method of accounting and this condition to the Merger is waived by AMBANC and Robinson.

      The unaudited pro forma condensed consolidated balance sheets are not necessarily indicative of the combined financial position had the transaction been effective at such dates. The unaudited pro forma condensed consolidated statements of income are not necessarily indicative of the results of operations that would have occurred had the transaction been effective at the beginning of the periods indicated, or of the future results of operations of AMBANC. These pro forma financial statements should be read in conjunction with the historical financial statements and the related notes presented elsewhere in this Prospectus/Proxy Statement.

                             AMBANC CORP.
            PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            March 31, 1995
    (Dollar amounts in thousands, except share and per share data)
                              (Unaudited)
                                       First
                             AMBANC  Robinson               Pro Forma
                              Corp.   Bancorp Adjustments Consolidated
ASSETS
Cash and due from banks     $16,540    $2,066                 $18,606
Federal funds sold            8,625         0                   8,625
Interest bearing deposits
  in banks                      994         0                     994
Investment in subsidiary                      $ 9,877 (A)           0
                                               (9,877)(B)
Securities available for
  sale                      109,950    34,235                 144,185
Securities held to
  maturity                   38,545       500                  39,045
Loans, net                  341,297    64,454                 405,751
Premises and equipment        6,341     2,372                   8,713
Other assets                 10,391     1,902     (94)(D)      12,199
  Total assets             $532,683  $105,529 $   (94)       $638,118

LIABILITIES AND
  SHAREHOLDERS' EQUITY
Deposits                   $472,085   $91,907                $563,992
Other liabilities             9,518     3,745 $   (22)(D)      13,241
  Total liabilities         481,603    95,652     (22)        577,233

Common stock                 23,726       600   6,365 (A)      30,091
                                                 (600)(B)
Surplus                       3,455     2,200  (3,603)(A)           0
                                               (2,200)(B)
                                                  148 (C)
Treasury stock                    0      (38)      38 (B)           0
Retained earnings            25,743     7,118   7,118 (A)      32,641
                                               (7,118)(B)
                                                 (148)(C)
                                                  (72)(D)
Unrealized gain/(loss)
  on securities
  available for sale        (1,844)       (3)      (3)(A)     (1,847)
                                                    3 (B)
  Total shareholders'
    equity                   51,080     9,877     (72)         60,885
  Total liabilities and
    shareholders' equity   $532,683  $105,529    $(94)       $638,118

ADJUSTMENTS:
(A) -- Issuance of 636,504 common shares of AMBANC Corp. in exchange for the 119,200 common shares of First Robinson Bancorp.
(B) -- Eliminate investment in First Robinson Bancorp.
(C) -- To restate surplus to zero.
(D) -- Expense First Robinson Bancorp merger expenses capitalized.

NOTE: No adjustments to these pro forma financial statements were necessary to conform accounting methods as contemplated by APB Opinion No. 16.

                             AMBANC CORP.
            PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                           December 31, 1994
    (Dollar amounts in thousands, except share and per share data)
                              (Unaudited)

                                         First
                              AMBANC   Robinson              Pro Forma
                               Corp.    Bancorp AdjustmentsConsolidated
ASSETS
Cash and due from banks      $19,595   $2,936                 $22,531
Federal funds sold             7,000        0                   7,000
Interest bearing deposits in banks1,193     0                   1,193
Investment in subsidiary                        $9,173 (A)          0
                                                (9,173)(B)
Securities available for sale112,214   34,382                 146,596
Securities held to maturity   39,695      584                  40,279
Loans, net                   319,849   66,941                 386,790
Premises and equipment         6,487    2,401                   8,888
Other assets                  10,063    1,900                  11,963
  Total assets              $516,096 $109,144       $0       $625,240

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits                    $455,234  $95,610                $550,844
Other liabilities             11,825    4,361                  16,186
  Total liabilities          467,059   99,971       $0        567,030

Common stock                  23,722      600    6,365 (A)     30,087
                                                  (600)(B)
Surplus                        3,447    2,200   (3,603)(A)          0
                                                (2,200)(B)
                                                   156
Treasury stock                     0     (38)       38 (B)          0
Retained earnings             24,830    6,937    6,937 (A)     31,611
                                                (6,937)(B)
                                                  (156)(C)
Unrealized gain/(loss) on securities
  available for sale         (2,962)    (526)     (526)(A)    (3,488)
                                                   526 (B)
  Total shareholders' equity  49,037    9,173       $0         58,210
  Total liabilities and shareholders'
    equity                  $516,096 $109,144       $0       $625,240


ADJUSTMENTS:

(A) -- Issuance of 636,504 common shares of AMBANC Corp. in exchange for the 119,200 common shares of First Robinson Bancorp.
(B) -- Eliminate investment in First Robinson Bancorp.
(C) -- To restate surplus to zero.

NOTE: No adjustments to these pro forma financial statements were necessary to conform accounting methods as contemplated by APB Opinion No. 16.

                             AMBANC CORP.
         PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                            March 31, 1995
    (Dollar amounts in thousands, except share and per share data)
                              (Unaudited)
                                       First
                             AMBANC  Robinson              Pro Forma
INTEREST INCOME               Corp.   Bancorp AdjustmentsConsolidated
Interest and fees
  on loans                  $7,295    $1,456                $8,751
Interest on securities       2,154       575                 2,729
Other interest income           66         4                    70
  Total interest income      9,515     2,035     $0         11,550

INTEREST EXPENSE
Interest on deposits         4,221       889                 5,110
Other interest expense         142        41                   183
  Total interest expense     4,363       930       0         5,293

  Net interest income        5,152     1,105       0         6,257
Provision for loan losses       75        71                   146
  Net interest income
    after provision for
    loan losses              5,077     1,034       0         6,111

Noninterest income             609       179                   788
Noninterest expense          3,719       847      94 (A)     4,660
  Income before income
    taxes                    1,967       366     (94)        2,239
Income taxes                   557       136     (22)(A)       671
  Net income                $1,410      $230    $(72)       $1,568

EARNINGS PER SHARE
Net income per share         $0.59     $1.93                 $0.52
Weighted average number
  of shares outstanding  2,372,542   119,200             3,009,046


ADJUSTMENTS:

(A) -- Expense First Robinson Bancorp merger expenses capitalized.

NOTE: No adjustments to these pro forma financial statements were necessary to conform accounting methods as contemplated by APB Opinion No. 16.

AMBANC CORP.
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
December 31, 1994
(Dollar amounts in thousands, except share and per share data)
(Unaudited)

                                       First
                           AMBANC    Robinson               Pro Forma
INTEREST INCOME             Corp.     Bancorp Adjustments Consolidated
Interest and fees on loans$25,417      $5,795                $31,212
Interest on securities      9,309       2,162                 11,471
Other interest income         297          73                    370
  Total interest income    35,023       8,030         $0      43,053

INTEREST EXPENSE
Interest on deposits       15,140       3,428                 18,568
Other interest expense        460         126                    586
  Total interest expense   15,600       3,554          0      19,154

  Net interest income      19,423       4,476          0      23,899
Provision for loan losses     100         238                    338
  Net interest income after
    provision for loan
    losses                 19,323       4,238          0      23,561

Noninterest income          2,391         493                  2,884
Noninterest expense        14,018       3,301                 17,319
  Income before income
    taxes                   7,696       1,430          0       9,126
Income taxes                2,253         371                  2,624
  Net income               $5,443      $1,059         $0      $6,502

EARNINGS PER SHARE
Net income per share        $2.30       $8.89                  $2.16
Weighted average number
  of shares outstanding 2,370,004     119,200              3,006,508


NOTE: No adjustments to these pro forma financial statements were necessary to conform accounting methods as contemplated by APB Opinion No. 16.

AMBANC CORP.
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
December 31, 1993
(Dollar amounts in thousands, except share and per share data)
(Unaudited)

                                        First
                           AMBANC     Robinson              Pro Forma
INTEREST INCOME             Corp.      Bancorp AdjustmentsConsolidated
Interest and fees on loans$23,528      $4,989                $28,517
Interest on securities     10,054       2,687                 12,741
Other interest income         455          45                    500
  Total interest income    34,037       7,721         $0      41,758

INTEREST EXPENSE
Interest on deposits       15,513       3,199                 18,712
Other interest expense        207          88                    295
  Total interest expense   15,720       3,287          0      19,007

  Net interest income      18,317       4,434          0      22,751
Provision for loan losses     470       1,022                  1,492
  Net interest income
    after provision for
    loan losses            17,847       3,412          0      21,259

Noninterest income          2,587         512                  3,099
Noninterest expense        13,326       3,048                 16,374
  Income before income taxes
    and cumulative effect of
    accounting change       7,108         876          0       7,984
Income taxes                1,941         133                  2,074
  Income before cumulative
    effect of accounting
    change                 $5,167        $743         $0      $5,910

EARNINGS PER SHARE
Income per share before
  cumulative effect of
  accounting change         $2.18       $6.22                  $1.97
Weighted average number
  of shares outstanding 2,369,784     119,518              3,006,288


NOTE: No adjustments to these pro forma financial statements were necessary to conform accounting methods as contemplated by APB Opinion No. 16.

AMBANC CORP.
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
December 31, 1992
(Dollar amounts in thousands, except share and per share data)
(Unaudited)

                                       First
                          AMBANC     Robinson              Pro Forma
INTEREST INCOME            Corp.      Bancorp AdjustmentsConsolidated
Interest and fees on
  loans                   $25,198     $4,061                 $29,259
Interest on securities     11,263      3,433                  14,696
Other interest income         684         83                     767
  Total interest income    37,145      7,577          $0      44,722

INTEREST EXPENSE
Interest on deposits       18,218      3,840                  22,058
Other interest expense        248         81                     329
  Total interest expense   18,466      3,921           0      22,387

  Net interest income      18,679      3,656           0      22,335
Provision for loan losses   1,375        120                   1,495
  Net interest income
    after provision for
    loan losses            17,304      3,536           0      20,840

Noninterest income          2,152        483                   2,635
Noninterest expense        12,611      2,848                  15,459
  Income before income
    taxes                   6,845      1,171           0       8,016
Income taxes                1,909        289                   2,198
  Net income               $4,936       $882          $0      $5,818

EARNINGS PER SHARE
Net income per share        $2.08      $7.38                   $1.94
Weighted average number
  of shares outstanding 2,369,784    119,600               3,006,288


NOTE: No adjustments to these pro forma financial statements were necessary to conform accounting methods as contemplated by APB Opinion No. 16.

                  INFORMATION ABOUT AMBANC

      AMBANC is a bank holding company registered with the Board of Governors of the Federal Reserve System
(the "FRB") pursuant to the Bank Holding Company Act of
1956, as amended. AMBANC was organized as an Indiana corporation on January 7, 1982. AMBANC's principal business has been the ownership of the Common Stock of The American National Bank of Vincennes, Vincennes,
Indiana ("American National") (since October 1, 1982);
Citizens' National Bank of Linton,  Linton, Indiana
("Citizens'") (since September 1, 1990); Farmers'
(since June 1, 1993); and Bank of Casey, Casey,
Illinois (since June 1, 1994). In addition to pursuing the Merger, AMBANC is continuing to explore and evaluate other affiliation prospects, but AMBANC has no oral or written understandings with respect to any other possible acquisitions.

      At March 31, 1995, AMBANC had total assets of approximately $532,683,000 and total liabilities of approximately $481,603,000. AMBANC's principal executive offices are located at 302 Main Street, Vincennes, Indiana 47591, and its telephone number is
(812) 885-6418.

      This Prospectus/Proxy Statement is accompanied by
AMBANC's Annual Report to Shareholders for the year
ended December 31, 1994, and its Quarterly Report on
Form 10-Q for the quarter ended March 31, 1995,
portions of which documents are incorporated herein by
reference.  Additional information concerning AMBANC is
contained in documents incorporated in this
Prospectus/Proxy Statement by reference.  These
documents are available without charge upon written
request to Investor Relations, AMBANC Corp., 302 Main
Street, Box 556, Vincennes, Indiana 47591-0556 (812)
885-6418.  In order to assure timely delivery of these
documents, any requests should be made by        ,
1995.

                 INFORMATION ABOUT ROBINSON

                           GENERAL

      Robinson was organized as an Illinois corporation in 1982 to serve as the holding company for First
National, which was organized as a national banking association in 1932. The principal executive offices of Robinson are located at 300 West Main Street,
Robinson, Illinois 62454.  Robinson, through First
National, conducts its business from its principal office and from three branch offices located in

Robinson and Flat Rock in Crawford County and Mt.
Carmel in Wabash County, Illinois.

      Robinson, through First National, engages in a wide range of commercial and personal banking activities, including accepting demand deposits, time deposits, and savings accounts, making secured and unsecured loans to corporations, individuals, and others, issuing letters of credit, and offering trust-related and safekeeping services. First National's lending services include commercial, real estate, agricultural, and installment loans.

                          EMPLOYEES

      Robinson does not have any employees. At July 1, 1995, First National employed 55 full-time and 15 part-time employees. First National is not a party to any collective bargaining agreement, and employee relations are considered to be good.

                         COMPETITION

      The banking business is highly competitive.  First
National's market area principally consists of Crawford, Lawrence and Wabash Counties in Illinois.
First National also competes with other financial institutions in the counties in Illinois and Indiana contiguous to Crawford, Lawrence and Wabash Counties and in other areas in obtaining deposits and providing many types of financial services. At June 30, 1994, the most recent date for which published data is available, First National ranked first in deposit size among the five commercial banks headquartered in Crawford County. At that date, First National had total deposits of approximately $168,720,000.

                 REGULATION AND SUPERVISION

      Robinson is subject to the Bank Holding Company
Act of 1956, as amended. As a bank holding company, Robinson is required to file with the FRB annual reports and such additional information as the FRB may require. The FRB also may make examinations or inspections of Robinson and First National. First
National is supervised and regulated by the Comptroller of the Currency. Regulation and examination by banking regulatory agencies are primarily for the benefit of depositors rather than shareholders.

      The earnings of commercial banks are affected not only by general economic conditions but also by the policies of various governmental regulatory authorities. In particular, the FRB regulates money and credit conditions and interest rates in order to influence general economic conditions, primarily through open-market operations in U.S. Government securities, varying the discount rate on bank borrowings, and setting reserve requirements against bank deposits. These policies have a significant influence on overall growth and distribution of bank loans, investments and deposits, and affect interest rates charged on loans and earned on investments or paid for time and savings deposits. FRB monetary policies have had a significant effect on the operating results of commercial banks in the past, and this is expected to continue in the future.

      In January 1995, the Board of Directors of the
Federal Deposit Insurance Corporation ("FDIC") voted unanimously to propose a reduction in the deposit insurance premiums paid by banks when the Bank
Insurance Fund ("BIF") reaches its recapitalization target of $1.25 for every $100 of insured deposits.
This recapitalization target apparently was reached during the second quarter of 1995. Under the FDIC proposal, institutions insured through BIF would pay an average of 4.5 cents per $100 of domestic deposits and institutions that are insured through the Savings
Association Insurance Fund ("SAIF") would continue to pay an average premium of 23 cents per $100 of deposits. The FDIC has not yet acted upon the proposal. All of AMBANC's banking subsidiaries are BIF-insured institutions (the deposits acquired from the Princeton branch of First Indiana Bank on March 17,
1995, however, remain insured through SAIF). AMBANC's banking subsidiaries would benefit from any deposit insurance premium reduction, as would other BIF-insured institutions.

                         PROPERTIES

      First National conducts its operations from its main office at 300 West Main Street in Robinson,
Illinois, and from three branches in Illinois: the Westgate Branch at 1302 West Main Street in Robinson;
the Flat Rock Branch at First and Main Streets in Flat
Rock; and the Mt. Carmel Branch at 9th and Mulberry
Street in Mt. Carmel.  The building that houses First
National's main office is a three-level brick building containing approximately 24,800 square feet, all of which is occupied by First National. The Westgate
Branch is located in the one-story Westgate Shopping
Center and occupies approximately 312 square feet.  The
Flat Rock Branch occupies all 980 square feet of a single-story wooden building. The Mt. Carmel Branch occupies all of a single-story brick building consisting of approximately 5,600 square feet. The main office and the Flat Rock and Mt. Carmel Branches have drive-up facilities.

            DESCRIPTION OF ROBINSON CAPITAL STOCK

GENERAL

      Robinson's authorized capital stock consists of 240,000 shares of Common Stock, 119,200 shares of which were issued and outstanding at July 1, 1995. Robinson
Common Stock was held of record by approximately 146 shareholders at July 1, 1995.

MARKET PRICE

      Robinson Common Stock is not traded on any established market, and there are no regularly published bid and asked quotations. To the best of the knowledge of Robinson management, there were no sales transactions in 1994 and there have not been any sales transactions in 1995 prior to the date of this Prospectus/Proxy Statement.

                          DIVIDENDS

      Robinson historically has paid dividends on a quarterly basis. During 1993, Robinson paid quarterly dividend of 35 cents for an annual total of $ 1.40 and during 1994, Robinson paid a quarterly dividend of 38 cents for an annual toal of $ 1.52. During 1995 and prior to the date of this Prospectus/Proxy Statement, Robinson has paid three quarterly dividends of 41 cents each, for a total of $1.23. The Acquisition Agreements provide that Robinson may continue to pay its regular dividend dividends consistent with past practice in amount and timing until consummation of the Merger, except that Robinson may not pay a dividend during the quarter that the Merger is consummated if Robinson's shareholders would be entitled to receive a dividend from AMBANC during that quarter.

      Substantially all of Robinson's cash income is derived from First National. As a national bank, First
National is subject to certain restrictions imposed by its primary regulator, the Comptroller of the Currency, with respect to the payment of dividends to Robinson.
First National must obtain the prior approval of the Comptroller of the Currency if the total of all dividends declared in any calendar year would exceed net income for the preceding two calendar years.


          STOCK OWNERSHIP OF, AND EFFECT OF MERGER
          ON, MANAGEMENT AND PRINCIPAL SHAREHOLDERS

      The following table sets forth the number of shares and percentage of Robinson Common Stock beneficially owned at July 1, 1995, by, and the effect of the Merger on such ownership amounts and percentages of, each person known to be the beneficial owner of more than five percent of the outstanding Robinson
Common Stock, each Director, and all Directors and executive officers as a group.

                                Number of                  Percentage of
                   Number of    Shares of    Percentage of   Shares of
    Name of        Shares of     AMBANC        Shares of      AMBANC
Beneficial OwnerRobinson Common  Common     Robinson Common   Common
 and Position     Stock Owned  Stock Owned    Stock Owned   Stock Owned
 with Robinson   Before MergerAfter Merger   Before MergerAfter Merger(1)
Robert M. Berty    1,630(2)       8,703          1.4%           0.3%
Chairman of the
Board of Robinson

Robert Bowen, Jr.    17,080      91,203         14.3%           3.0%
Director
3031 Tidewater Circle
Madison, MS 39110

Max V. Fulling        1,000       5,339          0.8%           0.2%
Vice Chairman of
the Board

Rebecca Allen Kaley22,400(3)    119,611         18.8%           4.0%
Director
1871 Burlewood Drive
St. Louis, MO 63146

Larry H. Lewis          930       4,966          0.8%           0.2%
Director

David L. Musgrave  2,430(4)      12,975          2.0%           0.4%
President, Director

Clark P. Pulliam   5,745(5)      30,677          4.8%           1.0%
Director

G. William Rosborough   500       2,669          0.4%           0.1%
Director

Randy J. Schutte   1,000(6)       5,339          0.8%           0.2%
Director

Frank J. Weber,    9,816(7)      52,415          8.2%           1.7%
Secretary/Treasurer,
Director
503 Mission Drive
Robinson, IL 62454

Mark R. Weber           900       4,805          0.8%           0.2%
Director

All Directors and    62,881     335,764         52.8%          11.2%
executive officers
as a group
(14 persons)


(1) Assumes that 636,504 shares of AMBANC Common Stock will be issued in exchange for all outstanding shares of Robinson Common Stock and that no Robinson shareholders will exercise dissenters' rights. There are no greater-than-five-percent shareholders known to management other than certain Directors whose share holdings are included in the table. Addresses are included in the table for those persons who hold more than five percent of Robinson's Common Stock.

(2) Includes 722 shares held by Mr. Berty's wife and 200 shares held by a corporation controlled by Mr. Berty.

(3) Includes 18,420 shares held by the estate of Ms. Kaley's father for which Ms. Kaley serves as executor, 1,010 shares held by Ms. Kaley's step-mother, 390 shares held by Ms. Kaley's children, 10 shares held by her daughter-in-law and 10 shares held by her grandchild.

(4)   Represents 1,630 shares held jointly by
      Mr. Musgrave and his wife and 800 shares with respect to which Mr. Musgrave has an agreement to purchase from his mother.

(5)   Includes 188 shares held by Mr. Pulliam's wife.

(6) Represents shares held jointly by Mr. Schutte and his wife.

(7)   Includes 100 shares held by Mr. Weber's spouse,
      1,000 shares held by Mr. Weber's children, 6,560 shares held by trusts for which Mr. Weber serves as trustee, and 1,000 shares held by a profit-sharing plan for which Mr. Weber serves as plan administrator.

                   FIRST ROBINSON BANCORP
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF
       FINANCIAL CONDITION AND RESULTS OF OPERATIONS

             (ALL DOLLAR AMOUNTS USED HEREIN ARE
             IN THOUSANDS, EXCEPT PER SHARE DATA)

This section presents an analysis of the consolidated balance sheets of Robinson and its 100.00% owned subsidiary, First National, at December 31, 1994 and
1993 and March 31, 1995 and 1994 and the consolidated statements of income for the years ended December 31, 1994, 1993 and 1992 and for the three months ended
March 31, 1995 and 1994. This review should be read in conjunction with the consolidated financial statements, notes to consolidated financial statements and other financial data presented elsewhere in this Prospectus/Proxy. Robinson has presented interest income in this discussion and analysis on a fully taxable equivalent (FTE) basis.

RESULTS OF OPERATIONS

Net income for 1994 was $1,059 or $8.89 per share compared to $743 or $6.22 per share in 1993 and $882 or $7.38 per share in 1992. The following is an analysis of the primary components of net income for the three months ending March 31, 1995 and for the years 1994, 1993 and 1992 with discussion and analysis on the contrasts between these periods and the effect of previous trends on anticipated future earnings.

NET INTEREST INCOME

Net interest income is the principal source of Robinson's earnings and represents the difference between interest income on loans and investments over the interest cost of deposits and borrowed funds.

Net interest income increased $772 or 21.15% from 1992 to 1993 due to increased loans that were funded by a reduction in investment securities which have a lower yield than loans. Net interest income increased $61 or 1.38% from 1993 to 1994 due to a stronger loan demand weakened by a combination of a reduction in investment securities and increased deposit base. Net interest margin, or net interest income to average earning assets, increased from 3.94% in 1992 to 4.47% in 1993 then decreased to 4.28% in 1994 and to 4.26% at March 31, 1995. Total average earning assets increased
$6,302 or 6.80% from 1992 to 1993 while average rates decreased by .38%. Total average earning assets increased $5,743 or 5.80% from 1993 to 1994 while average rates continued to decrease from 7.79% to 7.68%, respectively. Total average earning assets decreased $3,566 or 3.40% from 1994 to March 31, 1995 while average rates increased by .24%.

Total interest bearing liabilities increased $4,606 or 5.51% from 1992 to 1993 due to increased savings and demand deposit accounts. At the same time average interest rates on deposits decreased from 4.30% to 2.99% due to a dramatic decline in overall market interest rates. From 1993 to 1994 interest rates on deposits increased from 3.72% to 3.83% while interest bearing liabilities increased $4,437 or 5.03%. These changes were caused by the rise of time deposit and short term borrowing rates and the inflow of time deposits from other investment vehicles available to depositors. From 1994 to March 31, 1995 interest rates on deposits continued to decrease from 3.83% to 3.73% while interest bearing liabilities decreased $547 or
 .59%.

The following schedule provides details concerning interest income, average balances and the related interest rates for the past three years.

   Interest Rates on Earning Assets and Interest Bearing Liabilities
              Three Months ended March 31, 1995 and 1994
    (Dollar amounts in thousands, except share and per share data)
                                           March 31,
                                  1995                     1994
                                Interest                 Interest
                       Average   Income         Average   Income/
                       Balance  Expenses  Rate  Balance  ExpensesRate
ASSETS
Interest earning assets:
  Investment securities:
    U.S. Govt., agencies
    & mtg-backed      $ 23,396   $  388  6.63%$ 22,166   $  356  6.42%
    State & municipal
      obligations        9,311      143  6.14%   9,178      141  6.15%
    Other                2,418       44  7.28%   2,610       42  6.44%
ALLOW FOR UNREALIZED
  GN/LS AFS               (743)                    (48)
    Total investment
      securities        34,382      575  6.69%  33,906      539  6.34%
    Interest bearing
      deposits in other
      banks                  0        0              0        0
    Total loans, less
      unearned          66,505    1,431  8.61%  66,803    1,350  8.08%
    Federal funds sold
      and securities
      purchased under
      agreements to resell 304        4  5.26%   2,828       23  3.25%

    Total earning
      assets and
      interest income  101,191   $2,010  7.95% 103,537   $1,912  7.39%

Noninterest earnings assets
  Cash and due from banks2,140                   2,148
  Premises and equipment,
    net                  2,384                   2,458
  Other assets           1,784                   1,756
  Less allowance for loan
    losses                (635)                   (577)

  Total assets        $106,864                $109,322

LIABILITIES AND
  SHAREHOLDERS' EQUITY
Interest bearing
  liabilities:
  Savings and demand
    deposits          $ 34,629      265  3.06% $ 39,264     288  2.93%
  Time deposits         50,595      625  4.94%   50,507     550  4.36%

  Total savings &
    time deposits       85,224      889  4.17%   89,771     838  3.73%
  Short term borrowings  3,429       44  5.13%    2,264      22  3.89%

  Total interest
    bearing liabilities
    and interest
    expense           $ 88,653    $ 933  4.21%   92,035   $ 860  3.74%

Non-interest bearing
  liabilities:
  Demand deposits        8,087                    7,709
  Other                    923                      900
  Shareholders' equity   9,201                    8,678

  Total liabilities
    and shareholders'
    equity            $106,864                 $109,322

Interest margin recap:
  Interest income/
    earning assets                       7.95%                   7.39%
  Interest expense/
    earning assets                       3.69%                   3.32%

  Net interest income
    to earning assets             4.26%                   4.07%

/TABLE

        Interest Rates on Earning Assets and Interest Bearing Liabilities
                   Year ended December 31, 1994, 1993 and 1992
          (Dollar amounts in thousands, except share and per share data)
                                               December 31,
                            1994                   1993                1992
                          Interest               Interest            Interest
                    AverageIncome/       Average  Income/    Average  Income/
                    BalanceExpensesRate  Balance ExpensesRateBalance ExpensesRate
ASSETS
Interest earning assets:
  Investment securities:
    U.S. Govt.,
    agencies &
    mtg-backed      $22,530$1,415  6.28% $28,212  $1,858 6.59%$35,206 $2,512 7.14%
  State & municipal
     obligations     9,184   563   6.13%  9,543     583  6.11%8,445     517  6.12%
  Other              2,662   184   6.91%  3,249     241  7.41%5,205     404  7.76%
ALLOW FOR UNREALIZED
  GN/LS AFS           229                 (48)                (134)
    Total investment
    securities      34,605  2,162  6.24% 40,956    2,682 6.55%48,722   3,433 7.05%
  Interest bearing
    deposits in
    other banks        0                    0                   0
Total loans, less
  unearned          68,279  5,807  8.50% 56,590    4,984 8.81%41,680   4,056 9.73%
  Federal funds sold
    and securities
    purchased under
    agreements to
    resale           1,873   73    3.90%  1,468     45   3.07%2,310     82   3.55%

  Total earning
    assets and
    interest income 104,757$8,042  7.71% 99,014   $7,711 7.79%92,712  $7,571 8.17%
Noninterest
  earnings assets
  Cash and due
    from banks       2,141                2,169               1,997
  Premises and
    equipment, net   2,431                2,407               2,271
  Other assets       1,715                1,641               1,679
  Less allowance
    for loan losses  (578)                (585)               (626)

Total assets       $110,466             $104,646             $98,033

LIABILITIES AND
  SHAREHOLDERS' EQUITY
Interest bearing
  liabilities:
  Savings and
    demand deposits $38,649$1,153  2.98% $38,412  $1,150 2.99%$31,846 $1,370 4.30%
  Time deposits     51,053  2,279  4.46% 47,537    2,051 4.31%50,010   2,470 4.94%

  Total savings &
    time deposits   89,702  3,432  3.83% 85,948    3,201 3.72%81,856   3,840 4.69%
  Short term
    borrowings       2,880   126   4.38%  2,196     88   4.01%1,683     81   4.81%

  Total interest bearing
    liabilities and
    interest expense92,582 $3,558  3.84% 88,145   $3,289 3.73%83,539  $3,921 4.69%

Non-interest bearing
  liabilities:
  Demand deposits    7,367                6,827               5,896
  Other              1,188                 864                 875
  Shareholders' equity9,329               8,810               7,723

  Total liabilities
    and shareholders'
    equity         $110,466             $104,646             $98,033

Interest margin recap:
  Interest income/
    earning assets                 7.71%                 7.79%               8.17%
  Interest expense/
    earning assets                 3.40%                 3.32%               4.23%

  Net interest income
    to earning assets              4.31%                 4.47%               3.94%

/TABLE

Net interest income is affected both by volume and rate of both earning assets and interest bearing liabilities. The following table depicts the dollar affect of volume and rate changes since 1992 for different types of earning assets and interest bearing liabilities and the resultant change in interest income and interest expense. Variances which were not specifically attributable to volume or rate were allocated proportionately between each based on the overall effect of each to the total. Non-performing loans are included with loans in the table.

                                            March 31,
                                    1995    compared    1994
                                   Volume     Rate      Total
Changes in Net Interest Income
Increase/(Decrease) due to
  change in:

Interest Income:
Loans                                $(7)      $88     $81
Interest bearing deposits
  with other banks                      0        0       0

Investment securities:
  U.S. Govt. & its agencies and        20       12      32
  mortgage backed securities
State and municipalities                2        0       2

Other                                 (3)        5       2

Total investment securities             7       29      36
Federal funds sold                   (33)       14     (19)
  Total Interest Income              (33)      131      98
Interest Expense:
Deposits:
  Interest bearing demand
  and savings:                       (36)       13     (23)
Time                                    2       73      75
Short term borrowings                  15        7      22
Total interest expense               (34)      108      74
Net Interest Income                    $1      $23     $24

                                       December 31,
                       1994  compared 1993     1993   compared 1992
                      Volume   Rate   Total   Volume    Rate   Total
Changes in Net
  Interest Income
Increase/(Decrease)
  due to change in:

Interest Income:
Loans                 $994   $(171)   $823   $1,313  $(385)    $928

Interest bearing
  deposits with
  other banks            0       0       0        0      0        0
Investment securities:
  U.S. Govt. & its
    agencies and
    mortgage backed
    securities       (357)     (86)  (443)    (461)   (193)   (654)
State and
  municipalities      (22)       2    (20)      67      (1)     66

Other                 (40)     (17)   (57)    (145)    (18)   (163)

Total investment
  securities         (395)    (125)  (520)    (509)   (242)   (751)

Federal funds sold     15       13     28      (26)    (11)    (37)

  Total Interest Income614    (283)   331      778    (638)    140

Interest Expense:
Deposits:
  Interest bearing
    demand and
    savings:            7       (4)     3      197    (417)   (220)
Time                  157       71    228     (107)   (312)   (419)
Short term borrowings  30        8     38       20     (13)      7

Total interest expense194       75    269      110    (742)   (632)

Net Interest Income  $420    $(358)   $62     $668    $104    $772

/TABLE

Rate differences accounted for $104 increase in net interest income from 1992 to 1993 and volume differences accounted for $668 increase for a total increase in net interest income of $772.

Rate differences accounted for $358 decrease in net interest income from 1993 to 1994 and volume differences accounted for $420 increase for a total increase in net interest income of $62.

Rate differences accounted for $23 increase in net interest income from March 31, 1994 to March 31, 1995 and volume differences accounted for $1 increase for a total increase in net interest income of $24.

Provision for Loan Losses and Allowance for Loan Losses

The provision for loan losses provides a reserve (the allowance for loan losses) to which loan losses are charged as those losses become evident. Management determines the appropriate level of the allowance for loan losses on a quarterly basis utilizing a report containing loans with a more than normal degree of risk.

The provision for loan losses for 1994 was $238 as compared to $1,022 and $119 for 1993 and 1992. Net charge-offs (loan losses charged against the allowance for loan losses less recoveries of prior charge-offs) for those years were $171, $1,127 and $49 while the year end allowance for loan losses was $620 in 1994 as compared to $553 in 1993 and $658 in 1992. The year end allowance for losses as a percent of loans, less unearned income, was .92%, .84% and 1.38% for the years
1994, 1993 and 1992. The ratio of net loans charged off as a percentage of total average loans less unearned interest was .25% in 1994, 1.90% in 1993 and
 .12% in 1992. During the year 1993, Robinson experienced significantly higher net charge-offs as did many banks nationwide. In 1993 losses on loans for one area business accounted for 80% of the total net charge-offs. The ratio of net charge-offs to average loans has improved in 1994. These improvements can be attributed to higher underwriting standards, improved asset quality and stringent management analysis.

     A five year summary and an interim comparison of loan loss experience is set forth below:


Analysis of the
  allowance for     March 31,                 December 31,
  loan losses    1995     1994    1994   1993     1992    1991    1990
Balance at beginning
  of period      $620    $553     $553    $658    $588    $481    $485

Loans charged-off:
  Commercial       46       0       96   1,115      28      32      45
  Real estate       1       1        1       7      45      51      99
  Installment      21      29      173      71      49      14      29

Total Charge-offs  68      30      270   1,193     122      97     173

Charge-offs recovered:
  Commercial       12       8       48      20      25       7       5
  Real estate       0       2       17      25      19       3      16
Installment        10       6       34      21      29      14      11

Total Recoveries   22      16       99      66      73      24      32

Net loans
  charged-off      46      14      171   1,127      49      73     141
Current period
  provision        77      48      238   1,022     119     180     137

Balance at end
  of period       651     587      620     553     658     588     481

Loans, less
  unearned at
  end of period$65,099$67,048  $67,489 $65,777 $47,679 $39,168 $43,978

Ratio of allowance
  to loans,
  less unearned 1.00%    .88%     .92%    .84%   1.38%   1.50%   1.09%

Loans, less
  unearned,
  daily average$65,422$65,475  $69,549 $59,166 $42,281 $41,155 $41,994

Ratio of net loans
  charged off to
  average loans,
  less unearned  .07%    .02%     .25%   1.90%    .12%    .18%    .34%

Non-performing assets are defined as loans delinquent over 90 days, non-accrual loans and restructured loans.
Once a loan becomes 90 days past due in the payment of either interest or principal, the loan will be placed on a non-accrual status. After 120 days past due, the loan will be given to bank counsel to begin legal action. These loans do not necessarily represent future losses to Robinson since underlying collateral can be sold and the financial condition of the borrowers can improve. The following table sets forth the detail of non-performing loans and their percentage of loans, net of unearned income:

Non-Performing
  Loans             March 31,                 December 31,
                 1995    1994     1994    1993    1992    1991    1990
Non-accrual loans$226    $193      $79    $187    $257    $433    $439
Restructured 90
  days or more
  past due        600     307      683     297     553     377     415
  Total          $826    $500     $762     484     810     810     854
Percent of total
  net loans     1.27%    .75%    1.13%    .73%   1.69%   2.06%   1.94%
Loans, net
  of unearned
  income      $65,099 $67,048  $67,561 $65,862 $47,801 $39,269 $44,103


The following table compares
the allowance for loan losses
and the total non-performing
assets at year end:

                   March 31,                  December 31,
                 1995    1994     1994    1993    1992    1991    1990
Allowance for
  loan losses    $651    $587     $620    $553    $658    $588    $481
Non-performing
  assets          826     500      762     484     810     810     854
Allowance as a
  percent of
  non-performing
  assets          79%    117%      81%    114%     81%     73%     56%


Based upon Robinson's review, considering remaining collateral and/or financial condition of identified loans with more than a normal degree of risk, including non-performing loans, historical loan loss percentage and economic conditions, it is management's belief that the $238 of provision for loan losses during 1994 and the $620 of allowance for loan losses at December 31, 1994, is adequate to cover future possible losses.

Composition of Loan
Portfolio by Type   March 31,                 December 31,
                 1995    1994     1994    1993    1992    1991    1990
Commercial        26%     28%      22%     23%     25%     23%     23%
Real estate mortgage56%   54%      57%     54%     54%     60%     54%
Installments      14%     16%      14%     16%     14%     10%     11%
Other              4%      2%       7%      7%      7%      7%     12%
                 100%    100%     100%    100%    100%    100%    100%

/TABLE

Non-interest Income

The balance of earnings of a banking institution are typically generated through non-interest income from fees and service charges. The following table outlines the components of this income source.

Non-interest                                              % Change from
  Income Analysis  March 31,           December 31,        Prior Year
                 1995    1994     1994    1993    1992    1994
1993
Deposit service
  charges          37      40      158     151      99      5%     53%
Fiduciary Income  112      75      159     142     163     12%   (13)%
Other operating
  income           25      23      140     140      70      0%    100%
  Subtotal        174     138      457     433     332      6%     30%
Security gains      5       0       35      80     151
  Total non-interest
    income        179     138      492     513     483


As noted on the preceding schedule, non-interest income excluding securities gains increased 6% from 1993 to 1994 and 52.30% from 1994 to March 31, 1995 due to implementation of new fee programs.

Although securities are purchased to be held to their maturities and Robinson does not engage in trading activities, the investment portfolio was repositioned in 1992 by selling certain investments and buying mortgage backed securities. These transactions resulted in securities gains and are expected to enhance future earnings by improving Robinson's sensitivity position. Security gains represented a significant portion of non-interest income in 1992.

Non-interest Expense

Non-interest expense increased $200 or 7% from 1992 to 1993 and $252 or 8.26% from 1993 to 1994. Occupancy expenses increased 11% during 1993 due to renovation of Robinson's Mt. Carmel and Westgate facility.

Non-interest                                              % Change from
 Expense Analysis  March 31,           December 31,        Prior Year
                 1995    1994     1994    1993    1992    1994    1993
Salaries employees
  benefits       $426    $410   $1,609  $1,493  $1,400      8%      7%
Occupancy expense,
  net              59      61      253     235     212      8%     11%
Other operating
  expenses        362     362    1,438   1,320   1,236      9%      7%
Total non-interest
  expense        $848    $833   $3,300  $3,048  $2,848      8%      7%

Income Tax

Robinson's effective tax rate, computed as a percentage of income taxes to income before income taxes, is lower than the federal tax rate of 34% due to income generated on tax exempt investment securities, accretion income on investment securities, directors deferred compensation, and tax credit carryforwards.

The relationship of tax exempt income before income taxes is reflected in the following table:


Tax exempt income/
  income taxes                 March 31,          December 31,
                              1995   1994     1994    1993    1992
Income before income tax     $366   $362   $1,431    $876  $1,172
Tax exempt income            $160   $162     $640    $870    $620
Percent of tax exempt income
   to income before taxes      44%    45%      45%     76%     53%


Effective January 1, 1992 Robinson adopted Statement of
Financial Accounting Standards No. 109, Accounting for
Income Taxes. The cumulative effect of the change in accounting principle is included in determining net income for 1992. The effect of this change was immaterial to the 1992 financial statements.

At December 31, 1994 Robinson had an alternative minimum tax credit carryforward of $262,384.

                     Financial Condition

Investments

Robinson's holdings of short term investments, defined
as federal funds sold and interest bearing deposits in
other banks, serve as a source of liquidity to meet
depositor and borrower fund requirements.   Short term
investments had a combined average outstanding balances of $1,873 and $1,468 for the years 1994 and 1993.

The following table shows the components of total investment securities at March 31, 1995 and 1994 and at December 31, 1994, 1993, and 1992.

Investment Securities
  Book Values           March 31,         December 31,
                      1995    1994    1994    1993      1992
U.S. Government &
  its agencies      15,031  13,087 $15,542  $13,106  $22,054
States & political
  subdivisions       9,308   9,175   9,312    9,179    9,598
Mortgage backed
  securities         8,229   8,768   8,470    9,866   12,229
Other debt securities1,144   1,389   1,393    1,305    1,546
Equity securities    1,028   1,000   1,000    1,021    1,028
  Total            $34,740 $33,419 $35,717  $34,477  $46,455


The market value of total investment securities was $34,716 at March 31, 1995, $34,936 at December 31,
1994, $35,867 at December 31, 1993, and $47,546 at
December 31, 1992. The unrealized net market value appreciation of $523 at March 31, 1995 is comprised of a net unrealized market decline of $2 and a net unrealized market appreciation of $525. The unrealized net market value depreciation of $752 at December 31, 1994 is comprised of a net unrealized market decline of $993 and a net unrealized market appreciation of $242.
The decrease in the investment portfolio from 1992 to 1993 reflects the strong loan demand and the move into the Mt. Carmel market area. Short term investments purchased from the acquired deposits have been used to help fund the loan growth. Prepayment of mortgage backed securities has slowed in the first quater of 1995 due to a decrease in refinancing of mortgages caused by higher interest rates. Although loan demand has not been strong in the first quarter of 1995, the investment portfolio has not shown growth due to the continued decline in Bank deposits.

In an effort to meet any changing liquidity or capital adequacy needs as a result of any changes in economic or financial conditions as they relate to Robinson's overall interest rate risk, Robinson has labeled
$34,240 of its investment portfolio at March 31, 1995 as Available for Sale as defined by FASB 115.

Loans

The loan portfolio  constitutes the major earning asset
of most bank holding corporations and offers the best
alternative for obtaining maximum interest spread above
the cost of funds.  The overall economic strength of
any bank holding corporation generally parallels the
quality and yield of its portfolio.  Robinson's total
average loans were $66,505 through March 31, 1995, a
decrease of $1,774 or 2.60% from 1994.  Robinson's
total average loans were $68,279 in 1994, an increase
of $1,527 or 20.66% from 1993.   Robinson had total
average loans of $56,590 in 1993, an decrease of $14,910 or 35.77% from 1992. The following table presents loans outstanding at interim and at year end.

Loans
  Outstanding  March 31,                    December 31,
             1995     1994    1994     1993    1992      1991   1990
Commercial $19,207  $20,720 $20,489  $21,284  $16,432  $12,901$11,499
Real estate 36,562   36,057  37,147   34,557   25,449   23,094 23,435
Installment 10,373   11,559  11,045   11,342    6,859    3,760  4,808
Bankers
  acceptance     0        0       0        0        0        0  4,939
Subtotal    66,142   68,336  68,681   67,183   48,740   39,755 44,681
Less:
  Unearned
  discount   1,043    1,288   1,120    1,321      939      486    578
  Total    $65,099  $67,048 $67,561  $65,862  $47,801  $39,269$44,103


Loan demand in all loan categories has increased 53.19% from 1990 to 1994 due to Robinson's commitment to community reinvestment and through the offering of competitive lending packages.

Deposits

The deposit base provides the major funding source for earning assets of most bank holding corporations.
Robinson's average deposit base funded 92.66% and 93.7% of the average earning assets for 1994 and 1993, respectively. Robinson's total average deposits were $97,069 in 1994, a increase of $4,294 or 4.6% from
1993. Robinson's total average deposits were $92,775 in 1993, a increase of $5,023 or 5.7% from 1992, during which the total average deposits were $87,752. The change in 1992's deposit mix versus 1991 was due to the purchase of the Olympic Federal Savings, Mt. Carmel branch of which the majority of deposits were in time and savings deposits. During 1994 with the continued lower interest rates and increased competition from nonbank financial services, depositors moved some of their deposits to other investment vehicles outside
First National. Generally, repurchase agreements and other short term deposits are more subject to interest variations and thus, are not included in the core deposit base.

The following table indicates the mix and levels of deposits at interim and at year end.


Deposits at,    March 31,                    December 31,
             1995     1994     1994     1993    1992     1991   1990
Noninterest
  bearing   $9,930  $10,216 $10,888  $11,690  $10,111   $7,474 $8,188
Interest
  bearing
  demand    16,829   19,146  18,932   18,804   18,265   16,017 13,778
Time and
  savings   65,148   68,265  65,790   67,234   64,251   55,986 52,201
  Total    $91,907  $97,627 $95,610  $97,728  $92,627  $79,477$74,167


Management expects the deposit mix to remain relatively stable as interest rates stabilize. The interest rate differential between short term deposits, (defined as interest bearing demand deposits) and time deposits was narrower, resulting in a shift to more short term deposits. Total deposits decreased $2,118 or 2.17% during 1994 and increased $5101 or 5.51% during 1993.
Financial institutions industry as a whole are experiencing the trend of customers being more rate conscious, which will have the effect of placing increased pressure on maintaining historic levels of net interest margin.

Short-Term Borrowings

Short-term borrowings of Robinson consist of repurchase agreements, which are subject to interest rate variations. Robinson's total average short term borrowings were $2,880 in 1994, an increase of $684 or 31.15% from 1993. Robinson's average short-term borrowings were $2,196 in 1993, an increase of $513 or 30.48% from 1992, during which the total average short-term borrowings were $1,683.

Liquidity and Rate Sensitivity

Cash flows for Robinson occur within the operating, investing and financing categories as follows: Cash flows from operating activities emanate primarily from net interest margin and fee income less overhead.
Investing activities generate or use cash flows through the origination, purchase and principal collection of loans, the purchase, maturity and sale of investments and acquisition of property and equipment. Cash flows from financing activities occur from deposits and withdrawals of deposit accounts, increases or decreases in short term borrowings, and dividends paid to shareholders.

Robinson's activity in components of the balance sheet can be determined from the changes in average balances of funding sources and average balances of funding uses. The following table summarizes funding sources and funding uses which includes average balances, amount of dollar change and the percentage change.

                                          March 31,
                                       1995                  1994
                          Average    Increase/ (Decrease)  Average
                          Balance    Decrease    Percent   Balance
Funding uses:

Total loans, net of
  unearned income        $66,505      $(298)      .45%    $66,803

Taxable investment
  securities              25,071         343      1.39     24,728

Tax-exempt investment
  securities               9,311         133      1.45      9,178

Interest-bearing deposits
  in other banks               0           0         0          0

Federal funds sold           304     (2,524)   (89.25)      2,828

Total Uses              $101,191    $(2,346)   (2.27)%   $103,537

Funding Sources:

Noninterest-bearing
  deposits                $8,087        $378        10     $7,709

Interest-bearing demand
  and savings deposits    34,629     (4,635)      (10)     39,264

Time deposits             50,595          88       (1)     50,507

Short-term borrowings      3,429       1,165     51.46      2,264

Total Sources            $96,740    $(3,004)   (3.01)%    $99,744


                    (table continued on next page)

                                        December 31,
                              1994                      1993
                    Average Increase/(Decrease)AverageIncrease/(Decrease)
                    Balance Decrease Percent Balance Decrease  Percent
Funding uses:

Total loans,
  net of unearned
  income           $68,279  $11,689   20.66%  $56,590  $14,910  35.77%

Taxable investment
  securities        25,421  (5,992)  (19.07)   31,413  (8,864) (22.01)

Tax-exempt
  investment
  securities         9,184    (359)   (3.76)    9,543    1,098   13.00

Interest-bearing
  deposits in
  other banks            0        0        0        0        0       0

Federal funds
  sold               1,873      405    27.59    1,468    (842)(36.45)%

Total Uses        $104,757   $5,743    5.80%  $99,014   $6,302   6.80%

Funding Sources:

Noninterest-bearing
  deposits          $7,367     $540     .79%   $6,827     $931  15.79%

Interest-bearing
  demand and
  savings deposits  38,649      237      .62   38,412    6,566   20.62

Time deposits       51,053    3,516     7.40   47,537  (2,473)    4.95

Short-term
  borrowings         2,880      684    31.15    2,196      513   30.48

Total Sources      $99,949   $4,977    4.73%  $94,972   $5,537   6.19%



Robinson does not foresee any unusual demands on funds for capital outlays or liquidity needs in the foreseeable future.

Outstanding loan commitments, credit card arrangements, letters of credit and customers' unused credit lines amounted to $14,550 at March 31, 1995, $13,765 at March
31, 1994, $13,865 at December 31, 1994 and $15,226 at
December 31, 1993. To the extent, however, that letters of credit, credit card arrangements, loan commitments and customers' unused lines of credit require funding, these obligations will be met by the normal conversion of short term investments.

Two basic aspects of asset/liability management strategy are the maintenance of adequate liquidity and the monitoring of the interest sensitivity position.
Liquidity management is the process by which Robinson provides the continuing flow of funds necessary to meet all of its financial commitments on a timely basis.
These commitments include meeting depositor withdrawals, funding credit commitments to borrowers, repaying debt when due and paying operating expenses and dividends. Liquidity can be provided, in part in the normal course of business from cash flows generated from interest and fee income, maturing assets and new deposits.

Interest rate sensitivity occurs when assets or liabilities are subject to rate and yield changes within a designated time period. The rate sensitivity position, or gap, is determined by the difference in the amount of rate sensitive assets and rate sensitive liabilities at various maturity intervals. The management of this gap position is required to protect the net interest rates and to assure a greater degree of earnings stability.

The following table shows maturity and repricing data for investment securities outstanding:

                            March 31,       December 31,
                               1995             1994
Due in one year or less      $ 8,930           $9,918
Due from one to five years    13,178           12,249
Due from five to ten years    10,874            9,690
Due after ten years            1,758            3,860
                             $34,740          $35,717


Final loan maturities and rate sensitivity of the loan portfolio at December 31, 1994 are as follows:

                    Within    One thru     After
                   One Year  Five Years Five Years    Total
Domestic Operations:
  Commercial       $16,201     $4,031       $257     $20,489
  Real Estate       13,166     23,313        668      37,147
  Consumer
    installment      3,460      7,585         --      11,045
                   $32,827    $34,929       $925     $68,681

Loans at fixed
  interest rates    $6,657    $11,364       $421     $18,442

Loans at variable
  interest rates    26,170     23,565        504      50,239
                   $32,827    $34,929       $925     $68,681

Final loan maturities and rate sensitivity of the loan portfolio at March 31, 1995 are as follows:


                    Within    One thru     After
                   One Year  Five Years Five Years    Total
Domestic Operations:
  Commercial       $14,004     $3,544     $2,958     $20,506
  Real Estate       14,834      8,604     13,124      36,562
  Consumer
    installment        337      8,717         20       9,074
                   $29,175    $20,865    $16,102     $66,142

Loans at fixed
  interest rates    $5,050    $11,477       $529     $17,056

Loans at variable
  interest rates    25,459     23,128        499      49,086
                    30,509     34,605      1,028      66,142

Maturities of certificates of deposit $100,000 or over are as follows:

                            March 31,       December 31,
                               1995             1994
Three months or less          $4,327           $2,807
Three through six months       2,342            3,016
Six through twelve months      1,790            1,432
Over one year                  2,632            3,808
                             $11,091          $11,063


Robinson manages its rate sensitivity position through the use of floating rate loans and by matching funds acquired having a specific maturity with loans, securities, or money market investments with similar maturities. The rate sensitivity position is computed for various repricing intervals by calculating rate sensitivity gaps. Although the rate sensitivity gap constantly changes as funds are acquired and invested, Robinson's negative gap at one year or less of $23,050 at March 31, 1995 and $22,795 at December 31, 1994 was approximately (22.93)% and (21.76)% of the earning assets at March 31, 1995 and December 31, 1994, respectively.

Capital

The capital of Robinson is determined by the changes in the level of net income and the payout of dividends.
The capital ratios are also affected by changes in total capital and total assets. The strength of its capital position determines the ability of a financial institution to take advantage of growth opportunities and handle unforeseen financial difficulties.
Robinson's stockholders' equity at March 31, 1995 was $9,877 an increase of 7.68% from December 31, 1994.
Robinson's stockholders' equity at December 31, 1994 was $9,173, an increase of 4.69% from the December 31, 1993 total of $8,762.

Robinson's subsidiary, The First National Bank in
Robinson (First National), is subject to the issuance of capital adequacy guidelines by its regulators; the Federal Reserve, the Office of the Comptroller of the Currency, and the Federal Deposit Insurance
Corporation; all of which have issued similar guidelines for the measurement of capital adequacy.
One measure is the leverage capital ratio, which equals the ratio of ending capital less intangible assets to average total assets less intangible assets. The leverage ratio must be more than 3%. The regulators have also issued similar risk-based capital guidelines for all U.S. banks and bank holding companies modeled after the Basle Accord which has been adopted by the central banks of major industrialized nations in an effort to harmonize bank capital standards. The guidelines include a definition of capital and provide a framework for calculating risk-weighted assets by assigning assets and off-balance sheet instruments to broad risk categories. The standards, which must now be met, are a minimum ratio of total capital to risk-weighted assets with a minimum of 4% when using
Tier 1 capital and a minimum of 8% when using Tier 2 capital. Tier 1 capital is the sum of the core capital elements (common shareholders' equity, qualifying perpetual preferred stock and minority interest in the equity accounts of consolidated subsidiaries) less intangible assets. Tier 2 capital is the same as Tier
1 capital plus the allowance for loan losses limited to a maximum of 1.25% of risk-weighted assets. The First
National Bank in Robinson's capital level significantly exceeds the minimum standards and is summarized in the following table.

                                                          Regulatory
                           March 31,December 31,December 31,Minimum
                             1995       1994        1993  Guidelines
Capital Components
  Tier 1 capital            $9,520     $9,271      $8,481
  Tier 2 capital            10,171      9,891       9,035
Assets
  Risk weighted assets
    and off-balance
    sheet instruments       73,047     70,288      74,101
Capital Ratios
  Leverage                   9.14%      8.54%       8.11%     3.00%
  Tier 1 risk-based capital 12.69%     13.19%      11.45%     4.00%
  Tier 2 risk-based capital 13.58%     14.07%      12.19%     8.00%


Inflation

For a financial institution, effects of price changes and inflation vary considerably from an industrial organization. Changes in prices of goods and services are the primary determinant of an industrial company's profit, whereas changes in interest rates have a major impact on a financial institution's profitability.
Inflation affects the growth of total assets, but it is difficult to assess it impact because neither the timing nor magnitude of the changes in the consumer price index directly coincide with changes in interest rates.

During periods of high inflation there are normally increases in the money supply. During such times, financial institutions often experience above average growth in loans and deposits. Also, general increases in the prices of goods and services will result in increased operational expenses. Over the past few years the rate of inflation has been relatively low, and its impact on the balance sheet and levels of income and expense has been nominal.

             DESCRIPTION OF AMBANC CAPITAL STOCK

               AUTHORIZED BUT UNISSUED SHARES

      AMBANC's Articles of Incorporation authorize the issuance of 5,000,000 shares of AMBANC Common Stock, of which 2,372,555 shares were issued and outstanding at July 1, 1995, and 200,000 shares of Preferred Stock,
$10.00 par value, of which no shares were issued and outstanding at July 1, 1995. The Board of Directors has the power to determine the relative rights and restriction of any series of Preferred Stock it may authorize in the future and may provide terms upon which Preferred Stock may be converted into shares of any other class of stock. AMBANC has reserved up to 24,000 shares of AMBANC Common Stock that may be issued pursuant to options granted under a previously existing stock option plan.

                        COMMON STOCK

VOTING RIGHTS

      Each share of AMBANC Common Stock entitles the holder thereof to one vote on all matters on which the holders of shares of AMBANC Common Stock are entitled to vote. Except for (a) supermajority votes required to approve certain business combinations and certain other matters (see "DESCRIPTION OF AMBANC CAPITAL STOCK
- -- Anti-takeover Provisions"), and (b) certain corporate actions that must be approved by a majority of the outstanding votes of the relevant voting group under the Indiana Business Corporation Law, the affirmative vote of the holders of the majority of the votes cast at a meeting at which a quorum is present is sufficient to approve matters submitted for shareholder approval, except that Directors are elected by a plurality of the votes cast. Shareholders do not have cumulative voting rights for the election of Directors.
Directors may be removed, with or without cause, only by the vote of 80 percent of the shares entitled to vote at an election of Directors.

DIVIDEND RIGHTS

      Subject to any preferential dividend rights of a series of shares of Preferred Stock, the holders of AMBANC Common Stock are entitled to receive dividends as and when declared by the Board of Directors from funds legally available for their payment. A dividend may be paid by AMBANC only if, after paying such dividend, (1) AMBANC would be able to pay its debts as they become due in the usual course of business, and

(2) AMBANC total assets would not be less than the sum of its total liabilities (and without regard to any amounts that would be needed, if AMBANC were to be dissolved at the time of the dividend, to satisfy the preferential rights upon dissolution of any shareholders whose preferential rights are superior to those receiving the dividend, unless the Board provides otherwise by means of an amendment to the Articles of Incorporation that designates the terms of the shares having such preferential rights). Furthermore, because funds for the payment of dividends by AMBANC must come primarily from the earnings of its four subsidiary banks and restrictions on the amount of dividends that the subsidiary banks may pay also restrict the amount of funds available for payment of dividends by AMBANC.

LIQUIDATION

      Upon any liquidation, dissolution, or winding up of the affairs of AMBANC, the holders of AMBANC Common
Stock are entitled to share ratably in the assets legally available for distribution to the holders of AMBANC Common Stock after satisfaction in full of any liquidation preference to which holders of Preferred
Stock, if any, may then be entitled.

OTHER MATTERS

      Holders of AMBANC Common Stock do not have preemptive or conversion rights with respect to any securities of AMBANC. There are no sinking fund provisions applicable to shares of AMBANC Common Stock.

      All outstanding shares of AMBANC Common Stock are, and the shares offered hereby will be, when issued, fully paid and nonassessable. Such shares are not redeemable at the option of AMBANC or holders thereof.

      Bank One, Indianapolis, N.A. serves as the transfer agent of AMBANC Common Stock.

                       PREFERRED STOCK

      AMBANC's Articles of Incorporation authorize the Board of Directors, without further shareholder approval, to establish the relative rights, designations, preferences, and limitations or restrictions of the shares of Preferred Stock prior to the issuance thereof, including without limitation, dividend rights, conversion rights, voting rights, liquidation preferences, redemption rights, division into series, sinking fund provisions, and similar matters. Thus, the Board of Directors may authorize a series of Preferred Stock with rights and preferences that are superior to those of AMBANC Common Stock, the issuance of which could adversely affect the voting power of the holders of AMBANC Common Stock.

      The availability of Preferred Stock with unspecified voting rights and possibly other rights, such as a required approval of mergers or other extraordinary corporate transactions, could be used by management to create voting impediments or to deter persons seeking to effect a merger or otherwise to gain control of AMBANC.

      Preferred Stock may also be issued at some future time in connection with an acquisition by AMBANC of an additional company or companies or some other business permitted to be acquired by AMBANC. However, no such future issuances are presently planned or contemplated.

                  ANTI-TAKEOVER PROVISIONS

      AMBANC's Articles of Incorporation and Bylaws contain certain anti-takeover provisions described below. These provisions may discourage or prevent tender or exchange offers by a corporation or group that intends to use the acquisition of a substantial number of shares of AMBANC to initiate a takeover culminating in a merger or other business combination.
In recent years a number of other companies have adopted similar charter or bylaw provisions for the same or similar reasons. These provisions may also have the effect of making the removal of current management more difficult.

POSSIBLE ISSUANCE OF COMMON STOCK

      As of July 1, 1995, there were 5,000,000 authorized shares of AMBANC Common Stock of which 2,372,555 shares were outstanding and 24,000 shares were reserved for future issuance. Upon consummation of the Merger, assuming that all Robinson shareholders elect to receive shares of AMBANC Common Stock as the Merger Consideration and assuming no Robinson shareholders dissent, it is estimated that approximately 3,009,059 shares of AMBANC Common Stock will be outstanding and not reflecting the payment of cash for fractional share interests), with shares reserved for future issuance. The Board could use the authorized but unissued shares at its discretion to resist the consummation of certain takeover attempts by, for example, diluting the ownership interest of a substantial shareholder or substantially increasing the amount of consideration necessary for a shareholder to obtain control.

POSSIBLE ISSUANCE OF PREFERRED STOCK

      AMBANC's Articles of Incorporation authorize the Board of Directors to issue up to 200,000 shares of Preferred Stock in one or more series. The Board is authorized to fix the number of shares to be included in the new series, the designation, powers, preferences, and voting and other rights of each such series, and the qualifications, limitations, or restrictions thereof. The Board could use the Preferred Stock at its discretion to resist the consummation of certain takeover attempts.

SUPERMAJORITY VOTE AND MINIMUM PRICE REQUIRED FOR
BUSINESS COMBINATIONS

      The Articles of Incorporation of AMBANC include a provision imposing certain supermajority vote and minimum price requirements on any "Business
Combination" with a "Related Person" unless the combination has been approved by the vote of two-thirds of certain members of the Board of Directors of AMBANC who are not associated with the Related Person. This provision defines "Business Combination" very broadly to include, subject to certain conditions, (i) any merger or consolidation of AMBANC or any of its subsidiaries into or with a Related Person, its affiliates or associates; (ii) any sale, exchange, lease, transfer or other disposition by AMBANC or any of its subsidiaries of all or any substantial part of its or their assets or businesses to or with a Related
Person, its affiliates or associates; (iii) the purchase, exchange, lease or acquisition by AMBANC or any of its subsidiaries of all or any substantial part of the assets or business of a Related Person, its affiliates or associates; (iv) any reclassification of securities, recapitalization or other transaction that has the effect of increasing the proportionate amount of AMBANC's Common Stock (or other voting capital security) beneficially owned by a Related Person; (v) any partial or complete liquidation, spinoff or split up of AMBANC or any of its subsidiaries; and (vi) the acquisition by a Related Person of beneficial ownership upon issuance of Common Stock (or other voting capital shares) of AMBANC or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such shares. "Related Person" also is defined broadly to mean any person (which includes any individual, corporation or entity other than AMBANC or its subsidiaries) who (i) beneficially owns ten percent or more of AMBANC Common Stock (or other voting capital security) (a "Ten Percent
Shareholder"); (ii) any person who within the preceding two-year period has been a Ten Percent Shareholder and who directly or indirectly controls, is controlled by, or is under common control with AMBANC; or (iii) any person who has received, other than pursuant to or in a series of transactions involving a public offering within the meaning of the Securities Act of 1933, AMBANC Common Stock (or other voting capital security) that has been owned by a Related Person within the preceding two-year period. In the absence of approval by the AMBANC Directors who are not associated with the Related Person or, in the alternative, the agreement by the Related Person to pay all other shareholders a certain minimum price for their shares, a Business
Combination with a Related Person would require the approval of 80 percent of the outstanding voting stock plus the approval of a majority of the outstanding shares that are not controlled by the Related Person.
In general terms, the restrictions apply to mergers or consolidations of AMBANC or any subsidiary with any Related Person, transfers or encumbrances of all or substantially all of the assets of AMBANC to a Related
Person, the adoption of any plan of liquidation proposed by a Related Person or any transaction which would have the effect, directly or indirectly, of increasing the proportionate share of any class of equity securities of AMBANC or any shareholder
(including affiliates and associates) who is the beneficial owner of more than 10 percent of the voting power of the then outstanding shares entitled to vote generally in the election of Directors of AMBANC.
Absent the provision regulating Business Combinations, mergers, consolidations, and sales of all or substantially all assets would require only the approval of a majority of the Board of Directors and (subject to the rights of any Preferred Stock issued in the future) the affirmative vote of a majority of the total number of outstanding shares of AMBANC entitled to vote on the matter.

CLASSIFIED BOARD

      The Articles also permit the Bylaws, when the Board consists of at least nine members, to provide for the Board to be divided into two or three equal (or as nearly equal as possible) classes of Directors serving staggered two or three-year terms. As a result, approximately one-half or one-third of the Board would be elected each year. Initially, members of all classes would be elected at an annual meeting of shareholders. Directors then elected to Class I would serve until the annual meeting of shareholders held one year later. If the Board is divided into three classes, Directors initially elected to Classes II and III would serve until the annual meetings held two or three years later, respectively. Commencing with the reelection of Directors to Class I one year after the initial election of all three classes, each class of Directors elected at an annual meeting would be elected to three-year terms. In addition, the Bylaws provide that any vacancy shall be filled by a majority vote of the remaining Directors. Any Director elected to fill such vacancy shall hold office for an unexpired term of the class of which he is a member. The Board of Directors of AMBANC is currently divided into three classes.

REMOVAL OF DIRECTORS

      The Articles provide that any Director may be removed only by an 80 percent affirmative vote of the outstanding voting power at a shareholders' meeting called for that purpose, with or without good cause.

AMENDMENT, CHANGE, OR REPEAL OF CERTAIN ARTICLES

      The Articles provide that any amendment, change, or repeal of certain of the articles of the Articles of Incorporation described above would require the approval of (a) at least 80 percent of the outstanding voting power, and (b) in the case of an amendment, change, or repeal of any of the above-stated provisions proposed by or on behalf of a Related Person, the approval by a majority of the shares not controlled by the Related Person. However, in the event that an amendment, change, or repeal of those provisions is approved by two-thirds of the Board of Directors, and, if the amendment is proposed by or on behalf of a Related Person, by the favorable vote of two-thirds of certain Directors who are not associated with the Related Person, the affirmative vote of a majority of the outstanding voting power would be sufficient to approve any such amendment, change, or repeal.

CONTROL SHARE RESTRICTIONS

      AMBANC has elected not to be governed by Chapter
42 of the Indiana Business Corporation Law.  Chapter
42, which deals with Control Share Acquisitions, was adopted by the Indiana Legislature in 1986 and provides that shares acquired by a person or a group in excess of certain percentages of the total outstanding shares

(20 percent, 33-1/3 percent, and 50 percent) have only such voting rights as are approved by certain disinterested shareholders. In order to obtain shareholder approval of voting rights for the excess control shares, the acquiring person or group must give written notice of the control share acquisition and request a special shareholders' meeting. Because of the inflexibility of the statute, many corporations, including AMBANC, have decided not to be subject to Chapter 42 but instead to rely on the anti-takeover provisions in their Articles of Incorporation to protect them against unwanted takeovers or other hostile maneuvering that would not be in the best interest of their shareholders.

POTENTIAL DISADVANTAGES TO SHAREHOLDERS

      Although the purpose of these provisions is to insure fair treatment of all shareholders in the event of certain mergers, tender offers, or other attempts to acquire control of AMBANC (a "takeover"), the provisions regarding Business Combinations (as well as the voting requirements regarding the removal of directors) and the classified board provisions may have certain adverse effects in that they may make more difficult the accomplishment of certain takeovers at prices or on terms that some shareholders may consider beneficial, impede the assumption of control by principal shareholders in some cases, or make more difficult the removal of current management even if favored by a majority of the shareholders.

             COMPARISON OF ROBINSON COMMON STOCK
                   AND AMBANC COMMON STOCK

                           GENERAL

      The Robinson Common Stock is similar in many respects to the AMBANC Common Stock to be issued pursuant to the Merger. Certain differences exist, however, because Robinson's Articles of Incorporation differs from the Articles of Incorporation of AMBANC, and the provisions of the Illinois Business Corporation
Act (under which Robinson is organized) differ from the provisions of the Indiana Business Corporation Law
(under which AMBANC is organized). The following is a comparison of Robinson Common Stock with AMBANC Common
Stock and a description of certain material differences between them.

                      NUMBER OF SHARES
                   AUTHORIZED BUT UNISSUED

      The Articles of Incorporation of Robinson authorize the issuance of 240,000 shares of Robinson
Common Stock, no par value per share. As of July 1, 1995, 119,200 shares of Robinson Common Stock were issued and outstanding. The Articles of Incorporation of AMBANC authorize the issuance of 5,000,000 shares of Common Stock, $10.00 par value, of which 2,372,555 shares were issued and outstanding as of July 1, 1995, and of which 24,000 shares have been reserved for future issuance pursuant to options granted pursuant to a previously existing stock option plan, and 200,000 shares of Preferred Stock, $10.00 par value, of which no shares were issued and outstanding as of July 1, 1995. Upon consummation of the Merger, it is estimated that approximately 3,009,059 shares of AMBANC Common
Stock will be issued and outstanding (assuming no dissenting shareholders). The remaining shares of AMBANC Common Stock will remain authorized but unissued and may be issued by the Board of Directors of AMBANC without further shareholder approval for any proper corporate purpose, including possible issuance in connection with mergers and acquisitions. Such shares could be issued either to existing shareholders of AMBANC or to persons who are not then shareholders of AMBANC. The Board of Directors has no present plans to issue the shares of AMBANC Common Stock that will be authorized but unissued after the Merger except the shares which have been reserved for future issuance as previously stated.

                       PREFERRED STOCK

      Unlike the Articles of Incorporation of Robinson, which provides only for the issuance of common stock, the Articles of Incorporation of AMBANC authorize the Board of Directors to issue 200,000 shares of Preferred
Stock, $10.00 par value.  The Articles give the AMBANC
Board of Directors the authority to establish the relative rights, preferences, restrictions and limitations of rights of the Preferred Stock. Such
Preferred Stock has no voting rights except on matters to which it is entitled to vote as a class under the Indiana Business Corporation Law. The AMBANC Board of
Directors presently has no plans to issue any of the authorized shares of Preferred Stock.

                       DIVIDEND RIGHTS

      Holders of Robinson Common Stock and AMBANC Common
Stock each have the right to receive, pro rata, such dividends as are declared by the Board of Directors out of funds legally available. Robinson's and AMBANC's ability to pay dividends is dependent upon their receipt of dividends from their respective bank subsidiaries. The amount of dividends paid by AMBANC's subsidiaries Casey and Farmers' is subject to the provisions of the Illinois Banking Act, which limit the amount of dividends an Illinois-chartered bank may pay to the amount of net profits on hand less losses and bad debts. The National Banking Act restricts the amount of dividends national banks, including American
National and Citizens', can pay. Prior approval of the Comptroller of the Currency is required if the total of all dividends declared by American National or Citizens' in any calendar year would exceed net income for the preceding two calendar years. As a practical matter, the amount of dividends payable by Robinson's and AMBANC's banking subsidiaries is restricted to a lesser amount than legally permissible because of the need for the banks to maintain adequate capital.
Robinson's and AMBANC's ability to pay dividends is also restricted by the state corporation laws under which they were organized. Pursuant to the Illinois
Business Corporation Act, to which Robinson is subject, and the Indiana Business Corporation Law, to which AMBANC is subject, generally the payment of dividends is prohibited if, after giving effect to the payment, either the corporation would not be able to pay its debts as they come due in the usual course of business or the corporation's total assets would be less than the sum of its liabilities plus preferential rights payable upon dissolution.

                        VOTING RIGHTS

      Each holder of Robinson Common Stock and AMBANC
Common Stock is entitled to one vote per share on most matters submitted to a vote of shareholders. The shareholders of AMBANC and Robinson do not have cumulative voting rights on the election of Directors, which means that the Directors standing for election at a particular meeting can be elected by a simple plurality of the votes cast.

      The affirmative vote of the holders of a majority of the shares entitled to vote is sufficient to approve most matters submitted to a shareholder vote of either corporation. Under the Indiana Business Corporation
Law, a merger, consolidation, or sale of substantially all of a corporation's assets must be approved by the holders of a majority of the outstanding shares of Robinson Common Stock. In contrast, the Illinois
Business Corporation Act requires that mergers, consolidations, and sales of substantially all of a corporation's assets be approved by holders of two-thirds of the outstanding shares. The Articles of Incorporation of AMBANC in addition contain certain anti-takeover provisions which, among other things, require a supermajority vote of shareholders in certain circumstances. See "DESCRIPTION OF AMBANC CAPITAL
STOCK--Anti-Takeover Provisions."

                     LIQUIDATION RIGHTS

      In the event of liquidation of Robinson or AMBANC, the holders of common stock will be entitled to receive, pro rata, all of the assets remaining for distribution to shareholders.

                ABSENCE OF PREEMPTIVE RIGHTS

      Neither the holders of Robinson Common Stock nor the holders of AMBANC Common Stock have preemptive rights to purchase their proportionate share of any future offering of common stock by Robinson or AMBANC.

                  ANTI-TAKEOVER PROVISIONS

      The Articles of Incorporation of Robinson does not contain any provision that might deter the takeover or change-in-control of Robinson. Unlike the Articles of Incorporation of Robinson, the Articles of Incorporation of AMBANC contain certain anti-takeover provisions. See "DESCRIPTION OF AMBANC CAPITAL
STOCK--Anti-Takeover Provisions."

                           EXPERTS

      The financial statements of Robinson for the years
1994 and 1993 have been examined by Kemper CPA Group, L.L.C., independent certified public accountants, for the periods indicated in their reports thereon, which appear elsewhere herein, and have been included herein in reliance upon their reports given upon their authority as experts in accounting and auditing. The financial statements of AMBANC for the years 1994, 1993, and 1992, which are incorporated by reference herein, have been examined by Crowe, Chizek & Company, which served as AMBANC's independent certified public accountants until the completion of the 1994 audit, for the periods indicated in their reports therein and have been included therein in reliance upon their reports given upon their authority as experts in accounting and auditing.

           LEGAL OPINIONS AND INTEREST OF COUNSEL

      Certain legal matters relating to the Merger, certain federal income tax consequences of the Merger and the legality of the securities offered hereby have been passed upon for AMBANC by Leagre & Barnes, 9100
Keystone Crossing, Suite 800, Indianapolis, Indiana.
As of the date of this Prospectus/Proxy Statement, partners of Leagre & Barnes beneficially own approximately 6,200 shares of AMBANC Common Stock.
                        OTHER MATTERS

      The Board of Directors of Robinson does not know of any other matters that may come before the Special
Meeting of Shareholders.

                   FIRST ROBINSON BANCORP
                       AND SUBSIDIARY
                     ROBINSON, ILLINOIS

              CONSOLIDATED FINANCIAL STATEMENTS

            FIRST ROBINSON BANCORP AND SUBSIDIARY
              CONSOLIDATED FINANCIAL STATEMENTS


                      TABLE OF CONTENTS

                                                         Page

Consolidated Financial Statements

Independent Auditors' Report                              F-3

Consolidated Balance Sheets                               F-4

Consolidated Statements of Income                         F-5

Consolidated Statements of Changes in Stockholders'
Equity                                                    F-6

Consolidated Statements of Cash Flows                     F-7

Notes to Financial Statements                             F-9

Compiled Financial Statements

Accountants' Report                                      F-24

Consolidated Balance Sheets as of March 31, 1995 and
1994                                                     F-25

Consolidated Statements of Income for the Three Months
Ended March 31, 1995 and 1994                            F-26

Consolidated Statements of Changes in Stockholders'
Equity for the Three Months Ended March 31, 1995 and
1994                                                     F-27

Consolidated Statements of Cash Flows for the Three
Months Ended March 31, 1995 and 1994                     F-28

Selected Information - Substantially All Disclosures
Required by Generally Accepted Accounting Principles
are not Included - March 31, 1995 and 1994               F-30

                   302 East Walnut Street
                  Robinson, Illinois  62454



                INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders
First Robinson Bancorp
Robinson, Illinois

We have audited the accompanying consolidated balance sheets of First Robinson Bancorp and Subsidiary as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended
December 31, 1994, 1993 and 1992. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Robinson
Bancorp and Subsidiary as of December 31, 1994 and
1993, and the results of their operations and their cash flows for the years ended December 31, 1994, 1993 and 1992 in conformity with generally accepted accounting principles.



KEMPER CPA GROUP L.L.C.
Certified Public Accountants

January 20, 1995

            FIRST ROBINSON BANCORP AND SUBSIDIARY
                 CONSOLIDATED BALANCE SHEETS
                        DECEMBER 31,

                                                  1994           1993
ASSETS
Cash and due from banks                        $2,935,758    $2,027,826
Federal funds sold                                     --     3,700,000
Securities held to maturity (approximate
  market value of $554,000 in 1994 and
  $35,867,065 in 1993)                            584,000    34,477,069
Securities available for sale at market        34,381,711            --
Loans, net of unearned discount of $1,120,188
  in 1994 and $1,321,078 in 1993 and net
  allowance for loan losses of $620,000 in 1994
  and $553,354 in 1993                         66,941,368    65,308,523
Bank premises and equipment, net of accumulated
  depreciation of $1,945,528 in 1994 and
  $1,804,176 in 1993                            2,401,019     2,460,891
Interest receivable on loans and investments    1,108,371       941,951
Other intangible assets                           464,691       355,452
Income tax receivable                              48,117       204,550
Other real estate owned                                --        60,000
Other assets                                      327,444       339,843
  TOTAL ASSETS                               $109,192,479  $109,876,105


LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
  Demand deposits - non-interest bearing      $10,887,897   $11,690,207
  Demand deposits - interest bearing           18,931,689    18,803,731
  Time and savings deposits                    65,790,431    67,234,049
    Total deposits                             95,610,017    97,727,987

Federal funds purchased and securities sold
  under agreements to repurchase                3,146,950     2,234,762
Deferred income taxes                             467,103       472,665
Accounts payable and accrued expenses             426,314       377,558
Other liabilities                                 368,884       301,203
  Total liabilities                           100,019,268   101,114,175

Stockholders' equity
  Common Stock (no par value: authorized
    240,000 shares, issued 120,000 shares;
    Outstanding 119,200)                          600,000       600,000
  Capital Surplus                               2,200,000     2,200,000
  Retained Earnings                             6,937,141     6,062,769
  Less treasury stock (800 shares at cost)       (37,956)      (37,956)
  Unrealized depreciation on securities
    available for sale                          (525,974)            --
  Less unrealized loss on equity securities            --      (62,883)
    Total stockholders' equity                  9,173,211     8,761,930
    TOTAL LIABILITIES AND
      STOCKHOLDERS' EQUITY                   $109,192,479  $109,876,105


The accompanying notes are an integral part of these consolidated financial statements.

                 FIRST ROBINSON BANCORP AND SUBSIDIARY
                   CONSOLIDATED STATEMENTS OF INCOME
                   FOR THE YEARS ENDED DECEMBER 31,

                                       1994        1993        1992
Interest Income
  Interest and fees on loans        $5,795,345  $4,989,232  $4,061,320
  Interest on investment securities
    U.S. Treasury Securities           534,365     706,462     960,414
    Obligations of other U.S. government
      agencies and corporations      1,064,607   1,397,053   1,695,455
Obligations of state and political
  subdivisions                         562,695     583,182     517,088
Other securities                            --          --     259,871
Interest on federal funds sold          73,483      44,710      81,673
Interest on deposits in bank                --          --         862
  Total interest income              8,030,495   7,720,639   7,576,683

Interest expense
  Interest on deposits               3,428,346   3,198,402   3,840,380
  Interest on federal funds purchased
    and securities sold under agreements
    to repurchase                      126,429      88,263      80,702
    Total interest expense           3,554,775   3,286,665   3,921,082

Net interest income                  4,475,720   4,433,974   3,655,601
Provision for loan losses            (238,172) (1,022,194)   (119,635)
Net interest income after provision
  for loan losses                    4,237,548   3,411,780   3,535,966

Other income
  Commissions and fees from fiduciary
    activities                         158,716     142,173     162,782
  Service charges on deposit accounts  158,457     151,113      99,056
  Other service charges and fees        65,852      63,223      56,329
  Net investment securities gains       34,992      79,746     151,179
  Other income                          74,849      76,417      13,906
    Total other income                 492,866     512,672     483,252

Other expenses
  Salaries and employee benefits     1,608,708   1,492,644   1,400,318
  Equipment expense                    190,653     190,289     171,331
  Net occupancy expense of premises    252,855     234,968     212,036
  Net cost of operation of other
    real estate                         10,631       5,331      16,348
  FDIC Assessment                      216,836     204,287     191,732
  Legal and accounting fees            106,086      90,330     103,339
  Directors' fees                      200,197     165,839     109,460
  Printing and office supplies         126,656     136,113     144,578
  Other expenses                       587,272     528,382     498,546
    Total other expenses             3,299,894   3,048,183   2,847,688
Income before income taxes           1,430,520     876,269   1,171,530
Income tax provision                 (371,388)   (133,026)   (289,121)
  Net income                        $1,059,132    $743,243    $882,409
Earnings per common share                $8.89       $6.22       $7.38
Average shares outstanding             119,200     119,518     119,600

The accompanying notes are an integral part of these consolidated financial statements.

                                  FIRST ROBINSON BANCORP AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                    FOR THE YEARS ENDED DECEMBER 31,
                                                                      Unrealized
                                                                     Depreciation Unrealized
                                                                     On Securities  Loss on
                         Common     Capital      Retained  Treasury    Available  Marketable
                          Stock     Surplus      Earnings    Stock     for Sale   Securities    Total

Balance at
  December 31, 1991    $600,000  $(2,200,000)  $4,764,670  $(15,400)         $--  $(178,539)  $7,370,731
Net income for 1992          --            --     882,409         --          --          --     882,409
Cash dividends paid
  $1.31 per share            --            --   (156,677)         --          --          --   (156,677)
Unrealized loss on
  marketable securities      --            --          --         --          --     122,419     122,419

Balance at
  December 31, 1992    $600,000  $(2,200,000)  $5,490,402  $(15,400)         $--   $(56,120)  $8,218,882
Net income for 1993          --            --     743,243         --          --          --     743,243
Cash dividends paid
  $1.43 per share            --            --   (170,876)         --          --          --   (170,876)
Unrealized loss on
  marketable securities      --            --          --         --          --     (6,763)     (6,763)
400 Shares of Treasury
  Stock purchased at
  $56.39 per share           --            --          --   (22,556)          --          --    (22,556)

Balance at
  December 31, 1993    $600,000  $(2,200,000)  $6,062,769  $(37,956)         $--   $(62,883)  $8,761,930
Net income for 1994          --            --   1,059,132         --          --          --   1,059,132
Cash dividends paid
  $1.55 per share            --            --   (184,760)         --          --          --   (184,760)
Unrealized depreciation
  on securities
  available for sale         --            --          --         --          --      62,883      62,883
Unrealized recovery on
  marketable securities      --            --          --         --   (525,974)               (525,974)

Balance at
  December 31, 1994    $600,000  $(2,200,000)  $6,937,141  $(37,956)  $(525,974)         $--  $9,173,211


The accompanying notes are an integral part of these consolidated financial statements.

                 FIRST ROBINSON BANCORP AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                   FOR THE YEARS ENDED DECEMBER 31,

Cash flows from operating activities:        1994         1993         1992
  Net income                            $1,059,132     $743,243     $882,409
  Adjustments to reconcile net income
    to net cash provided by operating
    activities:
    Depreciation and amortization          174,409      170,608      127,054
    Provision for credit losses            238,172    1,022,194      119,635
    Provision for deferred taxes            85,605        7,108     (75,152)
    Net investment securities gains       (34,992)     (79,746)    (151,179)
    Gain on sale of fixed assets             (768)           --           --
    Increase in accrued income           (203,260)    (181,161)     (119,333
    Increase in accrued expenses           417,308      138,659        3,651

  Net cash provided by operating activities1,735,606  1,820,905      787,085

Cash flows from investing activities:

  Net decrease in deposits at other banks       --           --      100,000
  Net (increase) decrease in federal
    funds sold                           3,700,000    (400,000)  (1,500,000)
  Purchases of investment securities  (10,278,050)  (4,305,309) (28,467,300)
  Proceeds from sales of investment
    securities                           5,617,640    7,420,215   17,487,595
  Proceeds from maturities of investments3,385,565    8,788,550    5,728,582
  Accretion and amortization of investments 72,056      143,826    1,007,585
  Net increase in loans                (1,699,491) (19,188,051)  (8,580,485)
  Purchases of properties and equipment   (90,352)    (217,814)    (358,558)
  Proceeds of properties and equipment       5,500           --       23,508

  Net cash provided (used) by
    investing activities                   712,868  (7,758,583) (14,559,073)

Cash flows from financing activities:

  Net increase (decrease) in demand,
    savings and NOW deposits           (2,862,859)    2,096,280    9,031,744
  Net increase in time deposits            744,889    3,004,757    4,118,149
  Net increase in repurchase agreements    762,188      117,719      297,221
  Purchase of treasury stock                    --     (22,556)           --
  Dividends paid                         (184,760)    (170,876)    (156,677)

  Net cash provided (used) by financing
    activities                         (1,540,542)    5,025,324   13,290,437

Net increase (decrease) in cash and
  due from banks                           907,932    (912,354)    (481,551)

Cash and due from banks at Beginning
  of Year                                2,027,826    2,940,180    3,421,731

Cash and due from banks at End of Year  $2,935,758   $2,027,826   $2,940,180



The accompanying notes are an integral part of these consolidated financial statements.

                 FIRST ROBINSON BANCORP AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                   FOR THE YEARS ENDED DECEMBER 31,

                                            1994       1993      1992
Other disclosures:

Interest paid                          $3,501,234 $3,304,497
$3,921,559

Income taxes paid                        $300,000   $340,000   $351,199

Supplemental schedule of non-cash
  investing activities:
  Total increase in unrealized
    depreciation on securities available
    for sale                             $525,974        $--        $--
Unrealized recovery (loss) on marketable
  equity securities                       $62,883   $(6,763)   $122,419







































The accompanying notes are an integral part of these consolidated financial statements.

                 FIRST ROBINSON BANCORP AND SUBSIDIARY
                     NOTES TO FINANCIAL STATEMENTS
                   DECEMBER 31, 1994, 1993 AND 1992

Note 1:    Summary of Significant Accounting Policies

           The accounting and reporting policies of First Robinson Bancorp conform to generally accepted accounting principles and to general practice within the banking and mortgage banking industries. The following is a description of the more significant accounting policies.

           Formation of Robinson Bancorp

           On September 2, 1983, First Robinson Bancorp completed the exchange of their shares for the outstanding common stock of the First National Bank in Robinson. First Robinson Bancorp issued 60,000 shares of its common stock for 60,000 shares of the First National Bank in Robinson common stock. A subsequent stock split on one-for-one basis was effective to shareholders of record on December 17, 1983. The consolidation has been accounted for using the pooling of interest method of accounting for financial statement purposes.

           Basis of Consolidation

           The consolidated financial statements of First Robinson Bancorp (the Bank) include the accounts of the Bank and its wholly owned subsidiary, the First National Bank in Robinson, which owns all of the Bank's premises. Significant intercompany transactions and amounts have been eliminated.

           Securities

           On January 1, 1994, the Bank adopted Financial Accounting Standard No. 115 (FAS 115), "Accounting for Certain Investments in Debt and Equity Securities." Prior to adoption of FAS 115, all securities were carried at amortized cost (cost adjusted for amortization of premiums or accretion of discounts), because management had the intent and ability to hold them for the foreseeable future. Upon adoption of FAS 115, securities were classified by management as available for sale or held to maturity. The adoption of FAS 115 in 1994 had no effect on net income, earnings per share or retained earnings, but did decrease shareholders' equity by $525,974 as of December 31, 1994, which is a market adjustment of $(751,391) less $225,417 in deferred taxes. The unrealized depreciation on securities available for sale is reflected as a separate component of equity on the balance sheet.

                 FIRST ROBINSON BANCORP AND SUBSIDIARY
                     NOTES TO FINANCIAL STATEMENTS
                   DECEMBER 31, 1994, 1993 AND 1992
                              (Continued)

Note 1:    Summary of Significant Accounting Policies (Continued)

           Securities classified as available for sale are securities that the Corporation intends to hold for an indefinite period of time, but not necessarily until maturity and include securities that management might use as part of its asset-liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital or other similar factors, and which are carried at market value. Securities classified as held to maturity are securities that the Corporation has both the ability and positive intent to hold to maturity and are carried at cost adjusted for amortization of premium or accretion of discount using the level yield basis. Gains and losses on securities are computed on a specific identification basis.

           Allowance for Credit Losses

           The allowance is maintained at a level adequate to absorb probable losses. Management determines the adequacy of the allowance based upon reviews of individual credits, recent loss experience, current economic conditions, the risk characteristics of the various categories of loans and other pertinent factors. Credits deemed uncollectible are charged to the allowance. Provisions for credit losses and recoveries on loans previously charged off are added to the allowance.

           Premises and Equipment

           Premises and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed principally by the straight line method over the estimated useful lives of the assets.

           Organizational Cost

           The Bank has incurred organizational costs arising from the proposed merger which have been capitalized. Due to continuing current costs, amortization has not commenced as of December 31, 1994.

           Interest Income on Loans

           Interest on loans is accrued and credited to income based on the principal amount outstanding. The accrual of interest on loans is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all unpaid accrued interest is reversed.

                 FIRST ROBINSON BANCORP AND SUBSIDIARY
                     NOTES TO FINANCIAL STATEMENTS
                   DECEMBER 31, 1994, 1993 AND 1992
                              (Continued)


Note 1:    Summary of Significant Accounting Policies (Continued)

           Loan Origination Fees and Costs

           First Robinson Bancorp has not implemented Statement of Financial Accounting Standards Statement 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases." This amount has been determined to be immaterial.

           Retirement Plan

           Retirement plan costs are charged to salaries and employee benefits expense and are funded as accrued.

           Other Real Estate Owned

           Real estate acquired by foreclosure is carried at the lower of the recorded investment in the property or its fair market value. Prior to foreclosure, the value of the underlying loan is written down to the fair market value of the real estate to be acquired by a charge to the allowance for credit losses, if necessary. Any subsequent write downs are charged against operating expenses. Operating expenses of such properties, net of related income, and gains and losses on their disposition are included in other expenses.

           Income Taxes

           Provisions for income taxes are based on amounts reported in the statements of income (after exclusion of non-taxable income such as interest on state and municipal securities) and include deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred taxes are computed on the liability method as prescribed in SFAS No. 109, "Accounting for Income Taxes."

           Net Income Per Share of Common Stock

           Net income per share of common stock is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period.

           Off-Balance-Sheet Financial Instruments

           In the ordinary course of business the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

                 FIRST ROBINSON BANCORP AND SUBSIDIARY
                     NOTES TO FINANCIAL STATEMENTS
                   DECEMBER 31, 1994, 1993 AND 1992
                              (Continued)


Note 1:    Summary of Significant Accounting Policies (Continued)

           Cash and Cash Equivalents

           For the purpose of presentation in the Statements of Cash Flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption
           "Cash and Due from Banks."

Note 2:    Restricted Cash Balances

           Aggregate reserves (in the form of deposits with the Federal Reserve Bank) of $346,000 and $893,000 were maintained to satisfy Federal regulatory requirements at December 31, 1994 and 1993, respectively. As compensation for check clearing services, compensating balance of $10,500 was required to be maintained with correspondent banks at December 31, 1994 and 1993, respectively.

Note 3:    Investment Securities

           The carrying amounts of investment securities as shown in the consolidated balance sheets of the Bank and their estimated market values at December 31 were as follows:

                                                     Gross      Gross   Estimated
                                       Amortized  Unrealized Unrealized  Market
                                         Cost        Gains     Losses     Value
           December 31, 1994:

           Securities Available for Sale

           U.S. Government and
             agency securities         $15,042,015  $7,225  $(438,190) $14,611,050
           State and municipal securities9,312,054 169,582    (50,000)   9,431,636
           Corporate debt securities     1,308,772  24,154     (4,601)   1,328,325
           Mortgage-backed securities    8,470,261  40,704   (334,057)   8,176,908
           Other securities              1,000,000      --   (166,208)     833,792

           Total                       $35,133,102$241,665  $(993,056) $34,381,711

           Securities held to maturity

           U.S. Government and agency
            securities                    $500,000     $--   $(30,000)    $470,000
           Federal Reserve Stock            84,000      --          --      84,000

           Total                          $584,000     $--   $(30,000)    $554,000

                 FIRST ROBINSON BANCORP AND SUBSIDIARY
                     NOTES TO FINANCIAL STATEMENTS
                   DECEMBER 31, 1994, 1993 AND 1992
                              (Continued)


Note 3:    Investment Securities (Continued)

December 31, 1993:
U.S. Government and
  agency securities       $13,106,109  $358,105       $--  $13,464,214
State and municipal
  securities                9,179,295   715,785        --    9,895,080
Corporate debt securities   1,304,420    98,630        --    1,403,050
Mortgage-backed securities  9,866,128   270,018  (52,551)   10,083,595
Other securities            1,021,117        --        --    1,021,117
                          $34,477,069$1,442,538 $(52,551)  $35,867,056

           Assets, principally securities, with a carrying amount and market value of $17,670,394 and $17,061,337 were pledged to secure public deposits and for other purposes required or permitted by law at December 31, 1994. Pledgings at December 31, 1993 had a carrying amount and market value of $17,783,394 and $18,253,961, respectively. Included in other securities are two marketable equity securities with an original cost of $1,000,000 and market values of $833,792 at December 31, 1994 and $937,117 at December 31, 1993.

           Gross realized gains and gross realized losses on sales of securities were:

                                          1994      1993        1992
           U.S. Government and agency
            securities                   $34,992   $58,268    $185,918
           State and municipal
            securities                        --     7,406          --
           Corporate debt securities          --     8,910          --
           Mortgage-backed  securities        --     5,162     127,432
           Other securities                   --        --   (162,171)
                                         $34,992   $79,746    $151,179

           The amortized cost and estimated market value of securities at December 31, 1994 and 1993, by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                        1994
                                     Available For Sale    Held To Maturity
                                                Estimated          Estimated
                                    Amortized    Market    AmortizedMarket
                                      Cost        Value      Cost    Value
           Due in 1 year or less  $2,636,353  $2,640,140      $--      $--
           Due after 1 year
             through 5 years      13,640,884  13,315,082       --       --
           Due after 5 years
             through 10 years      8,100,429   8,111,119  500,000  470,000
           Due after 10 years      1,285,174   1,305,670       --       --
             Subtotal             25,662,840  25,372,011  500,000  470,000
           Mortgage-backed
             securities            8,470,262   8,175,908       --       --
           Open ended mutual funds 1,000,000     833,792       --       --
           Federal Reserve stocks         --          --   84,000   84,000
             Total               $35,133,102 $34,381,711 $584,000 $554,000

                                                        1993
                                              Carrying        Market
                                               Amount          Value
           Due in one year or less          $4,592,443     $4,691,575
           Due from one to five years       12,530,285     12,950,693
           Due from five to ten years        7,195,369      7,755,551
           Due after ten years              10,158,972     10,469,237
                                           $34,477,069    $35,867,056

Note 4:    Loans

           The components of loans in the consolidated balance sheets were as follows:

                                                 1994           1993
           Commercial                      $20,489,111    $21,284,225
           Real estate                      37,147,222     34,557,041
           Consumer installment             11,045,223     11,341,689
                                            68,681,556     67,182,955
           Unearned discount               (1,120,188)    (1,321,078)
           Reserve for credit losses         (620,000)      (553,354)
                                           $66,941,368    $65,308,523

           Final loan maturities and rate sensitivity of the loan portfolio at December 31, 1994 are as follows:

                                 Within     One thru      After
                                One Year   Five Years  Five Years    Total
           Domestic Operations:
           Commercial        $16,201,201  $4,030,664   $257,246 $20,489,111
           Real estate        13,165,874  23,313,527    667,821  37,147,222
           Consumer installment3,460,009   7,585,214         --  11,045,223
                             $32,827,084 $34,929,405   $925,067 $68,681,556

           Loans at fixed
             interest rates   $6,657,296 $11,364,099   $420,715 $18,442,110

           Loans at variable
             interest rates   26,169,788  23,565,306    504,352  50,239,446
                             $32,827,084 $34,929,405   $925,067 $68,681,556

           Loans on which the accrual of interest has been discontinued or reduced amounted to $79,380 and $186,948 at December 31, 1994 and 1993, respectively. If interest on those loans had been accrued, such income would have approximated $3,528, $10,928, and $31,783 for 1994, 1993 and 1992, respectively.
           Interest income on those loans, which is recorded only when received, amounted to $0, $419, and $4,271, for 1994, 1993 and 1992, respectively.

Note 5:    Allowance for Credit Losses

           An analysis of the change in the allowance for credit losses follows:

                                            1994       1993      1992
           Balance, beginning of year    $553,354   $658,497  $587,656
           Provision charged to operations238,172  1,022,194   119,635
           Recoveries credited to reserve  98,473     65,744    73,364
           Losses charged to reserve    (269,999)(1,193,081) (122,158)
           Balance, end of year          $620,000   $553,354  $658,497

Note 6:    Loans to Related Parties

           Loans are made in the normal course of business to officers and directors, their immediate families or affiliated companies and principal stockholders of the Bank. Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans to such related parties at December 31, 1994 and 1993, was $1,632,118 and
           $1,561,916, respectively. During 1994 and 1993, new loans to such related parties amounted to $526,557 and $100,000, and repayments amounted to $456,355 and $492,522, respectively.

Note 7:    Bank Premises and Equipment

           Components of premises and equipment included in the consolidated balance sheet at December 31, 1994 and 1993 were as follows:

                                                 1994           1993
           Cost:
           Bank Premises                    $2,723,257     $2,675,270
           Furniture and Equipment           1,623,290      1,589,797
           Total Cost                        4,346,547      4,265,067
           Less Accumulated Depreciation   (1,945,528)    (1,804,176)
           Net Book Value                   $2,401,019     $2,460,891


Note 7:    Bank Premises and Equipment (Continued)

           The banking house structure and improvements are being depreciated straight-line over a 50 or 15 year life. Equipment is depreciated on useful lives of ten years or less. Depreciation expense for 1994, 1993 and 1992 was $145,492, $141,691, and $127,054, respectively.

Note 8:    Time and Savings Deposits

           Included in time and savings deposits are certificates of deposit issued by domestic offices in amounts of $100,000 or more. These certificates and their remaining maturities at December 31, 1994 and 1993 are as follow:

                                                 1994           1993
           Three months or less             $2,806,904     $2,447,435
           Four through twelve months        3,925,955      6,611,951
           One through five years            4,330,326      1,510,619
                                           $11,063,185    $10,570,005

Note 9:    Employee Benefits

           The Bank has a defined contribution 401 (k) profit sharing plan for substantially all full-time employees. The Bank contributions to the plan are composed of matching contributions equal to 50% of the first 6% of employee contributions and discretionary profit sharing contributions. Participants may make voluntary contributions to the plan up to 10% of their compensation (as defined). Costs of matching contributions for the years ended December 31, 1994, 1993 and 1992 amounted to $21,955, $16,800, and
           $16,800, respectively. There were no discretionary profit sharing contributions for 1994 or 1993. A discretionary profit sharing contribution of $25,000 was made in 1992.

           The Bank also has a defined contribution money purchase pension plan which covers substantially all full-time employees. The plan provides for contributions by the Bank of 5% of eligible compensation (as defined). Contributions of $62,659, $39,600, and $29,700 were made for the years ended December 31, 1994, 1993 and 1992, respectively.

           The Bank also maintains nonqualified deferred compensation plans with six of its directors. Benefits accrue based upon directors' fees deferred, increased by annual interest on the balance or are increased systematically based on expected benefits to be paid. Interest is based upon on eight percent. Balances in the accounts are $333,923 and $258,901 at December 31, 1994 and 1993, respectively. Amounts charged to expense, including increases on accounts, were $68,497, $63,638 and $26,761 in 1994, 1993 and 1992, respectively.

Note 10:   Income Taxes

           The consolidated provision for income taxes consisted of the following:

                                               1994   1993     1992
           Statutory federal income tax
             Current tax liability         $285,783 $125,225  $213,969
             Deferred tax provision          85,605    7,801    75,152
             Current tax provision         $371,388 $133,026  $289,121

           At December 31, 1994 and 1993, the Bank had a deferred tax asset of $383,410 and $249,160, net of a valuation allowance of $211,763 and $128,768 included in other intangible assets. A deferred tax liability of $467,103 and $472,665 existed at December 31, 1994 and 1993, respectively.

           The components of deferred income taxes were principally related to the allowance for credit losses, depreciation, accretion, and deferred directors fees.

           The provision for federal income taxes is less than that computed by applying the federal statutory rate of 34% in 1994, 1993 and 1992, as indicated in the following analysis:

                                           1994             1993            1992
                 Tax based on
                   statutory rate   $486,377 34.00% $297,931  34.00% $398,320  34.00%
                 Effect of:
                   Tax gain on
                     assets sold          --     --    1,235     .14    9,645     .82
                   Non-deductible
                     expenses         47,717   3.34   45,636    5.21   36,124    3.08
                   Accretion         (7,500)  (.52) (15,456)  (1.76) (19,956)  (1.70)
                   Tax-Exempt Income(217,824)(15.23)(227,656)(25.98)(210,680) (17.98)
                   Depreciation     (18,327) (1.28) (18,049)  (2.06) (11,594)   (.99)
                   Bad Debts          22,659   1.58 (35,749)  (4.08)       --      --
                   Other                  --     --    (187)   (.02)     (12)      --
                   Benefit of
                     graduated rates      --     -- (19,958)  (2.28)       --      --
                   Alternative
                     Minimum Tax    (27,319) (1.91)   97,478   11.12   12,122    1.03
                                    $285,783 19.98% $125,225  14.29% $213,969  18.26%

           First Robinson Bancorp and First National Bank in Robinson file consolidated state and federal tax returns. Income tax expense is calculated on each entities individual income. First Robinson Bancorp had pretax losses of $32,043, $19,662, and $21,749 for
           1994, 1993 and 1992, respectively, therefore, receiving tax benefits based on expenses paid.

           The Bank also have an alternative minimum tax credit carryforward of $262,384. This amount is available to reduce future regular tax due.

Note 10:   Income Taxes (Continued)

           Consolidated income tax expense allocations are as follows:

                                             Year Ended December 31,
                                               1994     1993   1992
           Federal income tax currently payable
           First Robinson Bancorp          $(7,036) $(3,540)  $(4,357)
           First National Bank in Robinson  292,819  128,765   218,326
           Federal income tax deferred
           First Robinson Bancorp                --       --        --
           First National Bank in Robinson   85,605    7,801    75,152
           Consolidated income tax expense $371,388 $133,026  $289,121

           The related income tax due to First National Bank in Robinson from First Robinson Bancorp at December 31,
           1994 and 1993 was $33,185 and $196,654, respectively.

           The related income tax due from First National Bank in Robinson to First Robinson Bancorp was $35,330 at
           December 31, 1992.

Note 11:   Commitments, Contingent Liabilities

           The Bank's consolidated financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of business and which involve elements of credit risk, interest rate risk and liquidity risk. These commitments and contingent liabilities are commitments to extend credit and letters of credit. A summary of the Bank's commitments and contingent liabilities at December 31, 1994 and 1993 is as follows:

                                                 1994           1993
           Commitments to extend credit     $9,572,200    $10,851,788
           Credit card arrangements          4,284,000      4,121,193
           Letters of credit                     8,700        252,560
                                           $13,864,900    $15,225,541

           Commitments to extend credit, credit card arrangements, and letters of credit all include exposure to some credit loss in the event of nonperformance of the customer. The Bank's credit policies and procedures for credit commitments and financial guarantees are the same as those for extension of credit that are recorded on the consolidated statements of condition. Because these instruments have fixed maturity dates, and because many of them expire without being drawn upon, they do not generally present any significant liquidity risk to the Bank. The Bank's experience has been that approximately eighty-five percent of loan commitments are drawn upon by customers. The Bank has not been required to perform on any financial guarantees during the past three years. The Bank has not incurred any losses on its commitments in either 1994, 1993 or 1992.

           The Bank and its subsidiaries are parties to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the consolidated financial position.

Note 12:   Concentrations of Credit

           All of the Bank's loans, commitments, and letters of credit have been granted to customers in the Bank's market area. Investments in state and municipal securities also involve governmental entities within the Bank's market area. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit were granted primarily to commercial borrowers.

Note 13:   Regulatory Matters

           The First National Bank of Robinson, as a National Bank, is subject to the dividend restrictions set forth by the Comptroller of the Currency. Under such restrictions, the Bank may not, without the prior approval of the Comptroller of the Currency, declare dividends in excess of the sum of the current year's earnings (as defined) plus the retained earnings (as defined) from the prior two years. The dividends, as of December 31, 1994, that the Bank could declare, without the approval of the Comptroller of the Currency, amounted to approximately $2,743,291. The Bank is also required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. At December 31, 1994, the Bank is required to have minimum Tier 1 and Total capital ratios of 4.00% and 8.00%, respectively. The Bank's actual ratios at that date were 13.19% and 14.07%, respectively.

Note 14:   Business Combination

           On March 27, 1992, the Bank acquired the deposits of Olympic Federal Savings in Mt. Carmel, Illinois. The total purchase price was $13,210,835 and comprised of $13,060,775 in cash and liabilities assumed. An intangible asset of core deposits valued at $150,060 is being amortized over six years on a straight line basis.

Note 15:   Proposed Merger

           On October 12, 1994, an Agreement and Plan of Merger was entered into between Ambanc Corporation and First Robinson Bancorp. The agreement outlines a share for share exchange for common stock. Consummation of the transaction is subject to regulatory approval.

302 East Walnut Street
Robinson, Illinois  62454




To the Board of Directors and Stockholders
First Robinson Bancorp
Robinson, Illinois

We have compiled the accompanying consolidated balance sheets of First Robinson Bancorp and Subsidiary as of March 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the three months then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

A compilation is limited to presenting in the form of financial statements information that is the representation of management.
We have not audited or reviewed the accompanying financial statements and, accordingly, do not express an opinion or any other form of assurance on them.

Management has elected to omit substantially all of the disclosures required by generally accepted accounting principles. If the omitted disclosures were included in the financial statements, they might influence the user's conclusions about the Bank's financial position, results of operations, and cash flows. Accordingly, these financial statements are not designed for those who are not informed about such matters.



KEMPER CPA GROUP L.L.C.
Certified Public Accountants

June 23, 1995

FIRST ROBINSON BANCORP AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
MARCH 31,

                                                     1995          1994
ASSETS
Cash and due from banks                         $2,066,389    $2,134,151
Federal funds sold                                      --     4,150,000
Securities held to maturity                        500,000            --
Securities available for sale at market         34,234,764    34,165,730
Loans, net of unearned discount of $1,043,359
  in 1995 and $1,288,092 in 1994 and net
  allowance for loan losses of $645,212 in
  1995 and $587,137 in 1994                     64,453,933    66,460,511
Bank premises and equipment, net of accumulated
  depreciation of $1,983,028 in 1995 and
  $1,840,176 in 1994                             2,371,759     2,452,731
Interest receivable on loans and investments     1,293,178     1,164,421
Other intangible assets                            233,022       349,199
Other real estate owned                             19,117            --
Other assets                                       356,843       296,730
TOTAL ASSETS                                  $105,529,005  $111,173,473

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
  Demand deposits - non-interest bearing        $9,929,949   $10,216,113
  Demand deposits - interest bearing            16,829,273    19,146,042
  Time and savings deposits                     65,147,864    68,264,518
    Total deposits                              91,907,086    97,626,673

Federal funds purchased and securities
  sold under agreements to repurchase            2,426,318     2,684,911
Deferred income taxes                              468,496       734,046
Accounts payable and accrued expenses              484,529       383,908
Other liabilities                                  365,168       256,325
  Total liabilities                             95,651,597   101,685,863

Stockholders' equity
  Common Stock, (no par value: authorized
    240,000 shares, issued 120,000 shares;
    Outstanding 119,200)                           600,000       600,000
  Capital Surplus                                2,200,000     2,200,000
  Retained Earnings                              7,117,945     6,232,743
  Less treasury stock (800 shares at cost)        (37,956)      (37,956)
  Unrealized depreciation on securities
    available for sale                             (2,581)       555,712
  Less unrealized loss on equity securities             --      (62,889)
    Total stockholders' equity                   9,877,408     9,487,610
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY$105,529,005  $111,173,473


See accompanying selected information and accountants report.

FIRST ROBINSON BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED MARCH 31,
                                                      1995          1994
Interest Income
  Interest and fees on loans                    $1,455,829    $1,391,127
  Interest on investment securities
    U.S. Treasury Securities                       115,955       129,454
    Obligations of other U.S. government
      agencies and corporations                    288,465       231,569
    Obligations of state and political
      subdivisions                                 142,673       140,510
    Other securities                                27,731        27,443
  Interest on federal funds sold                     4,232        22,590
    Total interest income                        2,034,885     1,942,693

Interest expense
  Interest on deposits                             888,844       815,063
  Interest on federal funds purchased
    and securities sold under agreements
    to repurchase                                   40,768        21,834
    Total interest expense                         929,612       836,897

Net interest income                              1,105,273     1,105,796
Provision for loan losses                         (71,168)      (48,179)
Net interest income after provision
  for loan losses                                1,034,105     1,057,617

Other income
  Commissions and fees from fiduciary
    activities                                     112,230        75,528
  Service charges on deposit accounts               36,772        40,426
  Other service charges and fees                    18,871        18,106
  Net investment securities gains                    4,843            --
  Other income                                       6,353         3,821
    Total other income                             179,069       137,881

Other expenses
  Salaries and employee benefits                   426,969       410,750
  Equipment expense                                 50,216        47,770
  Net occupancy expense of premises                 58,567        60,555
  Net cost of operation of other
    real estate                                         --         7,169
  FDIC Assessment                                   54,300        54,071
  Legal and accounting fees                         34,036        22,441
  Directors' fees                                   31,174        44,939
  Printing and office supplies                      48,631        54,728
  Other expenses                                   143,599       130,805
    Total other expenses                           847,492       833,228

Income before income taxes                         365,682       362,270

Income tax provision                               136,000       147,000

  Net income                                      $229,682      $215,270

Earnings per common share                            $1.93         $1.81

Average shares outstanding                         119,200       119,200

See accompanying selected information and accountants report.

FIRST ROBINSON BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE THREE MONTHS ENDED MARCH 31,

                                                                              Unrealized
                                                                             DepreciationUnrealized
                                                                             On Securities Loss on
                                   Common     Capital     Retained  Treasury   Available Marketable
                                    Stock     Surplus     Earnings    Stock    for Sale  Securities    Total
Balance at December 31, 1993     $600,000  $2,200,000  $6,062,769  $(37,956)         $-  $(62,889) $8,761,924
Net income through March 31, 1994      --          --     215,270         --         --         --    215,270
Cash dividends paid $.38 per share     --          --    (45,296)         --         --         --   (45,296)
Unrealized appreciation on
  securities available for sale        --          --          --         --    555,712         --    555,712
Balance at March 31, 1994        $600,000  $2,200,000  $6,232,743  $(37,956)   $555,712  $(62,889) $9,487,610

Balance at December 31, 1994     $600,000  $2,200,000  $6,937,141  $(37,956) $(525,974)         $- $9,173,211
Net income through March 31, 1995      --          --     229,682         --         --         --    229,682
Cash dividends paid $.41 per share     --          --    (48,878)         --         --         --   (48,878)
Unrealized appreciation on
  securities available for sale        --          --          --         --    523,393         --    523,393
Balance at March 31, 1995        $600,000  $2,200,000  $7,117,945  $(37,956)   $(2,581)        $-- $9,877,408


See accompanying selected information and accountants report.

FIRST ROBINSON BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31,


                                                 1995           1994
Cash flows from operating activities:
  Net income                                  $229,682       $215,270
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation and amortization             37,500         36,000
      Provision for credit losses               77,117         68,682
      Provision for deferred taxes               1,393        261,381
      Net investment securities gains          (4,843)             --
      (Increase) Decrease in accrued income     46,463         91,146
      Increase in accrued expenses              54,499       (38,528)

  Net cash provided by operating activities    441,811        633,951

Cash flows from investing activities:

  Net (increase) decrease in federal funds sold     --      (450,000)
  Purchases of investment securities       (1,522,593)    (1,342,155)
  Proceeds from sales of investment securities 959,529             --
  Proceeds from maturities of investments    1,304,433      2,172,310
  Accretion and amortization of investments     17,814         37,190
  Net decrease in loans                      2,410,318    (1,220,670)
  Purchases of properties and equipment        (8,240)       (27,840)

  Net cash provided (used) by investing
    activities                               3,161,261      (831,165)

Cash flows from financing activities:

  Net increase (decrease) in demand, savings
    and NOW deposits                       (3,925,887)      (310,077)
  Net increase in time deposits                222,956        208,763
  Net increase (decrease) in repurchase
    agreements                               (720,632)        450,149
  Dividends paid                              (48,878)       (45,296)

  Net cash provided (used) by financing
    activities                             (4,472,441)        303,539

Net increase (decrease) in cash and due
  from banks                                 (869,369)        106,325

Cash and due from banks at Beginning of Year 2,935,758      2,027,826

Cash and due from banks at Three Months
  Ended March 31,                           $2,066,389     $2,134,151



See accompanying selected information and accountants report.

FIRST ROBINSON BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31,

                                                 1995           1994
Other disclosures:

  Interest paid                               $964,037       $872,351

  Income taxes paid                                $--            $--

Supplemental schedule of non-cash
  investing activities:
  Total increase in unrealized
    (depreciation) appreciation, on
    securities available for sale             $523,393       $555,712































See accompanying selected information and accountants report.

FIRST ROBINSON BANCORP AND SUBSIDIARY
SELECTED INFORMATION
(SUBSTANTIALLY ALL DISCLOSURES REQUIRED BY GENERALLY
ACCEPTED ACCOUNTING PRINCIPLES ARE NOT INCLUDED)
MARCH 31, 1995 AND 1994


Note 1 - Basis of Consolidation

The consolidated balance sheets as of March 31, 1995 and 1994, and the consolidated statements of income for the three month periods ended March 31, 1995 and 1994, and the consolidated statements of cash flows for the three month periods ended March 31, 1995 and 1994, have been prepared by the Bank, without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and changes in cash flows at March 31, 1995 and 1994, and all periods presented, have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these consolidated financial statements be read in conjunction with the financial statements and notes thereto included in the Bank's December 31, 1994 annual report to shareholders. The results of operations for the periods ended March 31, 1995 and 1994, are not necessarily indicative of the operating results for the full year.

Note 2 - Commitments and Contingent Liabilities

Other than ordinary routine litigation incidental to the business, there are no material pending legal proceedings to which the Bank or its subsidiary are a party or of which any of their property is the subject as of March 31, 1995.

Note 3 - Proposed Merger

On October 12, 1994, an Agreement and Plan of Merger was entered into between Ambanc Corporation and First Robinson Bancorp. The agreement outlines a share for share exchange for common stock. Consummation of the transaction is subject to regulatory approval.

                  SUMMARY OF SELECTED FINANCIAL DATA
                        FIRST ROBINSON BANCORP
             (Dollars in thousands except per share data)

     The following summary sets forth selected consolidated financial information relating to First Robinson Bancorp. This information should read in conjunction with the financial statements and notes incorporated herein by reference.

                  Three Months Ended
                       March 31,    Twelve Months Ended December 31,
                    1995     1994  1994    1993    1992   1991   1990
Income Statement Data

  (Taxable equivalent
    basis)
  Interest income   2,035  1,943   8,030  7,721   7,577  7,792   7,736
  Interest expense    930    837   3,555  3,287   3,921  4,541   4,825
  Net interest income1,105 1,106   4,476  4,434   3,656  3,251   2,911
  Provision for
    loan losses        71     48     238  1,022     119    180     137
  Net interest income
    after provision
    for loan losses 1,034  1,058   4,237  3,412   3,537  3,071   2,774
  Noninterest income  179    138     493    512     483    368     313
  Noninterest expense 847    833   3,300  3,048   2,848  2,283   2,082
  Income before income
    taxes and
    extraordinary
    credit            366    363   1,430    876   1,172  1,156   1,005
  Income tax expense  136    147     371    133     289    348     261
  Net income before
    extraordinary
    credit            230    216   1,059    743     883    808     744

  Extraordinary CreditN/A    N/A     N/A    N/A     N/A    N/A       6
  Net Income          230    216   1,059    743     883    808     750

Balance Sheet Data
  (Period End)

  Total Assets    105,529111,173 109,192109,876 103,764 89,540  85,801
  Total Loans -    64,454 66,461  66,941 65,309  47,801 39,269  44,103
  Investments      34,735 34,166  34,966 34,477  48,455 41,939  34,513
  Total Deposits   91,908 97,627  95,610 97,728  92,627 79,477  74,167
  Shareholders'
    equity          9,877  9,488   9,173  8,762   8,219  7,371   6,551

Per Share Data

  Net Income         1.93   1.81    8.89   6.22    7.38   6.74    6.33
  Cash dividend paid 0.41   0.38    1.55   1.43    1.31   1.22    1.09
  Book value at
    year-end/
    Average Shares
    Outstanding     82.86  79.59   76.96  73.31   68.72  61.54   54.59


Selected Ratios:

  Profitability
  Return on average
    assets          0.86%  0.79%   0.96%  0.71%   0.90%  1.15%   0.90%
  Return on average
    equity         10.00%  9.96%  11.35%  8.43%  15.18% 11.74%   9.72%
  Average equity to
    average assets  8.61%  7.94%   8.45%  8.42%   7.88%  7.90%   7.90%
  Net interest margin4.26% 4.07%   4.31%  4.47%   3.94%  3.81%   3.74%

  Capital
  Tier 1           12.69% 11.59%  13.19% 11.45%  13.70% 15.54%  13.92%
  Tier 2           13.58% 12.33%  14.07% 12.19%  14.83% 16.83%  14.95%

  Credit
  Net charge-offs
    to average loans0.28%  0.08%   0.25%  1.90%   0.12%  0.18%   0.34%
  Non-performing
    loans to year-
    end loans       1.27%  0.75%   1.13%  0.73%   1.69%  2.63%   1.94%
  Allowance for
    loan losses to
    total year-end
    loans           1.00%  0.88%   0.92%  0.84%   1.38%  1.50%   1.09%


   AMENDED AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

                        BY AND AMONG

                        AMBANC CORP.,
                   AN INDIANA CORPORATION,


                   FIRST ROBINSON BANCORP,
                  AN ILLINOIS CORPORATION,


                         FRB CORP.,
                   AN INDIANA CORPORATION,


            THE FIRST NATIONAL BANK IN ROBINSON,
               A NATIONAL BANKING ASSOCIATION,


                             AND


              FARMERS' STATE BANK OF PALESTINE,
         AN ILLINOIS STATE-CHARTERED COMMERCIAL BANK




                                        Dated:  June 19, 1995















                         APPENDIX A

                      TABLE OF CONTENTS


                                                         Page
ARTICLE ONE
TERMS OF THE MERGERS . . . . . . . . . . . . . . . . . . .  8
      SECTION 1.01.  TERMS OF THE BANK MERGER. . . . . . .  8
      SECTION 1.02.  EFFECT OF THE BANK MERGER . . . . . .  9
      SECTION 1.03.  CONVERSION AND EXCHANGE OF
           SHARES:  THE BANK MERGER. . . . . . . . . . . . 13
      SECTION 1.04.  TERMS OF THE HOLDING COMPANY
           MERGER. . . . . . . . . . . . . . . . . . . . . 13
      SECTION 1.05.  EFFECT OF THE HOLDING COMPANY
           MERGER. . . . . . . . . . . . . . . . . . . . . 13
      SECTION 1.06.  CONVERSION AND EXCHANGE OF
           SHARES:  THE HOLDING COMPANY MERGER . . . . . . 15

ARTICLE TWO
REPRESENTATIONS OF ROBINSON. . . . . . . . . . . . . . . . 15
      SECTION 2.01.  ORGANIZATION AND CAPITAL
           STOCK . . . . . . . . . . . . . . . . . . . . . 16
      SECTION 2.02.  AUTHORIZATION; NO DEFAULTS. . . . . . 18
      SECTION 2.03.  SUBSIDIARY. . . . . . . . . . . . . . 20
      SECTION 2.04.  FINANCIAL INFORMATION . . . . . . . . 22
      SECTION 2.05.  ABSENCE OF CHANGES. . . . . . . . . . 24
      SECTION 2.06.  AGREEMENTS WITH BANKING
           AUTHORITIES . . . . . . . . . . . . . . . . . . 24
      SECTION 2.07.  TAX MATTERS . . . . . . . . . . . . . 26
      SECTION 2.08.  LITIGATION. . . . . . . . . . . . . . 26
      SECTION 2.09.  EMPLOYMENT AGREEMENTS . . . . . . . . 28
      SECTION 2.10.  REPORTS . . . . . . . . . . . . . . . 28
      SECTION 2.11.  INVESTMENT PORTFOLIO. . . . . . . . . 30
      SECTION 2.12.  LOAN PORTFOLIO. . . . . . . . . . . . 32
      SECTION 2.13.  EMPLOYEE MATTERS AND ERISA. . . . . . 33
      SECTION 2.14.  TITLE TO PROPERTIES;
           INSURANCE . . . . . . . . . . . . . . . . . . . 35
      SECTION 2.15.  ENVIRONMENTAL MATTERS . . . . . . . . 36
      SECTION 2.16.  COMPLIANCE WITH AMERICANS WITH
           DISABILITIES ACT. . . . . . . . . . . . . . . . 38
      SECTION 2.17.  COMPLIANCE WITH LAW . . . . . . . . . 38
      SECTION 2.18.  BROKERAGE . . . . . . . . . . . . . . 38
      SECTION 2.19.  MATERIAL CONTRACTS. . . . . . . . . . 39
      SECTION 2.20.  STATEMENTS TRUE AND CORRECT . . . . . 40
      SECTION 2.21.  ROBINSON'S KNOWLEDGE. . . . . . . . . 40

ARTICLE THREE
REPRESENTATIONS OF AMBANC. . . . . . . . . . . . . . . . . 41
      SECTION 3.01.  ORGANIZATION AND CAPITAL
           STOCK . . . . . . . . . . . . . . . . . . . . . 41
      SECTION 3.02.  AUTHORIZATION . . . . . . . . . . . . 42
      SECTION 3.03.  SUBSIDIARIES. . . . . . . . . . . . . 44
      SECTION 3.04.  FINANCIAL INFORMATION . . . . . . . . 44

      SECTION 3.05.  ABSENCE OF CHANGES. . . . . . . . . . 45
      SECTION 3.06.  REPORTS . . . . . . . . . . . . . . . 46
      SECTION 3.07.  LITIGATION. . . . . . . . . . . . . . 46
      SECTION 3.08.  AGREEMENTS WITH BANKING
           AUTHORITIES . . . . . . . . . . . . . . . . . . 47
      SECTION 3.09.  TITLE TO PROPERTIES;
           INSURANCE . . . . . . . . . . . . . . . . . . . 47
      SECTION 3.10.  ENVIRONMENTAL MATTERS . . . . . . . . 49
      SECTION 3.11.  COMPLIANCE WITH LAW . . . . . . . . . 50
      SECTION 3.12.  TAX/ERISA MATTERS . . . . . . . . . . 50
      SECTION 3.13.  STATEMENTS TRUE AND CORRECT . . . . . 51

ARTICLE FOUR
AGREEMENTS OF ROBINSON . . . . . . . . . . . . . . . . . . 52
      SECTION 4.01.  CONDUCT OF BUSINESS . . . . . . . . . 52
      SECTION 4.02.  BREACHES. . . . . . . . . . . . . . . 58
      SECTION 4.03.  SUBMISSION TO SHAREHOLDERS. . . . . . 58
      SECTION 4.04.  CONSUMMATION OF AGREEMENT . . . . . . 59
      SECTION 4.05.  ENVIRONMENTAL REPORTS . . . . . . . . 60
      SECTION 4.06.  RESTRICTION ON RESALES. . . . . . . . 61
      SECTION 4.07.  ACCESS TO INFORMATION . . . . . . . . 62

ARTICLE FIVE
AGREEMENTS OF AMBANC . . . . . . . . . . . . . . . . . . . 64
      SECTION 5.01.  REGULATORY APPROVALS AND
           REGISTRATION STATEMENT. . . . . . . . . . . . . 64
      SECTION 5.02.  BREACHES. . . . . . . . . . . . . . . 65
      SECTION 5.03.  CONSUMMATION OF AGREEMENT . . . . . . 66
      SECTION 5.04.  ACCESS TO INFORMATION . . . . . . . . 66
      SECTION 5.05.  SEPARATE ENTITY . . . . . . . . . . . 67
      SECTION 5.06.  DIRECTOR AND OFFICER
           INSURANCE . . . . . . . . . . . . . . . . . . . 68
      SECTION 5.07.  EMPLOYEE BENEFITS . . . . . . . . . . 68
      SECTION 5.08.  FURTHER MATTERS . . . . . . . . . . . 69

ARTICLE SIX
CONDITIONS PRECEDENT TO THE HOLDING COMPANY MERGER . . . . 70
      SECTION 6.01.  CONDITIONS OF AMBANC'S
           OBLIGATIONS . . . . . . . . . . . . . . . . . . 70
      SECTION 6.02.  CONDITIONS OF ROBINSON'S
           OBLIGATION. . . . . . . . . . . . . . . . . . . 73

ARTICLE SEVEN
TERMINATION OR ABANDONMENT . . . . . . . . . . . . . . . . 76
      SECTION 7.01.  MUTUAL AGREEMENT. . . . . . . . . . . 76
      SECTION 7.02.  BREACH OF REPRESENTATIONS OR
           AGREEMENTS. . . . . . . . . . . . . . . . . . . 76
      SECTION 7.03.  ENVIRONMENTAL REPORTS . . . . . . . . 77
      SECTION 7.04.  FAILURE OF CONDITIONS . . . . . . . . 77
      SECTION 7.05.  APPROVAL DENIED . . . . . . . . . . . 77
      SECTION 7.06.  SHAREHOLDER APPROVAL DENIAL . . . . . 78
      SECTION 7.07.  LAPSE OF TIME . . . . . . . . . . . . 78
      SECTION 7.08.  PRICE OF AMBANC STOCK . . . . . . . . 78

ARTICLE EIGHT
THE CLOSING OF THE BANK MERGER AND HOLDING COMPANY
MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . 79
      SECTION 8.01.  THE CLOSING . . . . . . . . . . . . . 79
      SECTION 8.02.  THE CLOSING DATE. . . . . . . . . . . 80
      SECTION 8.03.  ACTIONS AT CLOSING. . . . . . . . . . 80

ARTICLE NINE
GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . 83
      SECTION 9.01.  CONFIDENTIAL INFORMATION. . . . . . . 83
      SECTION 9.02.  RETURN OF DOCUMENTS . . . . . . . . . 84
      SECTION 9.03.  LIABILITIES . . . . . . . . . . . . . 84
      SECTION 9.04.  NOTICES . . . . . . . . . . . . . . . 85
      SECTION 9.05.  NONSURVIVAL OF REPRESENTATIONS
           AND AGREEMENTS. . . . . . . . . . . . . . . . . 87
      SECTION 9.06.  ENTIRE AGREEMENT. . . . . . . . . . . 87
      SECTION 9.07.  HEADINGS AND CAPTIONS . . . . . . . . 87
      SECTION 9.08.  WAIVER, AMENDMENT OR
           MODIFICATION. . . . . . . . . . . . . . . . . . 88
      SECTION 9.09.  RULES OF CONSTRUCTION . . . . . . . . 88
      SECTION 9.10.  COUNTERPARTS. . . . . . . . . . . . . 88
      SECTION 9.11.  SUCCESSORS AND ASSIGNS. . . . . . . . 88
      SECTION 9.12.  GOVERNING LAW; ASSIGNMENT . . . . . . 88

EXHIBIT INDEX. . . . . . . . . . . . . . . . . . . . . . .143



                         APPENDICES

      Appendix A (Merger Agreement)




                          EXHIBITS

      Exhibit 8.07(a)(v) (Robinson Counsel Legal
Opinion)
      Exhibit 8.07(b)(vi) (AMBANC Counsel Legal Opinion)

   AMENDED AGREEMENT OF MERGER AND PLAN OF REORGANIZATION


      THIS AMENDED AGREEMENT OF MERGER AND PLAN OF
REORGANIZATION (this "Agreement"), made June 19, 1995 by and among AMBANC CORP., an Indiana corporation
("AMBANC"), FIRST ROBINSON BANCORP., an Illinois corporation ("Robinson"), FRB CORP., an Indiana corporation, THE FIRST NATIONAL BANK IN ROBINSON, a national banking organization ("First National"), and FARMERS' STATE BANK OF PALESTINE, an Illinois state-chartered commercial bank ("Farmers'):

                         WITNESSETH:

      WHEREAS, AMBANC is a corporation duly organized and existing under the laws of the State of Indiana and a registered bank holding company under the Bank
Holding Company Act of 1956, as amended, holding one hundred percent of the issued and outstanding shares of common stock of both Farmers' and FRB Corp., with its principal place of business in Vincennes, Indiana; and

      WHEREAS, Robinson is a corporation duly organized and existing under the laws of the State of Illinois and a registered bank holding company under the Bank
Holding Company Act of 1956, as amended, holding one hundred percent of the issued and outstanding shares of common stock of First National, with its principal place of business in Robinson, Illinois; and

      WHEREAS, FRB Corp. is a corporation duly organized and existing under the laws of the State of Indiana as a wholly-owned subsidiary of AMBANC, organized for the sole purpose of facilitating the transactions contemplated by this Agreement; and

      WHEREAS, First National is a national banking association duly organized and existing under the laws of the United States of America with its principal banking office located in Robinson, Illinois; and

      WHEREAS, Farmers' is a banking institution duly organized and existing under the laws of the State of Illinois with its principal banking office in Palestine, Illinois; and

      WHEREAS, on October 12, 1994, AMBANC and Robinson entered into an Agreement and Plan of Merger providing for the merger of Robinson with and into FRB Corp.; and

      WHEREAS, it is the desire of AMBANC, Robinson, FRB
Corp., First National, and Farmers' to modify the above-described transaction to effect a transaction whereby Farmers' will be merged with and into First
National and immediately thereafter Robinson will be merged with and into FRB Corp.; and

      WHEREAS, a majority of all of the entire Boards of Directors of AMBANC, Robinson, FRB Corp., First
National and Farmers', respectively, have approved this Agreement and authorized its execution;

      NOW, THEREFORE, in consideration of the premises and the mutual terms and provisions set forth in this Agreement, the parties agree as follows:

                         ARTICLE ONE
                    TERMS OF THE MERGERS
      SECTION 1.01.  TERMS OF THE BANK MERGER.  Subject
to the terms and provisions of this Agreement and the National Bank Act, Farmers' shall be merged, immediately prior to the Holding Company Merger (as defined below), with and into First National. First
National shall be the "Continuing Bank" and shall continue its corporate existence under the laws of the United States of America, pursuant to the provisions of the National Bank Act and particularly Section 215a of
Title 12 of the United States Code, as amended, and under the Illinois Banking Act and in particular
Section 20, Article 5 of Chapter 205 of the Illinois
Code, as amended (hereinafter such merger shall be referred to as the "Bank Merger").

      SECTION 1.02.  EFFECT OF THE BANK MERGER.
      (a) GENERAL DESCRIPTION. Upon the effectiveness of the Bank Merger, the separate existence of Farmers' shall cease and the Continuing Bank shall possess all of the rights, privileges, immunities, powers and franchises and shall be subject to all of the duties and liabilities of a bank organized and existing under the laws of the United States of America and shall be a wholly owned subsidiary of AMBANC.
      (b) NAME AND OFFICES.  The name of the Continuing
Bank shall be "The First National Bank in Robinson."
Its principal banking office shall be located at 300
West Main Street, Robinson, Illinois 62454. All branches of First National and Farmers' shall become legally established branches of the Continuing Bank.
      (c)  BOARD OF DIRECTORS.  The Board of the
Directors of the Continuing Bank shall consist of the same individuals that served as the Board of Directors of First National immediately prior to the Effective
Date of the Bank Merger, until such time as their successors have been elected and have been qualified; provided, that, after the effective time of the Bank
Merger, the Board of Directors of First National intends to add additional directors to the Board, at its discretion, from those persons currently serving as directors of Farmers' State Bank of Palestine.
      (d) STRUCTURE. The amount of capital stock of the Continuing Bank shall not be less than $600,000 divided into 60,000 common shares of stock, $10.00 par value per share. The surplus of the Continuing Bank shall be not less than $2,200,000, and the undivided profits of the Continuing Bank shall not be less than $6,961,000.
      (e) ARTICLES OF ASSOCIATION AND BYLAWS.  The
Articles of Association and Bylaws of First National in effect immediately prior to the effectiveness of the Bank Merger shall be and remain the Articles of Association and Bylaws of the Continuing Bank, until the same shall be amended or replaced as therein provided.
      (f) ASSETS, LIABILITIES, AND OBLIGATIONS. All assets and all rights, franchises and interests of First National and Farmers', respectively, in and to every type of property, all debts due on whatever account and all chooses in action shall be taken and be deemed transferred to and vest in the Continuing Bank by virtue of the Bank Merger without any order or other action on the part of any court or otherwise, and the Continuing Bank shall be responsible for all liabilities and obligations of First National and Farmers', respectively, by virtue of the Bank Merger, all with the effect provided in 12 U.S.C. Section 215a.
      SECTION 1.03.  CONVERSION AND EXCHANGE OF SHARES:
THE BANK MERGER. AMBANC shall be allocated all the issued and outstanding common stock of the Continuing
Bank, with the effect that the Bank Merger will not change the shares of issued and outstanding stock of First National.
      SECTION 1.04.  TERMS OF THE HOLDING COMPANY
MERGER. Subject to the terms and conditions of this Agreement and the Merger Agreement attached hereto as Appendix A (the "Merger Agreement"), and the Illinois Business Corporation Act of 1993 and the Indiana
Business Corporation Law (referred to herein collectively as the "Acts"), Robinson shall merge, immediately subsequent to the Bank Merger, with and into, FRB Corp., which shall be the "Continuing
Company" and shall continue its corporate existence under the laws of the State of Indiana pursuant to the provisions of and with the effect provided in the Acts (hereinafter such merger is referred to as the "Holding Company Merger") (the Bank merger and the Holding
Company Merger shall hereafter collectively be referred to as the "Mergers").
      SECTION 1.05.  EFFECT OF THE HOLDING COMPANY
MERGER.  At the Effective Time (as defined in the
Merger Agreement) of the Holding Company Merger, the separate existence of Robinson shall cease, and the

Continuing Company shall possess of the rights, privileges, immunities, powers and franchises, and shall be subject to all of the duties and liabilities of a corporation organized and existing under the laws of the State of Indiana and shall be a wholly-owned subsidiary of AMBANC.
      SECTION 1.06.  CONVERSION AND EXCHANGE OF SHARES:
THE HOLDING COMPANY MERGER. At the Effective Time of the Holding Company Merger, each share of common stock, no par value, of Robinson (the "Robinson Common Stock") issued and outstanding immediately prior to the Effective Time, other than the shares the holders of which have duly exercised and perfected their dissenters' rights, by virtue of the Holding Company
Merger and without any action on the part of the holders thereof, shall be converted into the rights to receive that number of shares of AMBANC Common Stock, $10 par value per share (the "AMBANC Common Stock"), as set forth in the Merger Agreement and subject to all terms and provisions therein.

                         ARTICLE TWO
                 REPRESENTATIONS OF ROBINSON
      Robinson hereby makes the following
representations and warranties:

      SECTION 2.01.  ORGANIZATION AND CAPITAL STOCK.
      (a) Robinson is a corporation duly incorporated and in good standing under the laws of the State of Illinois, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and has the corporate power and authority to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.
      (b) Robinson has authorized capital stock of 240,000 shares of common stock, no par value per share ("Robinson Common"), 119,200 shares of which are issued and outstanding and 800 shares of which are held by Robinson as treasury stock. All of the issued and outstanding shares of Robinson Common are duly and validly issued and outstanding, fully paid and non-assessable. None of the outstanding shares of Robinson Common has been issued in violation of any preemptive rights of the current or past shareholders of Robinson or in violation of any applicable federal or state securities laws or regulations.
      (c) Except as set forth in subsection 2.01(b) there are no shares of capital stock or other equity securities of Robinson outstanding and no outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Robinson or contracts, commitments, understandings or arrangements by which Robinson is or may be obligated to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.
      SECTION 2.02.  AUTHORIZATION; NO DEFAULTS.  The
Boards of Directors of Robinson and First National has each, by all appropriate action, approved this Agreement and the Mergers and has authorized the execution of this Agreement on its behalf by its duly authorized officers and the performance, respectively, by Robinson and First National of its obligations hereunder. Nothing in the Articles of Incorporation or Bylaws of Robinson, as amended, in the Charter or Bylaws of First National, or in any agreement, instrument, decree, proceeding, law or regulation
(except as specifically referred to in or contemplated by this Agreement) by or to which Robinson or First
National is bound or subject, would prohibit either
Robinson or First National from entering into and consummating, or would be violated or breached by Robinson's or First National's consummation of, this Agreement and the transactions contemplated herein and the Mergers on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by Robinson and First National and constitutes a legal, valid and binding obligation of Robinson and First National, enforceable against Robinson and First National in accordance with its terms, and, except for the approval by Robinson, as the sole shareholder of First National, and Robinson's shareholders, no other corporate acts or proceedings are required to be taken by Robinson or First National to authorize the execution, delivery and performance of this Agreement. Robinson or First National is not, and will not be by reason of the consummation of the transactions contemplated herein, in material default under or in material violation of any provision of, nor will the consummation of the transactions contemplated herein afford any party a right to accelerate any indebtedness under, Robinson's Articles of
Incorporation or Bylaws or First National's Charter or Bylaws, any material promissory note, indenture or other evidence of indebtedness or security therefor, or any material lease, contract, or other commitment or agreement to which Robinson or First National is a party or by which Robinson or First National or their property is bound.
      SECTION 2.03. SUBSIDIARY. First National is duly organized and validly existing under the laws of the United States and has the corporate power to own its properties and assets, to incur its liabilities and to carry on its business as now being conducted.
Robinson owns of record and beneficially free and clear of all liens and encumbrances all of the 60,000 outstanding shares of the capital stock of First
National.
      SECTION 2.04. FINANCIAL INFORMATION. The audited consolidated balance sheets of Robinson and First
National as of December 31, 1994, and 1993, and the related audited consolidated statements of income, changes in equity capital, and cash flows, for the three years ended December 31, 1994, together with the notes thereto; and the quarterly Reports of Condition and Income of First National as filed with the Comptroller of the Currency (the "OCC") for the quarter ended March 31, 1995, (the "First National Reports");
all of which have been previously furnished by Robinson to AMBANC (collectively the "Robinson Financial
Statements"), together with all subsequent financial statements filed with the OCC prior to the Effective
Date, shall have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as disclosed therein and except for regulatory reporting differences required with respect to First National's Reports) and fairly present the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of Robinson and First National in all material respects as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which are material). Robinson and First National each does not have any material liability, fixed or contingent, except to the extent set forth in the Robinson Financial Statements or incurred in the ordinary course of business since the date of the most recent Robinson Financial Statement.
      SECTION 2.05. ABSENCE OF CHANGES. Since June 30, 1994, there has not been any material adverse change in the financial condition, the results of operations, or the business of Robinson or First National taken as a whole.
      SECTION 2.06.  AGREEMENTS WITH BANKING
AUTHORITIES.  Except as otherwise disclosed in Section
2.06 of a confidential writing delivered by Robinson to AMBANC and executed by Robinson and AMBANC concurrently with the execution and delivery of this Agreement (the "Disclosure Schedule"), neither Robinson nor First
National is subject to any order (other than orders applicable to banks generally) or is a party to any agreement or memorandum of understanding with any federal or state agency charged with the supervision or regulation of banks or bank holding companies, including without limitation the OCC, the Federal
Deposit Insurance Corporation ("FDIC"), and the Board of Governors of the Federal Reserve System and its delegates (the "FRB").
      SECTION 2.07. TAX MATTERS. Robinson and First National have filed all federal, state and local tax returns due in respect of its business and properties in a timely fashion and have paid or made provision for all amounts shown due on such returns. All such returns fairly reflect the information required to be presented therein in all material respects. All provisions for accrued but unpaid taxes contained in the Robinson Financial Statements were made in accordance with generally accepted accounting principles. Except as set forth in Section 2.07 of the Disclosure Schedule, Robinson and First National have filed all forms and reports required to be filed with respect to its pension plan or plans in a timely fashion, and all such forms and reports fairly reflect the information required to be presented therein in all material respects.
      SECTION 2.08.  LITIGATION.  Except as set forth in
Section 2.08 of the Disclosure Schedule, there is no material litigation, claim or other proceeding pending or, to the knowledge of Robinson, threatened, before any judicial, administrative or regulatory agency or tribunal against Robinson or First National, or to which any of the properties of Robinson or First
National is subject.
      SECTION 2.09.  EMPLOYMENT AGREEMENTS.  Except as
set forth in Section 2.09 of the Disclosure Schedule, neither Robinson nor First National is a party to or bound by any material written contract for the employment, retention or engagement of any officer, employee, agent, consultant or other person or entity which, by its terms, is not terminable by Robinson or First National on thirty (30) days' written notice or less without the payment of any amount by reason of such termination.
      SECTION 2.10. REPORTS. Since January 1, 1994, Robinson and First National have filed all reports, notices and other statements, together with any amendments required to be made with respect thereto, if any, that they were required to file with (i) the Securities and Exchange Commission ("SEC"), (ii) the
FRB, (iii) the FDIC, (iv) the OCC, and (v) any other governmental authority with jurisdiction over Robinson or First National. Except as set forth in Section 2.10 of the Disclosure Schedule, as of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed.
      SECTION 2.11.  INVESTMENT PORTFOLIO.  All United
States Treasury securities, obligations of other United States Government agencies and corporations, obligations of States of the United States and their political subdivisions, and other investment securities classified as "held to maturity" held by Robinson and First National, as reflected in the latest balance sheet in the Robinson Financial Statements, are carried in the aggregate at no more than cost adjusted for amortization of premiums and accretion of discounts.
All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of States of the United
States and their political subdivisions, and other investment securities classified as "available for sale" held by Robinson and First National, as reflected in the latest balance sheet in the Robinson Financial Statements, are carried in the aggregate at market value. Provisions for losses have been made on all such securities which have had a decline in value deemed "other than temporary" as defined in SEC Staff Accounting Bulletin No. 59.
      SECTION 2.12.  LOAN PORTFOLIO.  All loans and
discounts shown in the Robinson Financial Statements at December 31, 1994, or which were entered into after December 31, 1994, but before the Closing Date, were and will be made in all material respects for good, valuable and adequate consideration in the ordinary course of the business of Robinson and First National, in accordance in all material respects with sound banking practices, and are not subject to any material defenses, set offs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity. Except as set forth in Section
2.12 of the Disclosure Schedule, the notes or other evidences of indebtedness evidencing such loans and all forms of pledges, mortgages and other collateral documents and security agreements are and will be, in all material respects, enforceable, valid, true and genuine and what they purport to be. Robinson and First National have complied, and will prior to the Closing Date comply, with all laws and regulations relating to such loans, or to the extent there has not been such compliance, such failure to comply will not materially interfere with the collection of any such loan. Except as set forth in Section 2.12 of the Disclosure Schedule, Robinson and First National have not sold, purchased or entered into any loan participation arrangement except where such participation is on a pro rata basis according to the respective contributions of the participants to such loan amount. Except as set forth in Section 2.12 of the Disclosure Schedule, Robinson has no knowledge that any condition of property in which First National has an interest as collateral to secure a loan violates the Environmental Laws (defined in Section 2.15) in any material respect or obligates First National or the owner or operator of such property to remedy, stabilize, neutralize or otherwise alter the environmental condition of such property.
      SECTION 2.13.  EMPLOYEE MATTERS AND ERISA.
      (a)  Neither Robinson nor First National has
entered into any collective bargaining agreement with any labor organizations with respect to any group of employees of Robinson or First National, and to the knowledge of Robinson there is no present effort nor existing proposal to attempt to unionize any group of employees of Robinson or First National.
      (b) Except as set forth in Section 2.13 of the Disclosure Schedule, (i) Robinson and First National are and have been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and neither Robinson nor First National is engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against Robinson or First National pending or, to the knowledge of Robinson, threatened before the National Labor Relations Board; (iii) there is no labor dispute, strike, slowdown or stoppage actually pending or, to the knowledge of Robinson, threatened against or directly affecting Robinson or First National; and (iv) neither Robinson nor First National has experienced any material work stoppage or other material labor difficulty during the past five years.
      (c) Except as set forth in Section 2.13 of the Disclosure Schedule, neither Robinson nor First
National maintains, nor has either ever maintained, any qualified pension plans as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended. Except with respect to those employee benefit plans described in Section 2.13 of the Disclosure Schedule, neither Robinson nor First
National maintains, contributes to or participates in or has any liability under any nonqualified employee benefit plans or any deferred compensation, bonus, stock or incentive plans, or other employee benefit or fringe benefit programs for the benefit of former or current employees or Directors of Robinson or First
National (the "Employee Plans"). Except as described in Section 2.13 of the Disclosure Schedule, neither
Robinson nor First National maintains, contributes to, or participates in or has any liability under any plan that provides health, major medical, disability or life insurance benefits to former employees of Robinson or First National.
      SECTION 2.14.  TITLE TO PROPERTIES; INSURANCE.
Except as described in Section 2.14 of the Disclosure Schedule, Robinson and First National have marketable title, insurable at standard rates, free and clear of all liens, charges and encumbrances (except taxes which are a lien but not yet payable and liens, charges or encumbrances reflected in the Robinson Financial
Statements and easements, rights-of-way, and other restrictions which are not material and, in the case of Other Real Estate Owned, as such real estate is internally classified on the books of Robinson or First National, rights of redemption under applicable law) to all real properties reflected on the Robinson Financial Statements as being owned by Robinson or First
National. All material leasehold interests used by Robinson and First National in their banking operations are held pursuant to lease agreements that are valid and enforceable in accordance with their terms. All such properties comply in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto and there are no condemnation proceedings pending or, to the knowledge of Robinson, threatened with respect to such properties. Robinson and First
National have valid title or other ownership rights under licenses to all material intangible personal or intellectual property used by Robinson or First
National in their respective businesses free and clear of any claim, defense or right of any other person or entity which is material to such property, subject only to rights of the licensor pursuant to applicable license agreements, which rights do not materially adversely interfere with the use or enjoyment of such property. All insurable properties owned or held by Robinson and First National are insured in such amounts, and against fire and other risks insured against by extended coverage and public liability insurance, as is customary with companies of the same size and in the same business.
      SECTION 2.15.  ENVIRONMENTAL MATTERS.
      (a) As used in this Agreement, "Environmental
Laws" means all local, state and federal environmental, health and safety laws and regulations in all jurisdictions in which the parties hereto have done business or owned property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal
Clean Water Act, the Federal Clean Air Act, and the
Federal Occupational Safety and Health Act.
      (b) Except as set forth in Section 2.15 of the Disclosure Schedule, neither the conduct nor operation of Robinson or First National nor any condition of any property owned by Robinson or First National within the past ten (10) years and used in its business operations, or to the knowledge of Robinson, the condition of any property owned by Robinson or First
National within the past ten (10) years but not used in its business operations, violates or violated
Environmental Laws in any material respect, and no condition or event has occurred with respect to it or any such property that, with notice or the passage of time, or both, would constitute a material violation of Environmental Laws or obligate Robinson or First
National to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property. Except as set forth in Section 2.15 of the Disclosure Schedule, neither Robinson nor First National has received any notice from any person or entity that Robinson or First National or the operation of any facilities or any property owned by Robinson or First National is or was in violation of any Environmental
Laws or that Robinson or First National is responsible for the cleanup of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.
      SECTION 2.16. COMPLIANCE WITH AMERICANS WITH DISABILITIES ACT. Except as set forth in Section 2.16 of the Disclosure Schedule, Robinson and First National are in compliance with all applicable provisions of the Americans with Disabilities Act (the "ADA") and no action under the ADA against Robinson or First National or any of their properties has been initiated, or to the knowledge of Robinson, has been threatened or contemplated.
      SECTION 2.17.  COMPLIANCE WITH LAW.  Robinson and
First National have all material licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses as presently conducted and are in compliance in all material respects with all applicable laws and regulations.
      SECTION 2.18.  BROKERAGE.  Except for a fee
payable to Kemper Securities, Inc. in connection with the issuance of a fairness opinion, there are no existing claims or agreements for brokerage commissions, finders' fees, investment banking fees, or similar compensation in connection with the Holding
Company Merger payable by Robinson or First National.
      SECTION 2.19.  MATERIAL CONTRACTS.  Except as set
forth in Section 2.19 of the Disclosure Schedule, neither Robinson nor First National is a party to or bound by any oral or written (i) material agreement, contract or indenture under which it has borrowed or will borrow money (not including federal funds and money deposited, including without limitation, checking and savings accounts and certificates of deposit); (ii) material guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection and guarantees made in the ordinary course of business and letters of credit issued in the ordinary course of business; (iii) material agreement with any present or former officer, director or shareholder (except for deposit or loan agreements entered into in the ordinary course of business); (iv) license, whether as licensor or licensee; (v) contract or commitment for the purchase of materials, supplies or other real or personal property in an amount in excess of $10,000 or for the performance of services over a period of more than thirty (30) days and involving an amount in excess of $10,000; (vi) joint venture or partnership agreement or arrangement; or

(vii) contract, agreement or other commitment not made in the ordinary course of business.
      SECTION 2.20.  STATEMENTS TRUE AND CORRECT.  None
of the information supplied or to be supplied by Robinson or First National for inclusion in any documents to be filed with the FRB, OCC, SEC, or any other regulatory authority in connection with the Mergers will, at the respective times such documents are filed, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading.
      SECTION 2.21.  ROBINSON'S KNOWLEDGE.  With respect
to representations and warranties herein that are made or qualified as being made "to the knowledge of Robinson" or words of similar import, it is understood and agreed that matters within the knowledge of the directors and the officers of Robinson or First
National, respectively, shall be considered to be within the knowledge of Robinson.

                        ARTICLE THREE
                  REPRESENTATIONS OF AMBANC
      AMBANC hereby makes the following representations
and warranties:
      SECTION 3.01.  ORGANIZATION AND CAPITAL STOCK.
      (a) AMBANC is a corporation duly incorporated and validly existing under the laws of the State of Indiana, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and has the corporate power and authority to own all of its property and assets, to incur all of its liabilities, and to carry on its business as it is now being conducted.
      (b) AMBANC has authorized capital stock of (i)
5,000,000 shares of common stock, $10.00 par value per share ("AMBANC Common"), of which, as of the date of this Agreement, 2,372,555 shares are issued and outstanding, and (ii) 200,000 shares of preferred stock, $10.00 par value per share, of which no shares are issued and outstanding. All of the issued and outstanding shares of AMBANC Common are duly and validly issued and outstanding, fully paid and non-assessable. None of the outstanding shares of AMBANC
Common has been issued in violation of any preemptive rights of the current or past shareholders of AMBANC or in violation of any applicable federal or state securities laws or regulations.
      (c) The shares of AMBANC Common that are to be issued to the shareholders of Robinson pursuant to the Holding Company Merger have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued and outstanding, fully paid and non-assessable, and will be listed and authorized for quotation on the NASDAQ Small Caps
Market System.
      SECTION 3.02.  AUTHORIZATION.  The Boards of
Directors of AMBANC, FRB Corp. and Farmers' has each, by all appropriate action, approved this Agreement and the Mergers and has authorized the execution of this Agreement on its behalf by its respective duly authorized officers and the performance, respectively, by AMBANC and Farmers' of its respective obligations hereunder. Nothing in the Articles of Incorporation or Bylaws of AMBANC, as amended, or in the Charter or Bylaws of Farmers, or in any agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which AMBANC or any of its subsidiaries is bound or subject would prohibit either
AMBANC or Farmers' from entering into and consummating, or would be violated or breached by AMBANC's or Farmers' consummation of this Agreement and the transactions contemplated herein and the Mergers on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by AMBANC and Farmers' and constitutes a legal, valid and binding obligation of AMBANC and Farmers', enforceable against AMBANC and Farmers' in accordance with its terms, and no other corporate acts or proceedings are required to be taken by AMBANC or Farmers' to authorize the execution, delivery and performance of this Agreement. AMBANC or Farmers' is not, and will not be by reason of the consummation of the transactions contemplated herein, in material default under or in material violation of any provision of, nor will the consummation of the transactions contemplated herein afford any party a right to accelerate any indebtedness under, AMBANC's Articles of Incorporation or Bylaws or Farmers' Charter or Bylaws, any material promissory note, indenture, or other evidence of indebtedness or security therefore, or any material lease, contract, or other commitment or agreement to which AMBANC or Farmers' is a party or by which AMBANC or Farmers' or their property is bound. Except for the requisite approvals of and filings with the FRB and the OCC and the filing of a registration statement with the SEC and certain state securities regulatory agencies, no notice to, filing with, authorization by, or consent or approval of, any federal or state regulatory authority is necessary for the execution and delivery of this Agreement or the consummation of the Mergers by AMBANC and Farmers'.
      SECTION 3.03.  SUBSIDIARIES.  Each of AMBANC's
subsidiaries is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has the corporate power to own its respective properties and assets, to incur its respective liabilities and to carry on its respective business as now being conducted. AMBANC owns of record and beneficially free and clear of all liens and encumbrances all outstanding shares of stock of all of its subsidiaries.
      SECTION 3.04.  FINANCIAL INFORMATION.  The audited
consolidated balance sheets of AMBANC and its subsidiaries as of December 31, 1994 and 1993 and related consolidated statements of income, changes in shareholders' equity and cash flows for the three years ended December 31, 1994, together with the notes thereto, included in AMBANC's most recent 10-K, as filed with the SEC, and the unaudited consolidated balance sheet of AMBANC and its subsidiaries as of March 31, 1995, and the related unaudited consolidated statement of income, changes in shareholders' equity and cash flows for the period then ended included in AMBANC's Quarterly Report on Form 10-Q as filed with the SEC (collectively, the "AMBANC Financial
Statements"), all of which have been previously furnished by AMBANC to Robinson, together with all subsequent financial statements and reports filed with the SEC prior to the Effective Date, shall have been prepared in accordance with generally accepted accounting principles applied on a consistent basis
(except as disclosed therein) and fairly present the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of AMBANC and its consolidated subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which will be material). AMBANC and its subsidiaries each does not have any material liability, fixed or contingent, except as set forth in the AMBANC
Financial Statements or incurred in the ordinary course of business since the date of the most recent AMBANC
Financial Statement.
      SECTION 3.05.  ABSENCE OF CHANGES.  Since June 30,
1994, there has not been any material adverse change in the financial condition, the results of operations or the business of AMBANC and its subsidiaries taken as a whole.
      SECTION 3.06.  REPORTS.  Since January 1, 1994
(or, in the case of subsidiaries of AMBANC, the date of acquisition thereof by AMBANC, if later) AMBANC and each of its subsidiaries has filed all reports, notices and other statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, (ii) the FRB, or
(iii) any applicable state securities or banking authorities, and (iv) any other governmental authority with jurisdiction over AMBANC or any of its subsidiaries. As of their respective dates, each of such reports and documents, as amended, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
      SECTION 3.07.  LITIGATION.  There is no material
litigation, claim or other proceeding pending or, to the knowledge of AMBANC, threatened, before any judicial, administrative or regulatory agency or tribunal against AMBANC or any of its subsidiaries, or to which the property of AMBANC or any of its subsidiaries is subject, which can reasonably be expected to result in any material adverse change in the financial condition, operations, or business of AMBANC and its subsidiaries taken as a whole.
      SECTION 3.08.  AGREEMENTS WITH BANKING
AUTHORITIES. Neither AMBANC nor any of its subsidiaries is subject to any order (other than orders applicable to banks generally) or is a party to any agreement or memorandum of understanding with any federal or state agency charged with the supervision or regulation of banks or bank holding companies, including without limitation the FDIC, the Indiana
Department of Financial Institutions, the Illinois
Commissioner of Banks and Trust Companies (the
"ICB&TC"), and the FRB.
      SECTION 3.09.  TITLE TO PROPERTIES; INSURANCE.
AMBANC and each of its subsidiaries has marketable title, insurable at standard rates, free and clear of all liens, charges and encumbrances (except taxes which are a lien but not yet payable and liens, charges or encumbrances reflected in the AMBANC Financial
Statements and easements, rights-of-way, and other restrictions which are not material and, in the case of Other Real Estate Owned, as such real estate is internally classified on the books of AMBANC or any of its subsidiaries, rights of redemption under applicable law) to all real properties reflected on the AMBANC
Financial Statements as being owned by AMBANC or any of its subsidiaries. All material leasehold interests used by AMBANC in its banking operations are held pursuant to lease agreements which are valid and enforceable in accordance with their terms. All such properties comply in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto and there are no condemnation proceedings pending or, to the knowledge of AMBANC, threatened with respect to such properties. AMBANC and each of its subsidiaries has valid title or other ownership rights under licenses to all material intangible personal or intellectual property used by AMBANC or any of its subsidiaries in its business free and clear of any claim, defense or right of any other person or entity which is material to such property, subject only to rights of the licensor pursuant to applicable license agreements, which rights do not materially adversely interfere with the use or enjoyment of such property.
All insurable properties owned or held by AMBANC and each of its subsidiaries are insured in such amounts, and against fire and other risks insured against by extended coverage and public liability insurance, as is customary with companies of the same size and in the same business.
      SECTION 3.10.  ENVIRONMENTAL MATTERS.
      (a) Neither the conduct nor operation of AMBANC or any of its subsidiaries nor any condition of any property owned by AMBANC or any of its subsidiaries within the past ten (10) years and used in its business operations, or to the knowledge of AMBANC, the condition of any property owned by AMBANC or any of its subsidiaries within the past ten (10) years but not used in its business operations, violates or violated
Environmental Laws in any material respect, and no condition or event has occurred with respect to it or any such property that, with notice or the passage of time, or both, would constitute a material violation of Environmental Laws or obligate AMBANC or any of its subsidiaries to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property. Neither AMBANC nor any of its subsidiaries has received any notice from any person or entity that AMBANC or any of its subsidiaries or the operation of any facilities or any property owned by AMBANC or any of its subsidiaries is or was in violation of any Environmental Laws or that AMBANC or any of its subsidiaries is responsible for the cleanup of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.
      (b) To the extent that AMBANC had requested or obtained environmental investigations on certain parcels of real property in connection with its prior acquisitions of other banking organizations that are now subsidiaries of AMBANC, AMBANC believes that all such investigations revealed no facts that would constitute a material violation of Environmental Laws or obligate AMBANC or any of its subsidiaries to remedy, stabilize, neutralize, or otherwise alter the environmental condition of any such property.
      SECTION 3.11.  COMPLIANCE WITH LAW.  AMBANC and
each of its subsidiaries has all material licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses as presently conducted and are in compliance in all material respects with all applicable laws and regulations.
      SECTION 3.12.  TAX/ERISA MATTERS.  AMBANC and all
of its subsidiaries have filed all federal, state, and local tax returns due in respect of their business and properties in a timely fashion and have paid or made provision for all amounts due on such returns, and all such returns fairly reflect the information required to be presented therein in all material respects. AMBANC and its subsidiaries are and have been in material compliance with all applicable laws respecting employment and employment practices, terms, and conditions of employment in wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and neither AMBANC nor any of its subsidiaries is engaged in any unfair labor practice.
      SECTION 3.13.  STATEMENTS TRUE AND CORRECT.  None
of the information supplied or to be supplied by AMBANC for inclusion in (i) the Registration Statement (as defined in Section 4.04), (ii) the Proxy
Statement/Prospectus (as defined in Section 4.03) and
(iii) any other documents to be filed with the SEC, the FRB, the OCC or any other regulatory authority in connection with the Mergers, will, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective, and with respect to the Proxy Statement/Prospectus, when first mailed to the shareholders of Robinson, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, also at the time of the shareholders' meeting of the Robinson shareholders called to vote on the Holding Company Merger, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the shareholders' meeting. All documents that AMBANC is responsible for filing with the SEC or any other regulatory authority in connection with the Mergers will comply as to form in all material respects with the provisions of applicable law and any rules and regulations thereunder.

                        ARTICLE FOUR
                   AGREEMENTS OF ROBINSON
      SECTION 4.01.  CONDUCT OF BUSINESS.
      (a) Robinson and First National shall continue to carry on its business and the discharge or incurrence of its obligations and liabilities only in the ordinary course of business as heretofore conducted and, by way of amplification and not limitation with respect to such obligation, Robinson and First National will not, without the prior written consent of AMBANC:
           (i)  declare or pay any dividend or make any
      other distribution to shareholders, whether in cash, stock or other property, except that Robinson may continue to pay its regular dividend or dividends to its shareholders consistent with past practice in amount and timing until consummation of the Holding Company Merger, provided that Robinson may not pay a dividend during the quarter that the Holding Company Merger is consummated if Robinson's shareholders would be entitled to receive a dividend from AMBANC during that quarter (specifically, if the Closing Date does not occur on or before the ex-dividend date for the payment by AMBANC for its dividend on AMBANC Common for the third quarter of 1995, then the Board of Directors of Robinson may declare and pay on Robinson Common a dividend for the third quarter of 1995 to its shareholders of record on such ex-dividend date in an amount not to exceed
      $0.41 per share;  or
           (ii)  issue any common or other capital stock
      or any options, warrants or other rights to subscribe for or purchase common or any other capital stock or any securities convertible into or exchangeable for any capital stock; or
           (iii)  directly or indirectly redeem,
      purchase or otherwise acquire (except for shares acquired in satisfaction of a debt previously contracted) any of their own common or any other capital stock; or
           (iv)  effect a split, reverse split,
      reclassification, or other similar change in or of any common or other capital stock or otherwise reorganize or recapitalize; or
           (v)  change their Articles of
      Incorporation/Charter or Bylaws; or
           (vi)  except in the ordinary course of
      business consistent with past practices, pay or agree to pay, conditionally or otherwise, any additional compensation or severance benefit or otherwise make any changes out of the ordinary course of business with respect to the fees or compensation payable or to become payable to management consultants, directors, officers or salaried employees or, except as required by law or contemplated by this Agreement, adopt or make any change in any Employee Plan or other arrangement or payment made to, for or with any of such consultants, directors, officers or employees; or
           (vii)  except in the ordinary course of
      business, borrow or agree to borrow any material amount of funds or directly or indirectly guarantee or agree to guarantee any material obligations of others except in the ordinary course of business or pursuant to outstanding letters of credit; or
           (viii)  purchase or otherwise acquire any
      investment security for their own account other than U.S. treasury or other governmental obligations or asset-backed securities issued or guaranteed by United States governmental or other governmental agencies, in either case having an average remaining life of three years or less, or sell any investment security owned by them other than sales made in the ordinary course of business as previously conducted during the past three years and in accordance with applicable law and regulations or engage in any activity that would be inconsistent with the classification of investment securities as either "held to maturity" or "available for sale"; or
           (ix)  enter into or amend any agreement,
      contract or commitment out of the ordinary course of business; or
           (x)  except in the ordinary course of
      business, place on any of their assets or properties any mortgage, pledge, lien, charge, or other encumbrance; or
           (xi)  except in the ordinary course of
      business, cancel, release, compromise or accelerate any material indebtedness owing to Robinson or First National or any claims which Robinson or First National may possess, or voluntarily waive any material rights with respect thereto; or
           (xii)  sell or otherwise dispose of any real
      property or any material amount of any personal property other than properties acquired in foreclosure or otherwise in the ordinary course of collection of indebtedness to Robinson or First
      National; or
           (xiii)  foreclose upon or otherwise take
      title to or possession or control of, any real property without first obtaining a Phase One environmental report thereon, prepared by a reliable and qualified person or firm acceptable to AMBANC, which indicates that the property is free of pollutants, contaminants or hazardous or toxic waste materials; provided, however, that neither Robinson nor First Robinson shall be required to obtain such a report with respect to single family, non-agricultural residential property of one acre or less to be foreclosed upon unless Robinson has reason to believe that such property might contain such materials or otherwise might be contaminated; or
           (xiv)  commit any act or fail to do any act
      which will cause a material breach of any material agreement, contract or commitment; or
           (xv)  knowingly violate any law, statute,
      rule, governmental regulation or order, which violation might have a material adverse effect on their business, financial condition, or earnings;
      or
      (b) Neither Robinson nor First National shall, without the prior written consent of AMBANC, engage in any transaction or take any action that would render untrue in any material respect any of the representations and warranties of Robinson contained in Article Two hereof if such representations and warranties were given as of the date of such transaction or action.
      (c) Robinson shall promptly notify AMBANC in writing of the occurrence of any matter or event known to and involving Robinson or First National that is materially adverse to the business, operations, properties, assets or condition (financial or otherwise) of Robinson or First National taken as a whole.
      (d) Robinson shall not, on or before the earlier of the Closing Date or the date of termination of this Agreement, solicit or encourage, or, subject to the fiduciary duties of its directors as advised by counsel, hold discussions or negotiations with or provide any information to, any person in connection with any proposal from any person for the acquisition of all or any substantial portion of the business, assets, shares of Robinson Common or other securities of Robinson or First National.
      SECTION 4.02.  BREACHES.  Robinson shall, in the
event it has knowledge of the occurrence of any event or condition which would cause or constitute a breach
(or would have caused or constituted a breach had such event occurred or been known prior to the date of this Agreement) of any of its representations or agreements contained or referred to in this Agreement, give prompt notice thereof to AMBANC and use its best efforts to prevent or promptly remedy the same.
      SECTION 4.03.  SUBMISSION TO SHAREHOLDERS.
Robinson shall cause to be duly called and held, on a date mutually selected by AMBANC and Robinson, a special meeting of its shareholders (the "Shareholders'
Meeting") for submission of this Agreement and the Holding Company Merger for approval of such shareholders as required by the Acts. In connection with the Shareholders' Meeting, (i) Robinson shall cooperate and assist AMBANC in preparing and filing a Proxy Statement/Prospectus (the "Proxy
Statement/Prospectus") with the SEC, and Robinson shall mail it to its shareholders, (ii) Robinson shall furnish AMBANC all information concerning itself and First National that AMBANC may reasonably request in connection with such Proxy Statement/Prospectus, and
(iii) the Board of Directors of Robinson shall (subject to compliance with its fiduciary duties as advised by counsel) recommend to its shareholders the approval of this Agreement and the Holding Company Merger contemplated hereby and use its best efforts to obtain such shareholder approval.
      SECTION 4.04.  CONSUMMATION OF AGREEMENT.
Robinson and First National shall use their best efforts to perform and fulfill all conditions and obligations on their part to be performed or fulfilled under this Agreement and to effect the Mergers in accordance with the terms and provisions hereof.
Robinson shall furnish to AMBANC in a timely manner all information, data and documents in the possession of Robinson and First National requested by AMBANC as may be required to obtain any necessary regulatory or other approvals of the Mergers or to file with the SEC a registration statement on Form S-4 (the "Registration
Statement") relating to the shares of AMBANC Common to be issued to the shareholders of Robinson pursuant to the Holding Company Merger and this Agreement and shall otherwise cooperate fully with AMBANC to carry out the purpose and intent of this Agreement.
      SECTION 4.05.  ENVIRONMENTAL REPORTS.  Robinson
shall provide to AMBANC, as soon as reasonably practical but not later than sixty (60) days after the date of this Agreement, a report of a Phase One environmental investigation on all real property owned or leased by Robinson or First National (including
Other Real Estate Owned) as of the date of this Agreement and within ten (10) days after the acquisition or lease of any real property acquired or leased by Robinson or First National after the date of this Agreement, except as otherwise provided in Section
4.01(a)(xiii). If required by the Phase One investigation in AMBANC's reasonable opinion, Robinson shall, at the written request of AMBANC delivered to Robinson within five (5) days of AMBANC's receipt of any such Phase One report, provide to AMBANC a report of a Phase Two investigation on properties requiring such additional study. AMBANC shall have five (5) business days from the receipt of any such investigation report to notify Robinson in writing of any material environmental concerns. Within forty-five
(45) days of the delivery of such notification, AMBANC shall obtain an estimate or indication as described below regarding the cost of taking remedial and corrective actions or the inability to make such an estimate. Should the cost of taking all remedial and corrective actions and measures (i) required by applicable law, or (ii) recommended or suggested by such report or reports and prudent in light of the findings of such report, in the aggregate, exceed the sum of $100,000, as reasonably estimated by an environmental expert promptly retained for such purpose by AMBANC and reasonably acceptable to Robinson, or if the cost of such actions and measures cannot be so reasonably estimated by such expert with any reasonable degree of certainty, then AMBANC shall have the right pursuant to Section 7.03 hereof, for a period of five (5) business days following receipt of such estimate or indication that the cost of such actions and measures cannot be so reasonably estimated, to terminate this Agreement by providing written notice to Robinson within such five-day period.
      SECTION 4.06.  RESTRICTION ON RESALES.  Robinson
shall obtain and deliver to AMBANC prior to the Closing
Date signed representations, in form reasonably acceptable to AMBANC, of any person who may reasonably be deemed an "affiliate" of Robinson as of the date of the Shareholders' Meeting within the meaning of such term as used in Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), regarding their prospective compliance with the provisions of such Rule 145. Robinson shall also obtain and deliver to AMBANC prior to the Closing Date, the signed agreements of each shareholder who may reasonably be deemed an "affiliate" (as such term is described in the preceding sentence) of Robinson as of the date of the Shareholders' Meeting agreeing not to sell any shares of AMBANC Common or otherwise reduce his or her risk relative to such shares, until such time as financial results covering at least thirty (30) days of post-
Merger combined operations have been made available to the general public.
      SECTION 4.07.  ACCESS TO INFORMATION.  Robinson
shall permit AMBANC reasonable access, in a manner which will avoid undue disruption or interference with Robinson's normal operations, to Robinson's and First
National's properties and shall disclose and make available to AMBANC all books, documents, papers and records relating to Robinson's and First National's assets, stock, ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including general ledgers), tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which AMBANC may have a reasonable and legitimate interest in light of the transactions contemplated by this Agreement. During the period from the date of this Agreement to the Effective Time, Robinson will cause one or more of Robinson's designated representatives to confer on a regular basis with the President of AMBANC, or any other person designated in a written notice given to Robinson by AMBANC pursuant to this Agreement, to report the general status of the ongoing operations of Robinson and First National. Robinson and First National will promptly notify AMBANC of any material change in the normal course of the operation of its business or properties and of any regulatory complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving Robinson or First National and will keep
AMBANC fully informed of such events. AMBANC will hold any such information which is nonpublic in confidence in accordance with the provisions of Section 8.01 hereof.

                        ARTICLE FIVE
                    AGREEMENTS OF AMBANC
      SECTION 5.01.  REGULATORY APPROVALS AND
REGISTRATION STATEMENT.  AMBANC shall promptly file all
regulatory applications required in order to consummate
the Mergers, including the necessary applications for
the prior approval of the FRB and the OCC.  AMBANC
shall keep Robinson reasonably informed as to the
status of such applications and provide Robinson copies
of such applications and supplementally filed materials
prior to their filing.  AMBANC shall file with the SEC
the Registration Statement relating to the shares of
AMBANC Common to be issued to the shareholders of
Robinson pursuant to this Agreement, and shall use its
best efforts to cause the Registration Statement to
become effective as soon as practicable.   At the time
the Registration Statement becomes effective, the Registration Statement shall comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading; and at the time of the mailing thereof to the shareholders of Robinson, at the time of the Shareholders' Meeting, and at the Effective

Time, the Proxy Statement/Prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement, shall not contain any untrue statement of a material fact or omit to state any material fact regarding AMBANC or the Holding Company Merger necessary to make the statements therein not false or misleading. AMBANC shall timely file all documents required to obtain all necessary
Blue Sky permits and approvals, if any, required to carry out the Holding Company Merger, shall pay all expenses incident thereto and shall use its best efforts to obtain such permits and approvals on a timely basis. AMBANC shall promptly and properly prepare and file any other filings required under the Securities Exchange Act of 1934 (the "Exchange Act") relating to the Holding Company Merger.
      SECTION 5.02.  BREACHES.  AMBANC shall, in the
event it has knowledge of the occurrence of any event or condition which would cause or constitute a breach
(or would have caused or constituted a breach had such event occurred or been known prior to the date of this Agreement) of any of its representations or agreements contained or referred to in this Agreement, give prompt notice thereof to Robinson and use its best efforts to prevent or promptly remedy the same.
      SECTION 5.03.  CONSUMMATION OF AGREEMENT.  AMBANC
shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the Mergers in accordance with the terms and conditions of this Agreement, and to cause the Effective Time to occur on or before November 30, 1995.
      SECTION 5.04.  ACCESS TO INFORMATION.  AMBANC
shall permit Robinson reasonable access, in a manner which will avoid undue disruption or interference with AMBANC's normal operations, to AMBANC's and any of its subsidiaries' properties and shall disclose and make available to Robinson all books, documents, papers and records relating to AMBANC's and any of its subsidiaries' assets, stock, ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including general ledgers), tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which Robinson may have a reasonable and legitimate interest in light of the transactions contemplated by this Agreement. AMBANC and each of its subsidiaries will promptly notify Robinson of any material change in the normal course of the operation of its business or properties and of any regulatory complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving AMBANC or any of its subsidiaries and will keep Robinson fully informed of such events. Robinson will hold any such information which is nonpublic in confidence in accordance with the provisions of Section 8.01 hereof.
      SECTION 5.05.  SEPARATE ENTITY.  It is AMBANC's
intent that the directors and officers of First
National in office at the Effective Time will continue after the Effective Time to manage and operate First
National as a separate banking entity, with such assistance, advice, and support from AMBANC and its other banking affiliates as shall be appropriate. At the Effective Time, one officer or director of AMBANC shall be added to the Board of Directors of First
National, and two officers or directors of Robinson shall be added to the Board of Directors of AMBANC.
The persons to become directors of AMBANC and First
National shall be selected by mutual agreement of the respective Boards of Directors. AMBANC agrees that, for a period of three years after the Effective Time, it will retain the name "The First National Bank in Robinson" as the name pursuant to which First National does business; provided, however, that a majority of the Directors of First National who served as Directors prior to the Effective Time shall have the authority to reduce this three-year period at any time after the Effective Time at their discretion.
      SECTION 5.06.  DIRECTOR AND OFFICER INSURANCE.
AMBANC agrees that all rights to indemnification existing in favor of the directors, officers, and employees of Robinson and First National, as provided in its Articles, Bylaws, or otherwise in effect on the date of this Agreement shall survive the Effective Time and shall continue in full force and effect with respect to matters occurring prior to the Effective
Time.
      SECTION 5.07.  EMPLOYEE BENEFITS.  Upon the
Closing Date, it is intended that the employees of First National shall continue to be employees of First
National with no change in employment solely as a result of the transactions contemplated herein;
provided, nothing herein shall be interpreted as creating a contractual or other right to continued employment of an employee subsequent to the Closing
Date. It is the intent of AMBANC that, after the Effective Time, the active employees of First National will be added to and become part of the AMBANC employee benefits plans and receive employee benefits (including without limitation, pension benefits, health insurance, long-term disability coverage and life insurance coverage) that are no less favorable than those generally available to employees at AMBANC and its subsidiaries. In that event, individuals who are actively employed by First National on the Closing Date shall be given full credit for all purposes under any and all employee benefit plans, programs or policies maintained or hereafter established by AMBANC for prior years of employment with First National.
Notwithstanding anything to the contrary above, it is the intention of AMBANC that the employees of First
National as a group will suffer no material net loss in the value of the total employee benefits package currently enjoyed by them by reason of the Holding
Company Merger.
      SECTION 5.08.  FURTHER MATTERS.  Neither AMBANC
nor any of its subsidiaries shall, without the prior written consent of Robinson, engage in any transaction or take any action that would render untrue in any material respect any of the representations and warranties of AMBANC contained in Article Three hereof if such representations and warranties were given as of the date of such transaction or action. AMBANC shall promptly notify Robinson in writing of the occurrence of any matter or event known to and involving AMBANC or any of its subsidiaries that is materially adverse to the business, operations, properties, assets, or condition (financial or otherwise) of AMBANC or its subsidiaries taken as a whole.

                         ARTICLE SIX
     CONDITIONS PRECEDENT TO THE HOLDING COMPANY MERGER
      SECTION 6.01.  CONDITIONS OF AMBANC'S OBLIGATIONS.
AMBANC's obligations to effect the Mergers shall be subject to the satisfaction (or waiver by AMBANC) prior to or on the Closing Date of the following conditions:
      (a) The representations and warranties made by Robinson in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.
      (b) Robinson and First National each shall have performed and complied in all material respects with all of its obligations and agreements required to be performed prior to the Closing Date under this Agreement.
      (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers shall be in effect, nor shall any proceeding by any bank regulatory authority, governmental agency or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Mergers which makes the consummation of the Mergers illegal.
      (d) All necessary regulatory approvals, consents, authorizations and other approvals required by law for consummation of the Mergers shall have been obtained and all waiting periods required by law shall have expired.
      (e) AMBANC shall have received the environmental reports required by Sections 4.05 and 4.01(a)(xiii) hereof and shall not have elected, pursuant to Section
4.05 hereof, to terminate and cancel this Agreement.
      (f) AMBANC shall have received all documents required to be received from Robinson and First
National on or prior to the Closing Date, all in form and substance reasonably satisfactory to AMBANC.
      (g) The Registration Statement shall be effective under the Securities Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the SEC.
      (h) AMBANC shall have received from its counsel, Leagre & Barnes, an opinion to the effect that if the Mergers are consummated in accordance with the terms set forth in this Agreement, (i) the Mergers will constitute a reorganization within the meaning of
Section 368(a) of the Code; (ii) no gain or loss will be recognized by the holders of shares of Robinson
Common upon receipt of AMBANC Common (except for cash received in lieu of fractional shares); (iii) the basis of shares of AMBANC Common received by the shareholders of Robinson will be the same as the basis of shares of Robinson Common exchanged therefor; and (iv) the holding period of shares AMBANC Common received by the shareholders of Robinson will include the holding period of the shares of Robinson Common exchanged therefor, provided such shares were held as capital assets of the Effective Time; and
      (i)  The aggregate amount of the Consolidated
Shareholders' Equity of Robinson at the Effective Time, as shown by and reflected in its books and records of accounts prepared in accordance with generally accepted accounting principles, consistently applied, shall not be less than $9,699,185, and Robinson shall have delivered to AMBANC a certificate, dated as of the Effective Time and signed by Robinson's President and Secretary to such effect. As used in the preceding sentence, "Consolidated Shareholders' Equity" of
Robinson shall mean its common stock, capital surplus, and retained earnings, as fully accrued to reflect all provisions to its allowance for loan losses (the balance of which the parties agree shall, at the Effective Time, be at least equal to one percent (1%) of its total loan portfolio as set forth in its statement of condition for the most recent month end prior to the Effective Time) and the charge-off of all bad debts prior to the Effective Time and the accrual of all other expenses associated with the Mergers, all in accordance with applicable bank regulatory guidelines and in conformity with generally accepted accounting principles consistently applied.
      (j) AMBANC shall have received an opinion from its independent auditors that the Holding Company
Merger shall be accounted for as a pooling of interests pursuant to the appropriate accounting standards then in effect.
      SECTION 6.02.  CONDITIONS OF ROBINSON'S
OBLIGATION. Robinson's obligation to effect the Mergers shall be subject to the satisfaction (or waiver by Robinson) prior to or on the Closing Date of the following conditions:
      (a) The representations and warranties made by AMBANC in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.
      (b) AMBANC shall have performed and complied in all material respects with all of its obligations and agreements required to be performed prior to the Closing Date under this Agreement.
      (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers shall be in effect, nor shall any proceeding by any bank regulatory authority, other governmental agency or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, enforced or deemed applicable to the Mergers which makes the consummation of the Mergers illegal.
      (d) All necessary regulatory approvals, consents, authorizations and other approvals required by law for consummation of the Mergers, including the requisite approval of the Mergers by the shareholders of Robinson, shall have been obtained and all waiting periods required by law shall have expired.

      (e) Robinson shall have received all documents required to be received from AMBANC on or prior to the Closing Date, all in form and substance reasonably satisfactory to Robinson.
      (f) The Registration Statement shall be effective under the Securities Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the SEC.
      (g)  Robinson shall have received from its
counsel, Hinshaw & Culbertson , an opinion reasonably satisfactory to Robinson to the effect that if the Mergers are consummated in accordance with the terms set forth in this Agreement, (i) the Mergers will constitute a reorganization within the meaning of
Section 368(a) of the Code; (ii) no gain or loss will be recognized by the holders of shares of Robinson
Common upon receipt of AMBANC Common (except for cash received in lieu of fractional shares); (iii) the basis of shares of AMBANC Common received by the shareholders of Robinson will be the same as the basis of shares of Robinson Common exchanged therefor; and (iv) the holding period of shares AMBANC Common received by the shareholders of Robinson will include the holding period of the shares of Robinson Common exchanged therefor, provided such shares were held as capital assets of the Effective Time; and
      (h) Robinson shall have received an opinion of Kemper Securities, Inc. or another qualified investment banking firm or other qualified financial expert to the effect that, as of the date of the mailing of the Proxy
Statement/Prospectus to the shareholders of Robinson, the Holding Company Merger was fair to the shareholders of Robinson from a financial point of view and such opinion shall not have been amended or withdrawn on or prior to the Closing Date.

                        ARTICLE SEVEN
                 TERMINATION OR ABANDONMENT
      SECTION 7.01.  MUTUAL AGREEMENT.  This Agreement
may be terminated by the mutual written agreement of the parties at any time prior to the Closing Date, regardless of whether shareholder approval of this Agreement and the Holding Company Merger by the shareholders of Robinson shall have been previously obtained.
      SECTION 7.02.  BREACH OF REPRESENTATIONS OR
AGREEMENTS. In the event that there is a material breach in any of the representations and warranties or agreements of AMBANC or Robinson which breach is not cured within thirty (30) days after written notice to cure such breach is given by the non-breaching party, then the non-breaching party, regardless of whether shareholder approval of this Agreement and the Holding
Company Merger shall have been previously obtained, may terminate and cancel this Agreement by providing written notice thereof within ten (10) days after such thirty (30) day period to the other party hereto.
      SECTION 7.03.  ENVIRONMENTAL REPORTS.  AMBANC may
terminate this Agreement to the extent provided by
Section 4.05 by giving written notice thereof to Robinson.
      SECTION 7.04.  FAILURE OF CONDITIONS.  In the
event any of the conditions to the obligations of either party are not satisfied or waived on or prior to the Closing Date, and if any applicable cure period provided in Section 7.02 hereof has lapsed, then such party may, regardless of whether shareholder approval of this Agreement and the Holding Company Merger shall have been previously obtained, terminate and cancel this Agreement on the Closing Date by delivery of written notice thereof to the other party on such date.
      SECTION 7.05.  APPROVAL DENIED.  If any regulatory
application filed pursuant to Section 5.01 hereof should be finally denied or disapproved by the respective regulatory authority, then this Agreement thereupon shall be deemed terminated and canceled.
However, it is understood that a request for additional information or undertaking by AMBANC, as a condition for approval, shall not be deemed to be a denial or disapproval so long as AMBANC diligently provides the requested information or, in its sole discretion, accepts such undertaking. In the event an application is denied subject to the right of an appeal, petition for review, or similar such act on the part of AMBANC
(hereinafter referred to as the "appeal"), then the application will be deemed denied unless AMBANC promptly and diligently prepares and files such appeal and continues the appellate process for purposes of obtaining the necessary approval.
      SECTION 7.06.  SHAREHOLDER APPROVAL DENIAL.  If
this Agreement and consummation of the Holding Company
Merger is not approved by the shareholders of Robinson at the Shareholders' Meeting, then either party may terminate this Agreement by giving written notice thereof to the other party.
      SECTION 7.07.  LAPSE OF TIME.  If the Closing Date
does not occur on or prior to November 30, 1995, then this Agreement may be terminated by either party by giving written notice thereof to the other party.
      SECTION 7.08.  PRICE OF AMBANC STOCK.  Robinson
may terminate this Agreement if the weighted average of the prices of all actual trades of AMBANC Common, as reported on the NASDAQ Small Cap Market System for the twenty (20) trading days during which actual trades were made ending on the fifth (5th) trading day prior to the Closing Date, shall be less than $29.00 per share. AMBANC may terminate this Agreement if the weighted average of the prices of all actual trades of AMBANC Common, as reported on the NASDAQ Small Cap
Market System for the twenty (20) trading days during which actual trades were made ending on the fifth (5th) day prior to the Closing Date, shall be greater than $35.00 per share. Notwithstanding anything herein to the contrary, AMBANC may not terminate this Agreement pursuant to the immediately preceding sentence if the price of AMBANC Common, as calculated pursuant to the immediately preceding sentence, has increased to a price of greater than $35.00 per share as the result of the public announcement of an unrelated third party's intention to acquire AMBANC.

                        ARTICLE EIGHT
     THE CLOSING OF THE BANK MERGER AND HOLDING COMPANY
MERGER
      SECTION 8.01.  THE CLOSING.  The closing of the
Bank Merger and the Holding Company Merger (the
"Closing') shall take place at the corporate office of Robinson at 10:00 A.M. Central Standard Time on the

Closing Date described in Section 8.02 of this Agreement.
      SECTION 8.02.  THE CLOSING DATE.  The Closing
shall take place on the first business day of the month following the month during which each of the conditions in Sections 6.01(d) and 6.02(d) is satisfied or waived by the appropriate party or on such later date as Robinson and AMBANC may agree (the "Closing Date").
The Bank Merger shall become effective at the time specified in the certificate to be issued by the Office of the Comptroller of the Currency approving the Bank
Merger. The Holding Company Merger shall be effective upon the later to occur of (i) the filing of the Merger
Agreement in the Office of the Indiana Secretary of State, or (ii) the filing of the Merger Agreement in the Office of the Illinois Secretary of State (the
"Effective Time"), which the parties shall cause to occur after the effectiveness of the Bank Merger and on the Closing Date.
      SECTION 8.03.  ACTIONS AT CLOSING.
      (a)  At the Closing, Robinson shall deliver to
AMBANC:
           (i)   certified copies of the Articles of
      Incorporation and Bylaws of Robinson and the Charter and the Bylaws of The First National Bank in Robinson, as amended;

           (ii)  a certificate or certificates signed by
      the Chief Executive Officer of Robinson stating, to the best of his knowledge and belief, after due inquiry, that (A) each of the representations and warranties contained in Article Two hereof is true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing, and (B) Robinson has performed and complied in all material respects, unless waived by AMBANC, with all of its obligations and agreements required to be performed hereunder prior to the Closing Date;
           (iii)      certified copies of the resolutions
      of Robinson's Board of Directors and shareholders, approving and authorizing the execution of this Agreement, the Merger Agreement, and authorizing the consummation of the Mergers;
           (iv)  certified copies of the resolutions of
      First National's Board of Directors and
      shareholder, approving and authorizing the execution of this Agreement and authorizing the consummation of the Bank Merger;
           (v)   the legal opinion of Hinshaw &
      Culbertson, counsel for Robinson, in the form attached hereto as Exhibit 8.07(a);
      (b)  At the Closing, AMBANC shall deliver to
Robinson:
           (i)  certified copies of the Articles of
      Incorporation/Charters and Bylaws of AMBANC and each of its subsidiaries, as amended;
           (ii)  a Certificate signed by the Chief
      Executive Officer of AMBANC stating, to the best of his knowledge and belief, after due inquiry, that (A) each of the representations and warranties contained in Article Three is true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing and (B) AMBANC has performed and complied in all material respects, unless waived by Robinson, with all of its obligations and agreements required to be performed hereunder prior to the Closing Date;
           (iii)  certified copies of the resolutions of
      AMBANC's Board of Directors authorizing the execution of this Agreement, the Merger Agreement, and the consummation of the Mergers;
           (iv)  certified copies of the resolutions of
      Farmer's Board of Directors authorizing the execution of this Agreement and the consummation of the Bank Merger;

           (v)  certified copies of the resolutions of
      FRB Corp.'s Board of Directors and shareholder, as required for valid approval of the execution of the Merger Agreement and the consummation of the Holding Company Merger; and
           (vi)  the legal opinion of Leagre & Barnes,
      counsel for AMBANC, in the form attached hereto as
      Exhibit 8.07(b).
      (c) At the Closing, the parties shall execute and/or deliver to one another such other documents and instruments and take such actions as shall be necessary or appropriate to consummate the Mergers.

                        ARTICLE NINE
                     GENERAL PROVISIONS
      SECTION 9.01.  CONFIDENTIAL INFORMATION.  The
parties acknowledge the confidential and proprietary nature of "Information" (as hereinafter described) which has heretofore been exchanged and which will be received from each other hereunder and agree to hold and keep the same confidential. Such Information will include any and all financial, technical, commercial, marketing, customer or other information concerning the business, operations and affairs of a party that may be provided to the other, irrespective of the form of the communications, by such party's employees or agents.

Such Information shall not include information which is or becomes generally available to the public other than as a result of a disclosure by a party or its representatives in violation of this Agreement. The parties agree that the Information will be used solely for the purposes contemplated by this Agreement and that such Information will not be disclosed to any person other than employees and agents of a party who are directly involved in evaluating the transaction contemplated herein. The Information shall not be used in any way detrimental to a party, including use directly or indirectly in the conduct of the party's business or any business or enterprise in which such party may have an interest, now or in the future, and whether or not now in competition with such other party.
      SECTION 9.02.  RETURN OF DOCUMENTS.  Upon
termination of this Agreement without the Holding
Company Merger becoming effective, each party shall deliver to the other originals and all copies of all Information made available to such party and will not retain any copies, extracts or other reproductions in whole or in part of such Information.
      SECTION 9.03.  LIABILITIES.  In the event that
this Agreement is terminated or the Bank Merger or the Holding Company Merger is abandoned pursuant to the provisions of Article VII hereof, no party hereto shall have any liability to any other party for costs, expenses, damages or otherwise; provided, however, that, notwithstanding the foregoing, in the event that this Agreement is terminated pursuant to Section 7.02 hereof on account of a knowing breach of any of the representations and warranties set forth herein or any willful or deliberate breach of the agreements or covenants set forth herein, then the terminating party shall be entitled to recover appropriate damages from the other party; provided, further that, in addition to the foregoing, if this Agreement is terminated by Robinson because of the knowing breach by AMBANC of any of the representations and warranties set forth herein or any willful or deliberate breach by AMBANC of any of the agreements or covenants set forth herein, then
AMBANC will pay Robinson one-half of the cost of any Phase One environmental reports that were effected pursuant to Section 4.05 (xiii) or Section 4.05.
      SECTION 9.04.  NOTICES.  Any notice or other
communication hereunder shall be in writing and shall be deemed to have been given or made (a) on the date of delivery, in the case of hand delivery, or (b) three
(3) business days after deposit in the United States
Registered or Certified Mail, with mailing receipt postmarked by the Postal Service to show date of mailing, postage prepaid, (c) on the next business day after deposit with a reputable overnight carrier, or

(d) upon actual receipt if transmitted during business
hours by fax (but only if receipt of a legible copy of
such transmission is confirmed by the recipient);
addressed (in any case) as follows:
      (a)  If to AMBANC:
                 AMBANC Corp.
                 302 Main Street
                 Box 556
                 Vincennes, Indiana 47591
                 Attn: Robert G. Watson, Chairman of the
Board
                 FAX:  (812) 885-6403
           with a copy to:
                 Leagre & Barnes
                 9100 Keystone Crossing
                 Suite 800
                 P. O. Box 40609
                 Indianapolis, Indiana 46240-0609
                 Attn:  John R. Zerkle
                 FAX:   (317) 846-7900

and

      (b)  If to Robinson:

                 First Robinson Bancorp
                 300 West Main Street
                 Robinson, Illinois 62454
                 Attn:  David L. Musgrave, President
                 FAX:   (618) 546-5282

           with a copy to:

                 Hinshaw & Culbertson
                 222 North LaSalle Street
                 Suite 300
                 Chicago, Illinois 60601-1081
                 Attn:  Thomas B. Hart
                        Timothy M. Sullivan
                 FAX:   (312) 704-3001


or to such other address as any party may from time to time designate by notice to the other.

      SECTION 9.05.  NONSURVIVAL OF REPRESENTATIONS AND
AGREEMENTS. (a) Except as specifically provided below, no representation, warranty, agreement, or covenant contained in this Agreement shall survive (and no claims for the breach or nonperformance thereof may be brought after) the Effective Time, except those matters addressed in Sections 5.05, 5.06, and 5.07 and the provisions in the Merger Agreement attached hereto regarding the issuance of the AMBANC Common to the shareholders of Robinson), and (b) no representation, warranty, agreement, or covenant contained in this Agreement shall survive (and no claims for the breach or nonperformance thereof may be brought after) the termination of this Agreement pursuant to Article Seven hereof, except those matters addressed in Sections
9.01, 9.02 and 9.03 hereof.
      SECTION 9.06.  ENTIRE AGREEMENT.  This Agreement
constitutes the entire agreement between the parties and supersedes and cancels any and all prior discussions, negotiations, undertakings and agreements between the parties relating to the subject matter hereof.
      SECTION 9.07.  HEADINGS AND CAPTIONS.  The
captions of Articles, Sections and Subsections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

      SECTION 9.08.  WAIVER, AMENDMENT OR MODIFICATION.
The conditions of this Agreement which may be waived may only be waived by written notice to the other party waiving such condition. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at later time to enforce the same. This Agreement may not be amended or modified except by a written document duly executed by the parties hereto.
      SECTION 9.09. RULES OF CONSTRUCTION. Unless the context otherwise requires (a) a term used herein has the meaning assigned to it, and (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles.
      SECTION 9.10.  COUNTERPARTS.  This Agreement may
be executed in two or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument.
      SECTION 9.11.  SUCCESSORS AND ASSIGNS.  This
Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. There shall be no third party beneficiaries hereof.
      SECTION 9.12. GOVERNING LAW; ASSIGNMENT. This Agreement shall be governed by the laws of the State of

Indiana. This Agreement may not be assigned by either of the parties hereto.
      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                 AMBANC CORP.



                            By   /S/ Robert G. Watson
                                 Robert G. Watson
                                 Chairman of the Board

                                 FIRST ROBINSON BANCORP



                            By   /S/ David L. Musgrave
                                 David L. Musgrave
                                 President

                                 FRB CORP.


                            By   /S/ Robert G. Watson
                                 Robert G. Watson
                                 President

                                 THE FIRST NATIONAL BANK
                                 IN ROBINSON


                            By   /S/ David L. Musgrave
                                 David L. Musgrave
                                 President

                                 FARMERS' STATE BANK OF
                                 PALESTINE


                            By   /S/ Judith K. Adams
                                 Judith K. Adams
                                 President

                                  Appendix A to Agreement and
                                   Plan of Merger dated as of
                                                June 19, 1995












                       MERGER AGREEMENT


                            AMONG


                   FIRST ROBINSON BANCORP
                  (AN ILLINOIS CORPORATION)


                             AND



                          FRB CORP.
                  (AN INDIANA CORPORATION)



                      AND JOINED IN BY


                        AMBANC CORP.
                  (AN INDIANA CORPORATION)





                                                June 19, 1995

      THIS MERGER AGREEMENT made and entered into as of June 19, 1995, between First Robinson Bancorp, an
Illinois corporation located at 300 West Main Street,
Robinson, Crawford County, Illinois 62454 ("Robinson"), and FRB Corp., an Indiana corporation located at 302
Main Street, Vincennes, Knox County, Indiana 47591, and joined by AMBANC Corp., an Indiana corporation
("AMBANC"),

                    W I T N E S S E T H:

      WHEREAS, FRB Corp. is a wholly owned subsidiary of AMBANC; and

      WHEREAS, Robinson, AMBANC and FRB Corp. deem it advisable for their benefit respectively, and for the benefit of their respective shareholders, for Robinson to merge with and into FRB Corp. pursuant to this Merger Agreement in accordance with the Acts (as defined in Section 1.01); and

      WHEREAS, the Boards of Directors of Robinson and AMBANC have approved an Agreement and Plan of Merger that was executed and delivered as of June 19, 1994 between them (the "Agreement and Plan of Merger");

      NOW, THEREFORE, the parties hereby agree as follows:

                         ARTICLE ONE
                 THE HOLDING COMPANY MERGER

      SECTION 1.01.  THE HOLDING COMPANY MERGER.
Pursuant to the terms and provisions of this Merger
Agreement and the Illinois Bank Holding Company Act of
1957, the Illinois Business Corporation Act of 1993
("Illinois Law"), and the Indiana Business Corporation

Law ("Indiana Law") (referred to herein collectively as the "Acts"), Robinson shall merge with and into FRB
Corp. (the "Holding Company Merger").  The Holding
Company Merger shall be effective upon the later to occur of (i) the filing of this Merger Agreement in the Office of the Indiana Secretary of State, or (ii) the filing of this Merger Agreement in the Office of the Illinois Secretary of State (the "Effective Time").

      SECTION 1.02.  MERGING CORPORATION.  Robinson
shall be the merging corporation under the Holding
Company Merger and its corporate identity and existence, separate and apart from FRB Corp., shall cease on consummation of the Holding Company Merger.

      SECTION 1.03.  SURVIVING CORPORATION.  FRB Corp.
shall be the surviving corporation in the Holding
Company Merger and the Articles of Incorporation and Bylaws of FRB Corp. in effect prior to the Holding
Company Merger shall be the Articles of Incorporation and Bylaws of the Surviving Corporation.

                         ARTICLE TWO
             TERMS OF THE HOLDING COMPANY MERGER
                  AND CONVERSION OF SHARES

      SECTION 2.01.  EFFECT OF THE HOLDING COMPANY
MERGER. The Holding Company Merger shall have all of the effects provided by the Acts.

      SECTION 2.02.  CONVERSION OF SHARES.

      (a) At the Effective Time, each share of common stock, no par value, of Robinson (the "Robinson
Common") issued and outstanding immediately prior to the Effective Time, other than shares the holders of which have duly exercised and perfected their dissenters' rights under the Acts, by virtue of the Holding Company Merger and without any action on the part of the holders thereof, shall be converted into the right to receive 5.3398 shares of AMBANC Common
Stock, $10.00 par value per share (the "AMBANC Common), subject to Section 2.03 regarding the payment of cash in lieu of fractional shares (the "Merger
Consideration").

      (b) At the Effective Time, each holder of any certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Robinson Common (the "Certificates") shall thereafter cease to have any rights with respect to such shares, except the right of such holders to receive, without interest, the Merger Consideration upon the surrender of such Certificate or Certificates in accordance with
Section 2.04.

      (c) If between the date of the Agreement and Plan of Merger and the Effective Time a share of AMBANC
Common shall be changed into a different number of shares of AMBANC Common or a different class of shares by reason of any reclassification, recapitalization or split-up or if a stock dividend thereon shall be declared with a record date within such period, then the number of shares of AMBANC Common into which a share of Robinson Common shall be converted pursuant to subsection (a) above shall be appropriately and proportionately adjusted so that each shareholder of Robinson shall be entitled to receive such number of shares of AMBANC Common as such shareholder would have received pursuant to such reclassification, recapitalization, or split up or as a result of such stock dividend had the record date therefor been immediately following the Effective Time of the Holding
Company Merger.

      (d) If any holders of Robinson Common dissent from the Holding Company Merger and demand appraisal of their shares under Illinois Law, any issued and outstanding shares of Robinson Common held by such dissenting holders shall not be converted as described in this Section 2.02 but shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due to such dissenting holder pursuant to Illinois Law; provided, however, that each share of Robinson Common outstanding immediately prior to the Effective Time and held by a dissenting holder who shall, after the Effective Time, withdraw his or her demand for appraisal or lose his or her right of appraisal shall have only such rights provided under the Illinois Law.

      SECTION 2.03.  FRACTIONAL SHARES.  No fractional
shares of AMBANC Common shall be issued and, in lieu thereof, holders of shares of Robinson Common who would otherwise be entitled to a fractional share interest
(after taking into account all shares of Robinson
Common held by such holder) shall be paid an amount in cash equal to the product of such fractional share interest multiplied by $32.00.

      SECTION 2.04.  EXCHANGE PROCEDURES; SURRENDER OF
CERTIFICATES.

      (a)  Bank One, N.A., Indianapolis, shall act as
Exchange Agent in the Holding Company Merger (the
"Exchange Agent"). Prior to the Effective Time, AMBANC shall deliver to Robinson for its review a copy of any agreement or agreements pursuant to which the Exchange Agent agrees to serve as such.

      (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each record holder of any Certificate or Certificates whose shares were converted into the right to receive the Merger Consideration a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as AMBANC may reasonably specify)
(each such letter, the "Merger Letter of Transmittal") and instructions for use in effecting the surrender of the Certificates in exchange for the Merger
Consideration. As soon as reasonably practical after surrender to the Exchange Agent of a Certificate, together with a Merger Letter of Transmittal duly executed and any other required documents, the Exchange
Agent shall transmit to the holder of such Certificate the Merger Consideration. No interest on the Merger
Consideration issuable upon the surrender of the Certificates shall be paid or accrued for the benefit of holders of Certificates. If the Merger Consideration is to be issued to a person other than a person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the surrendered
Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay to the Exchange Agent any required transfer or other taxes or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. AMBANC reserves the right in all cases involving more than twenty-five (25) shares of Robinson Common to require that a surety bond on terms and in an amount satisfactory to AMBANC be provided to AMBANC at the expense of the Robinson shareholder in the event that such shareholder claims loss of a Certificate for Robinson Common and requests that AMBANC waive the requirement for surrender of such Certificate.

      (c) No dividends that are otherwise payable on shares of AMBANC Common constituting the Merger
Consideration shall be paid to persons entitled to receive such shares of AMBANC Common until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the shares of AMBANC Common shall be issued any dividends which shall have become payable with respect to such shares of AMBANC Common (without interest and less the amount of taxes, if any, which may have been imposed thereon) between the Effective Time and the time of such surrender.

                        ARTICLE THREE
             AMENDMENT; TERMINATION; ASSIGNMENT

      SECTION 3.01.  AMENDMENT.  At any time prior to
the Effective Time, the parties to this Agreement by mutual written agreement authorized by their respective
Boards of Directors (and whether before or after the shareholders of FRB and Robinson have approved and adopted this Agreement) may amend this Agreement;
provided, however, that if the shareholders of FRB and Robinson have approved and adopted this Agreement, any such amendment shall not have a material adverse effect on the shareholders of Robinson.

      SECTION 3.02.  TERMINATION.  This Merger Agreement
may be terminated by the parties hereto prior to the

Effective Time under the circumstances provided in, and strictly in accordance with, the provisions of the Agreement and Plan of Merger.

      SECTION 3.03.  SUCCESSORS AND ASSIGNS.  This
Merger Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but none of the provisions hereof shall inure to the benefit of any other person, firm, or corporation whomsoever. Neither this Merger Agreement nor any of the rights, interests, or obligations hereunder shall be assigned or transferred by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party.

      IN WITNESS WHEREOF, the parties hereto have executed this Merger Agreement as of the day and year first above written.

                                 FIRST ROBINSON BANCORP



                            By   /S/ David L. Musgrave
                                 David L. Musgrave,
                                 President

Attest


                                 FRB CORP.



                            By   /S/ Robert G. Watson
                                 Robert G. Watson,
                                 President


Attest



      AMBANC Corp. hereby joins in the foregoing Merger
Agreement and understands that it will be bound thereby.


                                 AMBANC CORP.



                            By   /S/ Robert G. Watson
                                 Robert G. Watson,
                                 President

Attest

                       EXHIBIT 8.07(a)

            LEGAL OPINION OF HINSHAW & CULBERTSON

              [HINSHAW & CULBERTSON LETTERHEAD]




             , 1995

AMBANC Corp.
302 Main Street
Vincennes, Indiana  47591

Gentlemen:

      We have acted as counsel for First Robinson
Bancorp, an Illinois corporation ("Robinson") and The
First National Bank in Robinson, a national banking association ("First National"), in connection with the Amended Agreement of Merger and Plan of Reorganization dated June 19, 1995 (the "Agreement of Merger"), among
Robinson, AMBANC Corp., an Indiana corporation
("AMBANC"), FRB Corp., an Indiana corporation, and
Farmers State Bank of Palestine, an Illinois state-chartered commercial bank, and the Merger Agreement dated June 19, 1995 (the "Merger Agreement"), between
Robinson and FRB Corp., and joined in by AMBANC (the
Agreement of Merger and the Merger Agreement are referred to collectively herein as the "Agreements").
This opinion is being delivered to you pursuant to
Section 1.07(a) of the Agreement of Merger. Terms used herein that are defined in the Agreements shall have the meaning set forth therein unless otherwise defined herein.

      In connection with this opinion, we have examined the Agreements, the Articles of Incorporation and Bylaws of Robinson, the Charter and Bylaws of The First
National Bank in Robinson ("First National"), officers' certificates, and such other corporate documents and records of Robinson and First National and public documents and records as we have deemed necessary or appropriate for this opinion. As to questions of fact material to our opinion, we have relied upon representations of (a) officers of Robinson and First
National, and (b) public officials, none of which representations has been independently verified by us.
In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and conformity to the original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of the latter documents, and the due authorization, execution and delivery of all documents by parties other than Robinson and First National.

      Based solely on the foregoing and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

      1. Robinson is a corporation duly incorporated and in good standing under the laws of the State of Illinois, and First National is a national banking association duly organized and in good standing under the laws of the United States of America. Robinson and First National each have all requisite corporate power and authority and all licenses, permits, and authorizations necessary to own and operate its properties and assets, to incur all of its liabilities, and to carry on its business as it now is being conducted. Robinson and First National have all requisite corporate power and authority to enter into the Agreements and to consummate the transactions contemplated by the Agreements.

      2.  To the best of our knowledge after due
inquiry, Robinson holds all of the issued and outstanding shares of capital stock of First National free and clear of any claims, liens, pledges and other encumbrances.

      3. All corporate acts and other proceedings required to be taken by Robinson and First National to authorize the execution, delivery and performance of the Agreements have been duly taken. The Agreements have been duly executed and delivered by Robinson and First National and constitute legal, valid, and binding obligations of Robinson and First National enforceable against Robinson and First National in accordance with their terms, subject to the provisions of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or similar laws affecting the enforceability of creditors' rights generally from time to time in effect and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

      4.  To the best of our knowledge after due
inquiry, neither the execution and the delivery by Robinson and First National of the Agreements nor the consummation of the transaction contemplated by the Agreement will constitute a default under or a material violation of any provision of, nor will the consummation of the transaction contemplated by the Agreement afford any party a right to accelerate any indebtedness under, the Articles of Incorporation or Bylaws of Robinson, the Charter or Bylaws of First
National, any material promissory note, indenture or other evidence of indebtedness or security therefor, or any material lease, contract, or other commitment or agreement to which Robinson or First National is a party or by which either Robinson or First National or its property is bound, any statute, regulation, or rules, or any judgment, order, or decree against Robinson or First National.

      5. Except as set forth in the Agreements or the Disclosure Schedule and to the best of our knowledge after due inquiry, no consent, approval, order or authorization of, or registration, declaration or filing with or notice to any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any other governmental entity or entities is required to be obtained or made by Robinson or First National in connection with the execution and delivery of the Agreements or the consummation by Robinson or First
National of the transaction contemplated by the Agreement.

      6. Robinson's authorized capital stock consists of 240,000 shares of common stock, no par value per share (the "Robinson Common"). To the best of our knowledge after due inquiry, 119,200 of such shares are issued and outstanding, and 800 shares of such shares are being held by Robinson as Treasury stock.
To the best of our knowledge, none of the shares of Robinson Common has been issued in violation of the preemptive or subscription rights of any person. To the best of our knowledge after due inquiry, there are no outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Robinson or contracts, commitments, understandings or arrangements by which Robinson is or may be obligated to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. To the best of our knowledge, Robinson has no obligation, contingent or otherwise, to reacquire any shares of Robinson
Common.

      7. First National's authorized capital stock consists of 60,000 shares of common stock, $10.00 par value per share (the "First National Common"). To the best of our knowledge after due inquiry, all 60,000 of such shares are issued and outstanding. To the best of our knowledge, none of the shares of First National
Common has been issued in violation of the preemptive or subscription rights of any person. To the best of our knowledge after due inquiry, there are no outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of

First National or contracts, commitments, understandings or arrangements by which First National is or may be obligated to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. To the best of our knowledge, First
National has no obligation, contingent or otherwise, to reacquire any shares of First National Common.

      8. Except as disclosed in the Disclosure Schedule and to the best of our knowledge after due inquiry, there is no material litigation, claim or other proceeding pending or threatened before any judicial, administrative or regulatory agency or tribunal against Robinson or First National, or to which the property of Robinson or First National are subject, which can reasonably be expected to result in any material adverse change in the financial condition, operations, or business of Robinson and First National taken as a whole. We have not made any particular investigation with respect to the subject matter of this paragraph of any court, agency or other governmental records and have relied upon certification of officers of Robinson and First National verifying certain factual information therein.

      The foregoing opinions are based on and are limited to the laws of the State of Illinois, and the laws of the United States of America, and we express no opinion with respect to the laws of any other jurisdiction.

      This opinion is solely for the benefit of the addressee hereof in connection with the closing of the transactions contemplated by the Agreements, and no other person or entity may rely upon this opinion without the prior, express written consent of this firm. This opinion is based on our knowledge of the law and facts as of the date hereof, and we assume no duty to communicate with you with respect to any matter that comes to our attention hereafter.

                                 Very truly yours,


                                 Hinshaw & Culbertson

                       EXHIBIT 8.07(b)

              LEGAL OPINION OF LEAGRE & BARNES

                [LEAGRE & BARNES LETTERHEAD]




           , 1995

First Robinson Bancorp
300 West Main Street
Robinson, Illinois  62454

Gentlemen:

      We have acted as counsel for AMBANC Corp., an Indiana corporation ("AMBANC"), and Farmers' State Bank of Palestine, an Illinois state-chartered commercial bank ("Farmers'"), in connection with the Agreement of Merger and Plan of Reorganization dated June 19, 1995
(the "Agreement of Merger"), among First Robinson
Bancorp, an Illinois corporation ("Robinson"), AMBANC,
FRB Corp., an Indiana corporation, The First National
Bank in Robinson, a national banking association, and Farmers, and the Merger Agreement dated June 19, 1995
("the Merger Agreement") between Robinson and FRB Corp.
and joined in by AMBANC (the Agreement of Merger and the Merger Agreement are referred to collectively herein as the "Agreements"). This opinion is being delivered to you pursuant to Section 1.07(b) of the Agreement of Merger. Terms used herein that are defined in the Agreements shall have the meaning set forth therein unless otherwise defined herein.

      In connection with this opinion, we have examined and relied upon the Agreements, the Articles of Incorporation and Bylaws of AMBANC and FRB Corp. and the Charter and Bylaws of Farmers', officers' certificates, and such other corporate documents and records of AMBANC, FRB Corp., and Farmers' and public documents and records as we have deemed necessary or appropriate for this opinion. As to questions of fact material to our opinion, we have relied upon representations of offices of AMBANC and Farmers', and public officials, none of which representations have been independently verified by us. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and conformity to the original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of the latter documents, and the due authorization, execution and delivery of all documents by parties other than AMBANC, FRB Corp., and Farmers'.

      Based solely on the foregoing and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

      1. AMBANC is a corporation duly incorporated and validly existing under the laws of the State of Indiana, FRB Corp. is a corporation duly incorporated and in good standing under the laws of the State of Indiana, and Farmers' is a commercial banking corporation duly incorporated and validly existing under the laws of the State of Illinois. AMBANC, FRB
Corp. and Farmers' each has all requisite corporate power and authority and all licenses, permits, and authorizations necessary to own and operate its properties and assets, to incur all of its liabilities, and to carry on its business as it is now being conducted. AMBANC, FRB Corp. and Farmers' each has all requisite corporate power and authority to enter into the Agreements, to merge Farmers' with First National and to merge FRB Corp. with Robinson in accordance with the terms of the Agreements, and to consummate the transactions contemplated by the Agreements.

      2.  To the best of our knowledge after due
inquiry, AMBANC holds all of the issued and outstanding shares of capital stock of FRB Corp., and Farmers' free and clear of any claims, liens, pledges and other encumbrances.

      3. All corporate acts and other proceedings required to be taken by AMBANC, FRB Corp. and Farmers' to authorize the execution, delivery and performance of the Agreements have been duly taken. The Agreements have been duly executed and delivered by AMBANC, FRB
Corp. and Farmers' and constitute legal, valid, and binding obligations of each of AMBANC, FRB Corp. and Farmers' enforceable against each in accordance with their terms, subject to the provisions of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or similar laws affecting the enforceability of creditors' rights generally from time to time in effect and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

      4.  Each of AMBANC's subsidiaries is duly
organized and validly existing under the laws of the jurisdiction of its incorporation and has the corporate power to own its respective properties and assets, to incur its respective liabilities and to carry on its respective business as now being conducted.

      5.  To the best of our knowledge after due
inquiry, neither the execution and the delivery by AMBANC, FRB Corp. or Farmers' of the Agreements nor the consummation of the transaction contemplated by the Agreements will constitute a default under or a material violation of any provision of, nor will the consummation of the transaction contemplated by the Agreements afford any party a right to accelerate any indebtedness under, the Articles of Incorporation or Bylaws of AMBANC or FRB Corp., any material promissory note, indenture or other evidence of indebtedness or security therefor, or any material lease, contract, or other commitment or agreement to which AMBANC, FRB
Corp., or Farmers' is a party or by which either
AMBANC, FRB Corp., or Farmers' or its property is bound, any statute, regulation, or rules, or any judgment, order, or decree against AMBANC, FRB Corp., or Farmers'.

      6. Except as set forth in the Agreements and to the best of our knowledge after due inquiry, no consent, approval, order or authorization of, or registration, declaration or filing with or notice to any court, administrative agency, or commission or other governmental authority or instrumentality, domestic or foreign, or any other governmental entity or entities is required to be obtained or made by AMBANC, FRB Corp., or Farmers' in connection with the execution and delivery of the Agreements or the consummation by AMBANC, FRB Corp., or Farmers' of the transaction contemplated by the Agreement.

      7.  AMBANC's authorized capital stock consists of
5,000,000 shares of common stock, $10 par value per
share ("AMBANC Common"), and 200,000 shares of
preferred stock, no par value.  To the best of our
knowledge after due inquiry,           shares of AMBANC
Common are issued and outstanding, and no shares of preferred stock have been issued.

      8. The shares of AMBANC Common that are to be issued to the security holders of Robinson pursuant to the Holding Company Merger have been duly authorized and, when so issued in accordance with the terms of the Agreements, will be validly issued and outstanding, fully paid and nonassessable.

      9.  To the best of our knowledge after due
inquiry, there is no material litigation, claim or other proceeding pending or threatened before any judicial, administrative or regulatory agency or tribunal against AMBANC or any of its subsidiaries, or to which the property of AMBANC or any of its subsidiaries is subject, which can reasonably be expected to result in any material adverse change in the financial condition, operations, or business of AMBANC and its subsidiaries taken as a whole.

      The foregoing opinions are based on and are limited to the laws of the State of Indiana and Illinois, and the laws of the United States of America, and we express no opinion with regard to the laws of any other jurisdiction.

      This opinion is solely for the benefit of the addressee hereof in connection with the closing of the transactions contemplated by the Agreements, and no person or entity may rely upon this opinion without the prior, express written consent of this firm. This opinion is based on our knowledge of the law and facts as of the date hereof, and we assume no duty to communicate with you with respect to any matter that comes to our attention hereafter.

                                 Very truly yours,



                                 LEAGRE & BARNES

              AGREEMENT OF DIRECTORS CONCERNING
                     AGREEMENT OF MERGER


      Each of the undersigned, being all of the Directors of First Robinson Bancorp ("Robinson"), having voted as such Director for the approval and adoption by Robinson of that certain Amended Agreement of Merger and Plan of Reorganization among Robinson, AMBANC Corp. ("AMBANC"), The First National Bank in
Robinson, FRB Corp., and Farmers' State Bank in
Palestine whereby AMBANC will acquire all of the outstanding capital stock of Robinson in exchange for common stock of AMBANC (the "Holding Company Merger"), in consideration of the benefits to be derived from the consummation of such Merger and in consideration of the mutual agreements made herein, and in order to induce
AMBANC to execute and deliver the Agreement of Merger and Plan of Reorganization to Robinson and to proceed with the consummation of the Holding Company Merger and to incur the expenses required in connection therewith, hereby irrevocably covenants and agrees with one another and with each of the parties to such Amended
Agreement of Merger and Plan of Reorganization that the undersigned: (a) will support the consummation of the Holding Company Merger and, subject to fiduciary duties, will recommend the Holding Company Merger for approval and adoption by the shareholders of Robinson;
(b) will vote all shares of common stock of Robinson
("FRB Common") now or hereafter beneficially owned by him or her, in person or by proxy, at any meeting of the shareholders of Robinson or adjournments thereof, in favor of the approval and adoption of the Amended
Agreement of Merger and Plan of Reorganization; and
(c) until such time as the Holding Company Merger has been consummated or the Amended Agreement and Plan of Reorganization of Merger has been duly terminated in accordance with the provisions thereof, will not transfer any shares of FRB Common, or any right or option with respect thereto or any interest therein, without first obtaining from the transferee thereof and furnishing to AMBANC a written agreement of such transferee substantially to the effect of the agreements herein made and in form and substance acceptable to AMBANC.

      The undersigned represents and warrants that he or she (except to the extent indicated below) is the sole record and beneficial owner of (and has sole rights to vote and to dispose of) the number of shares of FRB
Common indicated beside his or her signature below.

      EXECUTED AND DELIVERED as of June 19, 1995.


/s/ Robert M. Berty              (1,630 shares)
Robert M. Berty

/s/ Robert Bowen, Jr.            (17,080 shares)
Robert Bowen, Jr.

/s/ Max V. Fulling               (1,000 shares)
Max V. Fulling

/s/ Rebecca Allen Kaley          (22,400 shares)
Rebecca Allen Kaley

/s/ Larry H. Lewis               (930 shares)
Larry H. Lewis

/s/ David L. Musgrave            (2,430 shares)
David L. Musgrave

/s/ Clark P. Pulliam             (5,745 shares)
Clark P. Pulliam

/s/ G. William Rosborough        (500 shares)
G. William Rosborough

/s/ Randy J. Schutte             (1,000 shares)
Randy J. Schutte

/s/ Frank J. Weber               (9,816 shares)
Frank J. Weber

/s/ Mark R. Weber                (900 shares)
Mark R. Weber

                         APPENDIX B
                    SECTION 11.70 OF THE
              ILLINOIS BUSINESS CORPORATION LAW


5/11.70.  PROCEDURE TO DISSENT

      Section 11.70.  Procedure to Dissent.  (a) If the
corporate action giving rise to the right to dissent is to be approved at a meeting of shareholders, the notice of meeting shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to the meeting, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to vote on the transaction and to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenters' rights only if the shareholder delivers to the corporation before the vote is taken a written demand for payment for his or her shares if the proposed action is consummated, and the shareholder does not vote in favor of the proposed action.

      (b) If the corporation action giving rise to the right to dissent is not to be approved at a meeting of shareholders, the notice to shareholders describing the action taken under Section 11.30 or Section 7.10 shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with the notice, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenter's rights only if he or she delivers to the corporation within 30 days from the date of mailing the notice a written demand for payment for his or her shares.

      (c) Within 10 days after the date on which the corporate action giving rise to the right to dissent is effective or 30 days after the shareholder delivers to the corporation the written demand for payment, whichever is later, the corporation shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the corporation as to the estimated fair value of the shares, the corporation's latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to the corporation of the certificate or certificates, or other evidence of ownership, with respect to the shares, or instructions to the dissenting shareholder to sell his or her shares within 10 days after delivery of the corporation's statement to the shareholder. The corporation may instruct the shareholder to sell only if there is a public market for the shares at which the shares may be readily sold. If the shareholder does not sell within that 10 day period after being so instructed by the corporation, for purposes of this Section the shareholder shall be deemed to have sold his or her shares at the average closing price of the shares, if listed on a national exchange, or the average of the bid and asked priced with respect to the shares quoted by a principal market maker, if not listed on a national exchange, during that 10 day period.

      (d) A shareholder who makes written demand for payment under this Section retains all other rights of a shareholder until those rights are cancelled or modified by the consummation of the proposed corporate action. Upon consummation of that action, the corporation shall pay to each dissenter who transmits to the corporation the certificate or other evidence of ownership of the shares the amount the corporation estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.

      (e) If the shareholder does not agree with the opinion of the corporation as to the estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from the delivery of the corporation's statement of value, shall notify the corporation in writing of the shareholder's estimated fair value and amount of interest due and demand payment for the difference between the shareholder's estimate of fair value and interest due and the amount of the payment by the corporation or the proceeds of sale by the shareholder, whichever is applicable because of the procedure for which the corporation opted pursuant to subsection (c).

      (f)  If, within 60 days from delivery to the
corporation of the shareholder notification of estimate of fair value of the shares and interest due, the corporation and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, the corporation shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares and interest due. The corporation shall make all dissenters, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. Failure of the corporation to commence an action pursuant to this Section shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.

      (g) The jurisdiction of the court in which the proceeding is commenced under subsection (f) by a corporation is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.

      (h) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or the proceeds of sale by the shareholder, whichever amount is applicable.

      (i) The court, in a proceeding commenced under subsection (f), shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court under subsection (g), but shall exclude the fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the amount which the corporation estimated to be the fair value of the shares or if no estimate was made in accordance with subsection (c), then all or any part of the costs may be assessed against the corporation. If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter.
The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:

           (1)   Against the corporation
                 and in favor of any or
                 all dissenters if the
                 court finds that the
                 corporation did not
                 substantially comply with
                 the requirements of
                 subsections (a), (b),
                 (c), (d), or (f).

           (2)   Against either the
                 corporation or a
                 dissenter and in favor of
                 any other party if the
                 court finds that the
                 party against whom the
                 fees and expenses are
                 assessed acted
                 arbitrarily, vexatiously,
                 or not in good faith with
                 respect to the rights
                 provided by this Section.

      If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to the dissenters who are benefited. Except as otherwise provided in this Section, the practice, procedure, judgment and costs shall be governed by the Code of Civil Procedure.

      (j)  As used in this Section:

           (1)   "Fair value", with
                 respect to a dissenter's
                 shares, means the value
                 of the shares immediately
                 before the consummation
                 of the corporate action
                 to which the dissenter
                 objects excluding any
                 appreciation or
                 depreciation in
                 anticipation of the
                 corporate action, unless
                 exclusion would be
                 inequitable.

           (2)   "Interest" means interest
                 from the effective date
                 of the corporate action
                 until the date of
                 payment, at the average
                 rate currently paid by
                 the corporation on its
                 principal bank loans or,
                 if none, at a rate that
                 is fair and equitable
                 under all the
                 circumstances.

            [KEMPER SECURITIES, INC. LETTERHEAD]

                            DRAFT

                                       July [  ], 1995

Board of Directors
First Robinson Bancorp
300 West Main Street
Robinson, Illinois  62454

Members of the Board:

      We understand that First Robinson Bancorp, an
Illinois corporation ("Robinson"), and AMBANC Corp.
("AMBANC") have entered into an Agreement and Plan of Merger dated October 11, 1994, as amended June 19, 1995
(the "Agreement"), pursuant to which Robinson will be merged into FRB Corp., a wholly owned subsidiary of AMBANC (the "Merger"). Immediately prior to, and as an integral part of the Merger, Farmer's State Bank of Palestine, a wholly owned subsidiary of AMBANC, will merge with and into First National Bank in Robinson, a wholly owned subsidiary of Robinson. In addition, following the Merger, FRB Corp. will be merged into AMBANC, with the result that First National Bank of Robinson will become a wholly owned subsidiary of AMBANC. Pursuant to the Merger, as more fully described in the Agreement, each of the outstanding shares of Robinson Common Stock (the "Robinson Shares") will be exchanged for 5.3398 (the "Exchange Ratio") shares of common stock of AMBANC.

      You have requested our opinion as to whether the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of the Robinson Shares, as of the date hereof.

      Kemper Securities, Inc. ("Kemper Securities"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with merger and acquisition transactions, public offerings, private placements, recapitalizations, and other purposes. Kemper
Securities publishes Equity Roundup, a monthly review of the economy and securities markets, selected industries, and selected individual stocks. Our research analysts publish regular reports on individual banks, thrifts, and their holding companies, as well as other financial institutions. Our firm makes principal markets in approximately 150 financial institution stocks, including banks, thrifts, and their holding companies, and we have managed public offerings for

                         APPENDIX C

Board of Directors
First Robinson Bancorp
July [ ], 1995
Page 2



banks, thrifts, and their holding companies, as well as other financial institutions. With particular regard to our qualifications for rendering an opinion as to the fairness, from a financial point of view, to holders of the Robinson Shares of the Exchange Ratio in the Merger, Kemper Securities has rendered fairness opinions for many other significant capital transactions involving financial institutions.

      For the purposes of this fairness opinion, we believe we are independent of Robinson and AMBANC.
Other than our service to Robinson in connection with the Merger and fairness opinion given hereby, we have provided no other professional services to either
Robinson or AMBANC.

      In arriving at our opinion, we have, among other things: (i) reviewed AMBANC's and Robinson's joint
Prospectus/Proxy Statement dated July [ ], 1995;
(ii) reviewed the Agreement; (iii) reviewed Robinson's financial statements and certain internal management reports and certain publicly available financial and other data with respect to Robinson and AMBANC including financial statements for recent years and interim periods to date and certain other relevant financial and operating data relating to AMBANC made available to us from published sources; (iv) discussed
Robinson's history, operations, service areas, asset/liability structure and quality, financial condition and performance, and prospects, among other factors, with members of Robinson's management;
(v) compared Robinson and AMBANC from a financial point of view with certain other companies in the financial services industry which we deemed relevant; (vi) reviewed the reported price and trading activity for Robinson Shares and AMBANC common stock;
(vii) reviewed the financial terms of certain recent business combinations in the commercial banking industry specifically; (viii) discussed the Merger and the Agreement with Robinson's counsel; and
(ix) performed such other studies and analyses as we considered appropriate. We have also taken into account general economic, market, and financial conditions as well as our experience in other transactions, our knowledge of the commercial banking industry, and our experience in securities valuation.

Board of Directors
First Robinson Bancorp
July [ ], 1995
Page 2



      In rendering this opinion, we have relied without independent verification upon the accuracy and completeness of the foregoing financial and other information. We have also assumed that there has been no material change in Robinson's or AMBANC's assets, financial condition, results of operations, business, or prospects since the date of the last financial statements made available to us for Robinson or AMBANC, respectively. In addition, we have not made an independent evaluation, appraisal, or physical inspection of the assets or individual properties of Robinson or AMBANC, nor have we been furnished with such appraisals. Further, our opinion is based on economic, monetary, and market conditions existing as of the date hereof.

      We hereby consent to the inclusion of this opinion as an exhibit to a proxy, information, registration, or other such statement. Further, we consent to the use of our firm's name and references to this opinion in such information, proxy, registration, or other such statement, with such uses and references being subject to our prior approval.

      Based upon and subject to the foregoing and such other matters as we consider relevant, it is our opinion as of the date hereof that the Exchange Ratio in the Merger is fair, from a financial point of view, to holders of the Robinson Shares.

                                 Sincerely,



                                 KEMPER SECURITIES, INC.

                        FORM 10-Q
           SECURITIES AND EXCHANGE COMMISSION

                 Washington, D.C. 20549

      QUARTERLY REPORT UNDER SECTION 13 OR 15(D) OF
           THE SECURITIES EXCHANGE ACT OF 1934




For Quarter Ended March 31, 1995

Commission File Number:  0-10710

                      AMBANC CORP.

 (exact name of registrant as specified in its charter)

          INDIANA                    35-1525227

(State or other jurisdiction  (I.R.S. Employer ID No.)
 of incorporation or
 organization)

     302 Main Street
    Vincennes, Indiana                   47591

(Address of principal executive        (Zip Code)
 offices)

Registrant's telephone number,
  including area code                (812) 882-6418


Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months, (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.

               Yes:  X       No:

2,372,555 common shares of stock were outstanding as of May 5, 1995.

Exhibit Index
on Page 20               Page 1 of 20

                                    APPENDIX D

                                   AMBANC CORP.


                                       INDEX



PART I.  FINANCIAL INFORMATION

  Item 1.  Financial Statements

    Consolidated Balance Sheets at
    March 31, 1995 (unaudited) and
    December 31, 1994..................................3

    Consolidated Statements of Income
    three months ended
    March 31, 1995 and 1994(unaudited).................4

    Consolidated Statements of Cash
    Flows for three months ended
    March 31, 1995 and 1994 (unaudited)............5 & 6

    Notes to Consolidated Financial
    Statements (unaudited).....................7, 8, & 9


  Item 2.  Management's Discussion and Analysis
           of Results of Operations and Financial
           Condition.....10, 11, 12, 13, 14, 15, 16 & 17


PART II.  OTHER INFORMATION

  Item 6.  Exhibits and Reports of Form 8-K...........18


Signatures............................................19

Exhibit Index.........................................20

                                   AMBANC CORP.
                             CONSOLIDATED BALANCE SHEETS
                  (Dollar amounts in thousands, except share data)

                                                   March 31,   December 31,
                                                     1995           1994
ASSETS
Cash and due from banks                       $      16,540  $     19,595
Federal funds sold                                    8,625         7,000
  Total cash and cash equivalents                    25,165        26,595

Interest bearing deposits in other banks                994         1,193
Securities available for sale at market             109,950       112,214
Securities held to maturity(market values of
  $38,535 and $38,707 at March 31,
  1995, and December 31, 1994)                       38,545        39,695

Loans held for sale                                   2,775         2,664

Loans, net of unearned income                       342,477       321,096
Allowance for loan losses                            (3,955)       (3,911)
  Loans, net                                        338,522       317,185
Premises, furniture and equipment, net                6,341         6,487
Accrued interest receivable and other assets         10,391        10,063
    TOTAL ASSETS                                 $  532,683  $    516,096

LIABILITIES
Noninterest bearing deposits                     $   45,479  $     51,838
Interest bearing deposits                           426,606       403,396
  Total deposits                                    472,085       455,234
Short-term borrowings                                 3,417         5,690
Long-term debt                                        2,870         3,189
Accrued interest payable and other liabilities        3,231         2,946
    TOTAL LIABILITIES                               481,603       467,059

SHAREHOLDERS' EQUITY
Preferred stock, $10 par value, 200,000 shares
  authorized, no shares issued or outstanding            --            --
Common stock, $10 par value, 5,000,000 shares
  authorized, 2,372,555 and 2,372,172 shares
  issued and outstanding at March 31, 1995,
  and December 31, 1994                              23,726        23,722
Retained earnings                                    29,198        28,277
Unrealized gain/(loss) on securities
  available for sale                                 (1,844)       (2,962)
    TOTAL SHAREHOLDERS' EQUITY                       51,080        49,037
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY   $  532,683  $    516,096

                                   AMBANC CORP.
                        CONSOLIDATED STATEMENTS OF INCOME
                   (Dollar amounts in thousands, except share data)

                                     Three Months Ended
                                          March 31,
                                       1995       1994
INTEREST INCOME
  Interest and fees on loans        $   7,253  $   5,499
  Interest and fees on loans
    held for sale                          42        278
  Interest on securities
    Taxable                             1,599      1,862
    Tax exempt                            555        566
  Other interest                           66        100
    TOTAL INTEREST INCOME               9,515      8,305
INTEREST EXPENSE
  Interest on deposits                  4,221      3,597
  Interest on short-term borrowings        98         42
  Interest on long-term debt               44         27
    TOTAL INTEREST EXPENSE              4,363      3,666
      NET INTEREST INCOME               5,152      4,639
Provision for loan losses                  75         50
      NET INTEREST INCOME AFTER
        PROVISION FOR LOAN LOSSES       5,077      4,589
NONINTEREST INCOME
  Income from fiduciary activities        101        120
  Service charges on
    deposit accounts                      299        255
  Gain/(loss) on securities                --         (5)
  Other operating income                  209        323
    TOTAL NONINTEREST INCOME              609        693
NONINTEREST EXPENSE
  Salaries and employees benefits       1,986      1,790
  Occupancy expenses, net                 213        200
  Equipment expenses                      210        196
  Data processing expenses                 90        110
  FDIC insurance                          256        253
  Other operating expenses                964        972
    TOTAL NONINTEREST EXPENSE           3,719      3,521
      INCOME BEFORE INCOME TAXES        1,967      1,761
Taxes                                     557        525
      NET INCOME                    $   1,410  $   1,236

EARNINGS PER COMMON SHARE(based on 2,372,542 and 2,369,784
  average outstanding shares in 1995 and 1994)
    Net income per share            $     .59  $     .52

                                    AMBANC CORP.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 (Dollar amounts in thousands, except share data)

                                                    Three Months Ended
                                                         March 31,
                                                      1995       1994
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                         $  1,410  $   1,236
  Adjustments to reconcile net income to
    net cash from operating activities:
      Net premium amortization and discount
        accretion on securities            76        107
      Depreciation                        210        220
      Provision for loan losses            75         50
      (Gain)/loss on securities            --          5
      Net change in loans held for sale  (111)     8,235
      Accrued interest receivable
        and other assets                 (328)    (1,016)
      Accrued interest payable
        and other liabilities           1,403     (2,044)
      Deferred loan fees net of costs      29          7
        NET CASH FROM OPERATING ACTIVITES  2,764   6,800

CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sales of securities available
    for sale                               --        999
  Proceeds from sale of securities held to maturity       --         --
  Proceeds from maturities and calls of securities
    available for sale                                 4,179     17,923
  Proceeds from maturities and calls of securities
    held to maturity                                   8,073      1,724
  Purchases of securities available for sale          (1,980)   (26,107)
  Purchases of securities held to maturity            (6,934)    (3,220)
  Net change in interest bearing deposits
    in other banks                                       199     (1,472)
  Loans made to customers, net of
    payments collected                               (23,351)    (9,020)
  Loans purchased                                         --       (699)
  Proceeds from sales of loans                         1,910      1,122
  Property and equipment expenditures                    (64)      (467)
        NET CASH FROM INVESTING ACTIVITIES           (17,968)   (19,217)


                                    AMBANC CORP.
                 CONSOLIDATED STATEMENTS OF CASH FLOWS - Continued
                 (Dollar amounts in thousands, except share data)

                                                    Three Months Ended
                                                         March 31,
                                                      1995       1994
CASH FLOWS FROM FINANCING ACTIVIES
  Net change in demand deposits
    and savings accounts                              (5,002)    (3,509)
  Net change in certificates of deposit               21,853     (3,844)
  Net change in short-term borrowings                 (2,273)     1,303
  Payments on long-term debt                            (339)        --
  Proceeds on long-term debt                              20      2,500
  Issuance of stock for dividend reinvestment             12         --
  Dividends paid                                        (497)      (381)
        NET CASH FROM FINANCING ACTIVITIES            13,774     (3,931)

NET CHANGE IN CASH AND CASH EQUIVALENTS               (1,430)   (16,348)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR        26,595     32,510
CASH AND CASH EQUIVALENTS AT END OF PERIOD         $  25,165  $  16,162
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid during the period ended March 31:
    Interest                                       $   4,103  $   3,676
    Income taxes                                         100        344

                      AMBANC CORP.
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   As of and for the three months ended March 31, 1995
    (Dollar amounts in thousands, except share data)

ITEM 1.

CONSOLIDATED FINANCIAL STATEMENTS


Effective June 1, 1994, AMBANC Corp. completed the acquisition of Lincolnland Bancshares, Inc. of Casey,
Illinois (LBI). The acquisition, which has been accounted for as a pooling of interests, involved the issuance of 542,464 shares of AMBANC Corp. common stock in exchange for the 160,000 shares of outstanding common stock of LBI.
No fractional shares were issued and AMBANC Corp.  paid $4
for 126 equivalent fractional shares and issued 542,338 common shares in the LBI acquisition. At the conclusion of the acquisition, LBI was merged into AMBANC Corp. and its wholly owned subsidiary, Bank of Casey, Casey, Illinois, an Illinois State-Chartered banking association, became a direct, wholly owned subsidiary of AMBANC Corp.

The balance sheet at December 31, 1994, and the statement of income and statement of cash flow for the three months ended March 31, 1994, represent the retroactive restatement, under the pooling of interests basis, of information for LBI and the previous AMBANC Corp. The following page presents the consolidated three month income statement for the previous AMBANC Corp. and LBI at March 31, 1994.















                        AMBANC CORP.
             CONSOLIDATED STATEMENT OF INCOME
     (Dollar amounts in thousands, except share data)

                                        Three Months Ended
                                          March 31, 1994
                                             LBI    Consolidated
Total interest income             $ 6,768  $ 1,537  $      8,305

Total interest expense              2,959      707         3,666

  Net interest income before
    provision for loan losses       3,809      830         4,639

Provision for loan losses              50       --            50

  Net interest income after
    provision for loan losses       3,759      830         4,589

Total other income                    608       85           693

Total other expense                 2,836      685         3,521

Income taxes                          440       85           525

    Net income                    $ 1,091  $   145  $      1,236

Earnings per common share (based on
  2,369,784 average outstanding shares)             $        .52




         AMBANC CORP.
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   As of and for the three months ended March 31, 1995
    (Dollar amounts in thousands, except share data)

ITEM 1.

CONSOLIDATED FINANCIAL STATEMENTS - continued


The Consolidated balance sheet as of March 31, 1995, consolidated statements of income for the three month period ended March 31, 1995 and 1994, and the consolidated statements of cash flows for the three month period ended March 31, 1995 and 1994, have been prepared by the Corporation, without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and changes in cash flows at March 31, 1995, and all periods presented, have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these consolidated financial statements be read in conjunction with the financial statements and notes thereto included in the Corporation's December 31, 1994, annual report to shareholders. The results of operations for the period ended March 31, 1995, are not necessarily indicative of the operating results for the full year.

COMMITMENTS AND CONTINGENT LIABILITIES


Other than ordinary routine litigation incidental to the business, there are no material pending legal proceedings to which the Corporation or its subsidiaries are a party or of which any of their property is the subject.





                      AMBANC CORP.
     MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
          OF OPERATIONS AND FINANCIAL CONDITION

   As of and for the three months ended March 31, 1995
    (Dollar amounts in thousands, except share data)

ITEM 2.

RESULTS OF OPERATIONS

Net interest income is the principal source of the Corporation's earnings and represents the difference between interest income on loans and securities over interest costs of deposits and borrowed funds. Income from certain earning assets is exempt from federal income tax and as customary in the banking industry, changes in net interest income are analyzed on a fully tax equivalent basis. Under this method, and throughout this discussion, nontaxable income on loans and investments is adjusted to an amount which represents the equivalent earnings if such earnings were subject to federal tax. The marginal tax rate used to restate nontaxable income was 34%.

                          Three Months Ended
                               March 31,        Increase
                            1995       1994    (Decrease)

  Interest income       $     9,515 $     8,305    14.57 %
  Adjusted for tax
    exempt income               320         331    (3.32)

    Tax equivalent
      interest income         9,835 $     8,636    13.88
  Interest expense            4,363       3,666    19.01

    Net interest income $     5,472 $     4,970    10.10 %

Net interest income increased $502 or 10.10% for the three months ended March 31, 1995, compared to the three months ended March 31, 1994. This $502 increase is a combination of a $1,199 increase in interest income and a $697 increase in interest expense. The $1,199 increase in interest income is composed of a reduction of $5 due to decreased volume of average interest earning assets and a increase of $1,204 due to increased rates received on these

                      AMBANC CORP.
     MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
          OF OPERATIONS AND FINANCIAL CONDITION

   As of and for the three months ended March 31, 1995
    (Dollar amounts in thousands, except share data)


interest earning assets. The $697 increase in interest expense is a combination of an increase of $39 due to increased volume of average interest bearing liabilities and an increase of $658 due to rate increases on these interest bearing liabilities.

Net interest margin was 4.59% during the first three months of 1995 and 4.16% for the first three months of 1994. The
Corporation's percent of average earning assets to total average assets decreased to 94.40% for the first three months of 1995 from 95.02% for the first three months of 1994. The yields on average interest earning assets have increased to 8.24% for the first three months of 1995 from 7.24% for the first three months of 1994 for an increase of 1.00%. The costs on average interest bearing liabilities have also increased to 4.26% for the first three months of 1995 from 3.62% for the first three months of 1994 for an increase of .64%. This leaves the interest spread which is the mathematical difference between yields on average interest bearing assets and costs on average interest bearing liabilities at 3.98% for the first three months of 1995 compared to 3.62% for the first three months of 1994.

The provision for loan loss was $75 during the first three months of 1995 compared to $50 during the first three months of 1994.
The allowance for loan loss at March 31, 1995, was $3,955 or 1.15% of total loans less unearned income as compared to $3,911 or 1.22% of total loans less unearned income at December 31, 1994. During the first three months of 1995, loans charged off were $94 and recoveries from previously written off loans were $63, thus net charge offs for the first quarter of 1995 were $31.
The adequacy of the allowance for loan loss is analyzed by management of each bank subsidiary based upon review of identified loans with more than a normal degree of risk, historical loan loss percentage by type of loan and present and forecasted economic conditions. Management's analysis indicates that the allowance for loan loss at March 31, 1995, is adequate to cover potential losses on identified loans with credit


                      AMBANC CORP.
     MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
          OF OPERATIONS AND FINANCIAL CONDITION

   As of and for the three months ended March 31, 1995
    (Dollar amounts in thousands, except share data)


problems and historical losses on the remaining loan portfolio.
The following are ratios of the different types of problem loans as a percent of total loans less unearned income at March 31, 1995, and December 31, 1994:

                                March 31, 1995  December 31, 1994

  Nonaccrual loans                    .26%             .18%
  Loans past due 90 days              .04%             .20%
  Performing restructured loans       .14%             .15%
  OREO                                .12%             .14%

Noninterest income for the first three months ended March 31, 1995, was down $84 or 12.12% to $609 as compared to $693 for the three months ended March 31, 1994. Income from fiduciary services was down by $19 or 15.83% to $101 in 1995 from $120 in 1994 and was the result of decreased fees on trust accounts managed. Service charges on deposit accounts were up by $44 or 17.25% to $299 in 1995 from $255 in 1994 due to new and increased fees on deposit accounts. The Corporation sold no securities from securities available for sale during the first quarter of 1995. Other operating income decreased $114 or 35.29% to $209 during the three months ended March 31, 1995, from $323 during the same three months in 1994. This $114 decrease is mainly due to decreases in insurance commission income and the reduction of gain on sales of loans held for sale less a small increase in customer service charges. During the first quarter of 1994 mortgage rates were increasing and the Corporation sold $18,146 of the conforming fixed rate mortgage loans, classified as loans held for sale on the balance sheet, into the secondary mortgage market and other operating income included $146 related to gains from these sales. Mortgage rates have increased to the point that variable rate mortgage loans, classified as real estate loans on the balance sheet, are replacing fixed rate mortgage loans as the most popular mortgage type. During the first quarter of 1995 the Corporation sold $2,563 of these fixed rate mortgage loans and had gains of $32. The servicing rights on more than 95% of sold fixed rate loans are retained by the Corporation.

                      AMBANC CORP.
     MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
          OF OPERATIONS AND FINANCIAL CONDITION

   As of and for the three months ended March 31, 1995
    (Dollar amounts in thousands, except share data)

Noninterest expense for the three months ended March 31, 1995, was $3,719 as compared to $3,521 for the three months ended March
31, 1994, for an increase of $198 or 5.62%. Salaries and employee benefits are the largest portion of noninterest expense and increased $196 or 10.95% in the first three months of 1995 compared to the same time period in 1994. Individual components showed increases in salaries, pension expense and medical insurance less reductions in payroll taxes, education and life insurance. Occupancy expense is up $13 or 6.50% to $213 in 1995 from $200 in 1994 and is due mainly to increased depreciation, building repairs and maintenance and utilities less a decrease in property insurance expense. Equipment expense is up by $14 or 7.14% to $210 in 1995 from $196 in 1994 due mainly to increases in depreciation and contract expense related to new branches.
Data processing expense decreased $20 or 18.18% to $90 in 1995 from $110 in 1994 and is due to a reduction in depreciation and continued efficiencies resulting from consolidating operations.
The FDIC insurance expense remained almost constant with only a $3 or 1.19% increase which is due to increased deposit balances.
The Corporation's subsidiary banks have all been assigned the highest classification by the FDIC and as such continue to pay the lowest possible FDIC deposit insurance rates in both 1995 and 1994. The deposits purchased from a federal savings bank (see financial condition for details) will remain subject to the SAIF rather than BIF deposit insurance rates. The $8 or .82% decrease in other operating expenses to $964 in 1995 from $972 in 1994 is due to many minor increases and decreases.

Income before income taxes was up $206 or 11.70% to $1,967 for the first three months of 1995 from $1,761 for the first three months of 1994. The income tax rate as a percent of income before taxes was down to 28.32% in 1995 from 29.81% in 1994 and is due in part to the Corporation having more expenses related to mergers in 1994 than in 1995 which are nondeductible for income tax purposes. The net income for the first three months ended
March 31, 1995, was up $174 or 14.08% to $1,410 as compared to $1,236 for the three months ended March 31, 1994. Earnings per share were $.59 in 1995 and were $.52 in 1994. Based upon annualized net income the return on average assets was 1.12% for the first three months of 1995 compared to .98% for the same period in 1994.

                      AMBANC CORP.
     MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
          OF OPERATIONS AND FINANCIAL CONDITION

   As of and for the three months ended March 31, 1995
    (Dollar amounts in thousands, except share data)


FINANCIAL CONDITION

The Corporation's lead bank, The American National Bank of
Vincennes, completed the purchase of $25,462 of deposits from the Princeton, Indiana branch of First Indiana Bank, a Federal
Savings Bank, on March 17, 1995. The Corporation has historically had a decrease in total assets during the first quarter due to the year end total assets including institutional public funds on deposit that are not in the first quarters deposits. With these purchased deposits, total assets increased by $16,587 or 3.21% to $532,683 at March 31, 1995, from $516,096 at December 31, 1994. Significant changes in assets from December 31, 1994, to March 31, 1995, include an increase in total loans and a decrease in securities and interest bearing deposits in other banks.

Total securities and interest bearing deposits in other banks decreased $3,613 or 2.36% to $149,489 at March 31, 1995, from
$153,102 at December 31, 1994. The effect of FAS 115 and the mark-to-market of securities available for sale added $1,781 to securities available for sale during the first quarter of 1995.
The FAS 115 negative mark-to-market adjustment at December 31,
1994, was $4,746 and was only $2,965 at March 31, 1995, and is due to the normal market adjustment when interest rates are stabilizing. Without the FAS 115 adjustment, available for sale securities decreased $4,045 or 3.46% from maturities and calls and no sales during the first quarter of 1995. There were no sales or transfers of securities classified as held to maturity during the quarter ended March 31, 1995. Securities held to maturity decreased $1,105 or 2.90% due to maturities or calls.

The Corporation has experienced increased loan demand and total loans increased $21,381 or 6.66% to $342,477 at March 31, 1995, from $321,096 at December 31, 1994. Commercial loans have increased $16,447 or 10.28% to $176,361 at March 31, 1995, from
$159,914 at December 31, 1994. Included in this increase is $6,947 of short-term commercial paper and bankers acceptances that were acquired with funds from the purchased deposits.
Without these loans, commercial loans still increased $9,500 or 5.94% during the quarter. Real estate loans increased $3,846 or


                      AMBANC CORP.
     MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
          OF OPERATIONS AND FINANCIAL CONDITION

   As of and for the three months ended March 31, 1995
    (Dollar amounts in thousands, except share data)

4.84% to $83,310 at March 31, 1995, from $79,464 at December 31,
1994. As noted previously, the renewed interest in variable rate mortgage loans has caused this increase. Installment loans increased $1,088 or 1.33% to $82,806 at March 31, 1995, from
$81,718 at December 31, 1994.

Accrued interest receivable and other assets increased $328 or 3.26% at March 31, 1995, from December 31, 1994. This account does include $1,777 of new goodwill associated with the purchased deposits.

Total deposits increased $16,851 or 3.70% during the first three months of 1995. Noninterest bearing deposits decreased $6,359 or 12.27% from normal reductions of institutional public funds on deposit at December 31, 1994, and not on deposit at March 31, 1995. Interest bearing deposits increased $23,210 or 5.75% during the three months ended March 31, 1995, and is due in part to the purchased deposits. Short-term borrowings consisting of federal funds purchased, repurchase agreements and treasury tax and loan accounts decreased $2,273 or 39.95% at March 31, 1995, from December 31, 1994, as funds were not required for operations. Long-term debt, which is mainly borrowings from the Federal Home Loan Bank that were matched off against specific fixed rate lending programs, decreased $319 or 10.00% at March
31, 1995, from December 31, 1994, due to normal repayments.

Total shareholders' equity, including the unrealized loss on securities available for sale, has increased $2,043 or 4.17% to $51,080 at March 31, 1995, from $49,037 at December 31, 1994.
The FAS 115 after tax mark-to-market adjustment on the available for sale securities accounted for $1,118 or 2.28% of this increase in total shareholders' equity at March 31, 1995, from December 31, 1994. The Corporation's regulators have issued guidelines stating that the unrealized loss on securities available for sale, other than those related to mutual funds (FAS
115 adjustments), should not be included in shareholders' equity for capital ratio calculations. Total shareholders' equity, excluding the FAS 115 adjustments, was $51,952 at December 31, 1994, and increased $933 or 1.80% to $52,885 at March 31, 1995.


                      AMBANC CORP.
     MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
          OF OPERATIONS AND FINANCIAL CONDITION

   As of and for the three months ended March 31, 1995
    (Dollar amounts in thousands, except share data)

This increase is net income of $1,410 less dividends paid of $497 plus $8 related to increased mark-to-market on mutual funds and $12 related to sales of the Corporation's common stock for the dividend reinvestment and stock purchase plan.

Capital adequacy in the banking industry is evaluated primarily by the use of three required capital ratios based on three separate calculations; leverage capital, Tier 1 risk-based capital and total risk-based capital. The leverage capital ratio is defined as total ending Tier 1 capital divided by total average assets less intangible assets and FAS 115 adjustments.
Tier 1 risk-based capital is defined as Tier 1 capital divided by risk-weighted assets. Total risk-based capital is defined as Tier 1 capital plus Tier 2 capital divided by risk-weighted assets. Tier 1 capital is the sum of the core capital elements
(common shareholders' equity, qualifying perpetual preferred stock and minority interest in the equity accounts of consolidated subsidiaries) less intangible assets and the FAS 115 adjustments. Tier 2 capital consists of the allowance for loan losses (limited to an maximum of 1.25% of risk-weighted assets), perpetual preferred stock and other hybrid capital instruments.
Risk-weighted assets are defined to include the assets on the balance sheet and off-balance sheet financial instruments in broad categories that are weighted at 20% to 100% depending on the asset totals within these broad categories. The
Corporation's capital ratios at March 31, 1995, and December 31,
1994 were:



                             March 31, 1995  December 31, 1994
  Leverage capital ratio           9.86%          10.14%
  Tier 1 risk-based capital       13.48%          14.32%
  Total risk-based capital        14.53%          15.41%


                      AMBANC CORP.
     MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
          OF OPERATIONS AND FINANCIAL CONDITION

   As of and for the three months ended March 31, 1995
    (Dollar amounts in thousands, except share data)

PENDING ACQUISITION

On October 12, 1994, the Corporation executed an Agreement and Plan of Merger that provides for the Corporation to acquire First Robinson Bancorp, the holding company for The First National Bank in Robinson, Robinson, Illinois. The proposed acquisition will be accounted for as a pooling of interests and the Corporation will issue a maximum of approximately 666,090 shares of its common stock in exchange for the 119,200 currently issued and outstanding shares of First Robinson Bancorp.

                      AMBANC CORP.

    As of and for the three months ended March 31, 1995


                    OTHER INFORMATION




Item 6.  Exhibits and Reports on Form 8-K


     (a)  Exhibits

          11  Statement of Computation of per share
              earnings.  The copy of this exhibit filed as
              Exhibit 11 to AMBANC's Annual Report on Form
              10-K for the year ended December 31, 1994, is incorporated herein by reference.

     (b) A Form 8-K was filed with the SEC on March 27, 1995, for the change in auditors from Crowe Chizek & Company to Deloitte & Touche LLP for the year ending December 31, 1995. The change in auditors was effective with the conclusion of the 1994 audit on March 27, 1995.

                      AMBANC CORP.

    As of and for the three months ended March 31, 1995


                       SIGNATURES



Pursuant to the requirements of the Securities Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


     AMBANC CORP.

     (Registrant)



DATE: May 5, 1995        BY:       R. Watson

                            Robert G. Watson, Chairman of
                            the Board, President and
                            Chief Executive Officer





DATE: May 5, 1995        BY:    Richard E. Welling

                            Richard E. Welling, Secretary,
                            Treasurer and C.F.O.

                      AMBANC CORP.

    As of and for the three months ended March 31, 1995


                      EXHIBIT INDEX

EXHIBITS                                             PAGE


   11        Statement of Computation of per           *
             share earnings.  The copy of this
             exhibit filed as Exhibit 11 to
             AMBANC's Annual Report on Form 10-K
             for the year ended December 31, 1994,
             is incorporated herein by reference.









* Incorporated by reference from previously filed documents.

                                      PART II

                      INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Officers and Directors.

      Under the Indiana Business Corporation Law and Article IV of AMBANC's Restated Bylaws, AMBANC's officers, Directors, and employees are entitled to indemnification against all liability and expense with respect to any civil or criminal claim, action, suit or proceeding in which they are wholly successful. If they are not wholly successful and even if they are adjudged liable or guilty, they are entitled to indemnification if it is determined, with respect to a civil action, by disinterested Directors, a special legal counsel, or a majority vote of the shares of AMBANC's voting stock held by disinterested shareholders, that they acted in good faith in what they reasonably believed to be the best interests of AMBANC. With respect to any criminal action, it must also be determined that they had no reasonable cause to believe their conduct unlawful.

      Under the Indiana Business Corporation Law, a Director of AMBANC cannot be held liable for actions that do not constitute wilful misconduct or recklessness. In addition, the Articles of Incorporation of AMBANC provide that Directors of AMBANC shall be immune from personal liability for any action taken as a Director, or any failure to take any action, to the fullest extent permitted by the applicable provisions of the Indiana Business Corporation Law from time to time in effect and by general principles of corporate law. In addition, a Director of AMBANC against whom a shareholders' derivative suit has been filed cannot be held liable if a committee of disinterested Directors of AMBANC, after a good faith investigation, determines either that the shareholder has no right or remedy or that pursuit of that right or remedy will not serve the best interests of AMBANC.

      At present, there are no claims, actions, suits or proceedings pending where indemnification would be required under the above, and AMBANC does not know of any threatened claims, actions, suits or proceedings which may result in a request for such indemnification.

      In addition, officers and Directors of AMBANC are entitled to indemnification under an insurance policy of AMBANC for expenditures incurred by them in connection with certain acts in their capacities as such, and providing reimbursement to AMBANC for expenditures in indemnifying such Directors and officers for such acts. The maximum
aggregate coverage for AMBANC and insured individuals is $        per
policy year, with the policies subject to self-retention and deductible provisions.

Item 21.  Exhibits and Financial Statement.

      The exhibits described in the Exhibit List immediately following the "Signatures" page of this Registration Statement (which Exhibit List is incorporated by reference) is hereby filed as part of this Registration Statement.

Item 22.  Undertakings.

      The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

      The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately proceeding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a Director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and Robinson being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

      The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering.

                                    SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vincennes, State of Indiana, on July 11, 1995.

                                 AMBANC CORP.


                                 By /s/ Robert G. Watson

                                       Robert G. Watson, Chairman of the Board
                                       and Chief Executive Officer

                                 POWER OF ATTORNEY

      Each of the persons whose signatures appear below hereby constitutes and appoints ROBERT G. WATSON and RICHARD E. WELLING, and each of them, the true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and file, or cause to be signed and filed, with the Securities and Exchange Commission (the "Commission"), any and all amendments (including post effective amendments) to this registration statement and any and all other documents required to be filed with the Commission in connection therewith, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully and to all intents and purposes as the undersigned might or could do in person, and ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Principal Executive Officer:


/s/ Robert G. Watson          Chairman of   July 11, 1995
Robert G. Watson              the Board,
                              President
                              and Chief
                              Executive
                              Officer



Principal Financial and
Accounting Officer:


/s/ Richard E. Welling       Secretary,    July 11, 1995
Richard E. Welling           Treasurer
                             and Chief
                             Financial
                             Officer


/s/ Glen G. Apple            Director      July 11, 1995
Glen G. Apple


/s/ Paul E. Brocksmith       Director      July 11, 1995
Paul E. Brocksmith


/s/ Robert D. Green          Director      July 11, 1995
Robert D. Green


                              Director      July   , 1995
Rolland L. Helmling


/s/ Gerry M. Hippensteel     Director      July 11, 1995
Gerry M. Hippensteel


/s/ Owen M. Landrith         Director      July 11, 1995
Owen M. Landrith


/s/ Bernard G. Niehaus       Director      July 11, 1995
Bernard G. Niehaus


                              Director      July   , 1995
Richard H. Schaffer


/s/ Robert E. Seed           Director      July 11, 1995
Robert E. Seed


/s/ John A. Stachura, Jr.    Director      July 11, 1995
John A. Stachura, Jr.


/s/ Phillip M. Summers       Director      July 11, 1995
Phillip M. Summers


/s/ Howard R. Wright         Director      July 11, 1995
Howard R. Wright


EXHIBIT INDEX

2--Amended Agreement of Merger and Plan of
Reorganization and Merger Agreement (included as Appendix A to the Prospectus/Proxy
Statement).

3.1--Restated Articles of Incorporation of AMBANC
Corp., as amended to date. The copy of this Exhibit filed as Exhibit 3.1 to AMBANC's
Registration Statement on Form S-4 (File No.
35-57296), filed February 22, 1993, is
incorporated by reference.

2--Bylaws of AMBANC Corp., as amended to date.
The copy of this Exhibit filed as Exhibit 3 to AMBANC Corp.'s Annual Report on Form 10-K for the year ended December 31, 1993, is incorporated by reference.

5--Opinion of Leagre & Barnes regarding legality of securities being offered, including consent.

8--Opinion of Leagre & Barnes regarding federal income tax consequences, including consent and with Representation Certificate attached. (To be filed by amendment)

10.1--Employment Agreement executed January 15, 1985, and reexecuted December 21, 1988, between American National and Robert G. Watson.

10.2--1988 AMBANC Corp. Nonqualified Stock Option
Plan, as amended.

10.3--Letter from AMBANC to Robert G. Watson, dated
November 8, 1988, granting a stock option.

10.4--Letter from AMBANC to Robert G. Watson, dated
May 16, 1989, granting stock appreciation rights.

10.5--Letter from AMBANC to Raymond E. Mott, dated
November 8, 1988, granting a stock option.

10.6--Letter from AMBANC to Raymond E. Mott, dated
May 16, 1989, granting stock appreciation rights.

10.7--Supplemental Retirement Benefits Agreement between
AMBANC and Robert G. Watson dated June 20, 1989.

11--Statement of Computation of per share earnings.
The copy of this Exhibit filed as Exhibit 11 to AMBANC's Annual Report on Form 10-K for the year ended December 31, 1994, is incorporated by reference.

13--AMBANC Corp. 1994 Annual Report to Shareholders.

22--Subsidiaries of AMBANC. The copy of this Exhibit filed as Exhibit 22 to AMBANC's Annual Report on
Form 10-K for the year ended December 31, 1994,
Is incorporated by reference.

23.1--Consent of Crowe, Chizek & Company.

23.2--Consent of Kemper CPA Group.

23.3--Consents of counsel filed as part of Exhibits
5 and 8 to this Registration Statement.

23.4--Consent of Kemper Securities, Inc.

24--Power of Attorney (included in signature page)

99.1--Form of Proxy.

99.2--Cover Letter to Shareholders.
(To be filed by amendment)